   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON FEBRUARY 19, 1998



                                                      REGISTRATION NO. 333-46213

================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 1


                                       TO


                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

          LIFE RE CORPORATION                           DELAWARE                               01-0437851
        LIFE RE CAPITAL TRUST II                        DELAWARE                           TO BE APPLIED FOR
     (EXACT NAME OF THE REGISTRANTS         (STATE OR OTHER JURISDICTION OF                 (I.R.S. EMPLOYER
    AS SPECIFIED IN THEIR RESPECTIVE         INCORPORATION OR ORGANIZATION)              IDENTIFICATION NUMBER)
                CHARTERS)

                              969 HIGH RIDGE ROAD
                          STAMFORD, CONNECTICUT 06905
                                 (203) 321-3000
(ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF EACH
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                W. WELDON WILSON
                 VICE PRESIDENT, GENERAL COUNSEL AND SECRETARY
                              LIFE RE CORPORATION
                              969 HIGH RIDGE ROAD
                          STAMFORD, CONNECTICUT 06905
                                 (203) 321-3000
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                   OF AGENT FOR SERVICE FOR EACH REGISTRANT)
                            ------------------------

                                   COPIES TO:

                     THOMAS A. ROBERTS                                           ALAN J. SINSHEIMER
                       DAVID P. STONE                                           WILLIAM D. TORCHIANA
                 WEIL, GOTSHAL & MANGES LLP                                     SULLIVAN & CROMWELL
                      767 FIFTH AVENUE                                            125 BROAD STREET
                  NEW YORK, NEW YORK 10153                                    NEW YORK, NEW YORK 10004
                       (212) 310-8000                                              (212) 558-4000

                            ------------------------

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration
Statement.
    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]
    If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]
    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
------------
    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

                        CALCULATION OF REGISTRATION FEE


==================================================================================================================================
                                                     AMOUNT          PROPOSED MAXIMUM     PROPOSED MAXIMUM
            TITLE OF EACH CLASS OF                    TO BE           OFFERING PRICE          AGGREGATE            AMOUNT OF
         SECURITIES TO BE REGISTERED              REGISTERED(1)         PER UNIT(2)     OFFERING PRICE(1)(2)   REGISTRATION FEE
----------------------------------------------------------------------------------------------------------------------------------
Units(3)......................................       1,725,000            $66.50            $114,712,500          $33,840.50
----------------------------------------------------------------------------------------------------------------------------------
  Quarterly Income Preferred Securities of
    Life Re Capital Trust II(3)(4)............
----------------------------------------------------------------------------------------------------------------------------------
  Purchase Contracts of Life Re
    Corporation(3)(5).........................
----------------------------------------------------------------------------------------------------------------------------------
  Junior Subordinated Debentures of Life Re
    Corporation(6)............................
----------------------------------------------------------------------------------------------------------------------------------
  Life Re Corporation Guarantee with respect
    to the Quarterly Income Preferred
    Securities of Life Re Capital Trust
    II(7).....................................
----------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.001 par value, of Life Re
Corporation(8)................................       1,725,000            $66.50            $114,712,500          $33,840.50
----------------------------------------------------------------------------------------------------------------------------------
    Total.....................................                                              $229,425,000         $67,681.00(9)
==================================================================================================================================


(1) Includes 225,000 Units that the Underwriters' may purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c), under the Securities Act of 1933, as amended, based upon the average of the high and low sales prices of Common Stock of Life Re Corporation as reported on the New York Stock Exchange on February 10, 1998. The Stated Amount of the Units will be set to equal the last reported sale price of the Common Stock on the New York Stock Exchange on the date of such determination. Each Purchase Contract will be settled on the Stock Purchase Date for up to one share of Common Stock based upon the Settlement Rate.
(3) Each Unit consists initially of a QUIPS and a Purchase Contract.
(4) Each QUIPS represents a preferred undivided beneficial interest in the assets of Life Re Capital Trust II.
(5) Each Purchase Contract obligates Life Re Corporation to sell, and the holder thereof to purchase, on the Stock Purchase Date such number of shares of Common Stock of Life Re Corporation equal to the Settlement Rate.
(6) The Junior Subordinated Debentures to be issued by Life Re Corporation will be purchased by Life Re Capital Trust II with the proceeds of the sale of the QUIPS, and may be later distributed among the holders of the QUIPS for no separate consideration upon a dissolution of Life Re Capital Trust II and the distribution of the assets thereof.
(7) No separate consideration will be received for the Guarantee of Life Re Corporation.
(8) Such currently indeterminate number of shares of Common Stock (not to exceed 1,725,000 shares) as will be issued by Life Re Corporation upon settlement of the Purchase Contracts.

(9) Previously paid.


    THE REGISTRANTS HEREBY AMEND THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANTS SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY SUCH STATE.


                 SUBJECT TO COMPLETION, DATED FEBRUARY 18, 1998


                                1,500,000 UNITS


                              LIFE RE CORPORATION
                            LIFE RE CAPITAL TRUST II

                  % ADJUSTABLE CONVERSION-RATE EQUITY SECURITY UNITS

[LIFE RE CORPORATION LOGO]
                            ------------------------

    Each Unit will have a Stated Amount of $    (equal to the last reported per
share sale price of the Common Stock on the New York Stock Exchange on the date of this Prospectus). Each Unit will initially consist of (a) a Purchase Contract under which the holder will purchase from the Company on the Stock Purchase Date
of          , 2001, for cash in an amount equal to the Stated Amount, between of a share and one share of Common Stock (depending on the Applicable Market Value of the Common Stock on the Stock Purchase Date, as described herein), subject to adjustment in certain circumstances, and (b) Quarterly Income Preferred Securities ("QUIPS"(SM)*) of the Trust having a QUIPS Liquidation
Amount equal to the Stated Amount, a QUIPS Distribution Rate of   % per annum
and a QUIPS and Debenture Maturity Date of          , 2003, subject to a Call
Option granted by the holder of the Unit to the Call Option Holder under which the Call Option Holder will be entitled to acquire such QUIPS. For so long as any Purchase Contract remains in effect, such Purchase Contract and the QUIPS or other Pledged Securities securing it (and, until the Call Option relating to such Pledged Securities is exercised or expires, the obligations of the holder to the Call Option Holder thereunder) will not be separable and may be transferred only as an integrated Unit. See "Description of the Units".

    For the period from the date of issuance of the Units to the Stock Purchase
Date, each holder of a Unit will be entitled to receive cash payments of     %
of the Stated Amount per annum, payable in arrears on the Quarterly Payment
Dates of            ,            ,            and            of each year
(unless deferred as described herein). Such payments will consist of payments on the QUIPS or other Pledged Securities plus Contract Fees payable by the Company or net of Contract Fees payable by the holders, as the case may be. If a holder of a Unit does not provide cash to settle the underlying Purchase Contract in the manner described herein on the Stock Purchase Date, cash proceeds from the QUIPS or other Pledged Securities underlying such Unit will be applied on the Stock Purchase Date to the purchase of Common Stock pursuant to such Purchase Contract. See "Description of the Units".

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE UNITS.

    Concurrently with the offering made hereby, the Company and certain selling stockholders are offering shares of Common Stock for sale. The Common Stock Offering is being made by a separate prospectus. Neither the Common Stock Offering nor the offering made hereby is conditioned on the consummation of the other offering.


    Prior to the offering made hereby there has been no public market for the Units. Application will be made to list the Units on the NYSE under the symbol " ". The last reported sale price of the Common Stock, which is listed under the symbol "LRE", on the NYSE on February 17, 1998 was $64 1/4 per share.

                            ------------------------

    THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES
       AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS
         THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
      COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                            ------------------------


                                                  INITIAL PUBLIC         PROCEEDS
                                                     OFFERING          FROM SALE OF     UNDERWRITING       PROCEEDS TO
                                                 PRICE OF UNITS(1)     CALL OPTIONS     DISCOUNT(2)       COMPANY(1)(3)
                                                 -----------------     ------------     ------------     ----------------
Per Unit.......................................          $                  $                $                  $
Total(4).......................................          $                  $                $                  $


---------------
(1) Plus accrued distributions on the QUIPS and plus or net of accrued Contract
    Fees, if any, from          , 1998.
(2) The Company and the Trust have agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.
(3) Before deducting estimated expenses of $         payable by the Company.
(4) The Company and the Trust have granted the Underwriters an option for 30 days with respect to an additional 225,000 Units, solely to cover over-allotments. If such option is exercised in full, the total initial public offering price of Units, proceeds from sale of Call Options,
    underwriting discount and proceeds to Company will be $         ,
    $         , $         and $         , respectively. See "Underwriting".
                            ------------------------


    The Units offered hereby are offered severally by the Underwriters, as specified herein, subject to receipt and acceptance by them and subject to their right to reject any order in whole or in part. It is expected that the Units will be ready for delivery in book entry form only through the facilities of The
Depository Trust Company in New York, New York, on or about          , 1998,
against payment therefor in immediately available funds.

---------------

*QUIPS is a servicemark of Goldman, Sachs & Co.


GOLDMAN, SACHS & CO.
                        MERRILL LYNCH & CO.

                                            DONALDSON, LUFKIN & JENRETTE

                                               SECURITIES CORPORATION

                            ------------------------

                The date of this Prospectus is           , 1998.

                           FORWARD-LOOKING STATEMENTS

     The statements included or incorporated in this Prospectus regarding future financial performance and results and the other statements that are not historical facts are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). Such statements may include, but are not limited to, projections of earnings, revenues, income or loss, capital expenditures, plans for future operations and financing needs or plans, as well as assumptions relating to the foregoing. The words "expect", "project", "estimate", "predict", "anticipate", "believes" and similar expressions are also intended to identify forward-looking statements. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted or quantified. Future events and actual results, performance and achievements could differ materially from those set forth in, contemplated by or underlying the forward-looking statements. Such factors include, but are not limited to, the uncertainties relating to general economic and business conditions which may impact the need and/or financial ability to obtain reinsurance, insurance or retrocessional reinsurance; changes in laws and government regulations applicable to the Company; the ability of the Company to implement its operating strategies successfully; the ability of the Company to execute Administrative Reinsurance(SM)transactions and the amount, timing and returns therefrom; material fluctuations in interest rate levels; material changes in mortality and morbidity experience; material changes in persistency; material changes in the level of operating expenses; and the success or failure of certain of the Company's clients in premium writing, and other risks and uncertainties described in this Prospectus and in the Company's other filings with the Securities and Exchange Commission (the "Commission"). Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual outcomes may vary materially from those indicated.
                            ------------------------


     CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE MARKET PRICE OF THE UNITS OR THE COMMON STOCK, INCLUDING OVER-ALLOTMENT, STABILIZING AND SHORT-COVERING TRANSACTIONS IN SUCH SECURITIES AND THE IMPOSITION OF A PENALTY BID, IN CONNECTION WITH THE OFFERING. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING".

                            ------------------------


     The Company owns, directly or indirectly, all of the outstanding voting securities of its insurance subsidiaries, TexasRe Life Insurance Company ("TexasRe"), Life Reassurance Corporation of America ("Life Reassurance"), Reassure America Life Insurance Company ("REALIC") and 79% of the outstanding voting securities of its insurance subsidiary, American Merchants Life Insurance Company ("AML"), which are domiciled in Texas, Connecticut, Illinois and Illinois, respectively. Under the Connecticut, Illinois and Texas insurance laws, unless (i) certain filings are made with the Connecticut Insurance Department, the Illinois Department of Insurance or the Texas Department of Insurance, as the case may be, (ii) certain requirements are met, including, in the case of Texas, a public hearing and/or (iii) approval or exemption is granted by the applicable insurance commissioner, no person may acquire any voting security or security convertible into a voting security of an insurance holding company, such as the Company, which controls a Connecticut insurance company or an Illinois insurance company or a Texas insurance company, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is presumed to exist in Connecticut, Illinois and Texas if a person directly or indirectly owns or controls 10% or more of the voting securities of another person. Any purchase of shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), that would result in the purchaser's owning 10% or more of the voting power of the Company will be presumed to result in the acquisition of control of the Company's insurance subsidiaries. Such an acquisition of Common Stock would require prior regulatory approval unless the insurance commissioner in each state in which the Company's insurance subsidiaries are domiciled or deemed to be commercially domiciled determines otherwise. In addition, many state insurance regulatory laws contain provisions that require prenotification to state agencies of a change of control of a non-domestic insurance company licensed in that state in the event specified market concentration thresholds are triggered by an acquisition. See
"Business -- Regulation -- Insurance Holding Company Regulations".


                             AVAILABLE INFORMATION


     The Company is subject to the informational requirements of the Exchange Act and in accordance therewith files reports, proxy statements and other information with the Commission. Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices at Seven World Trade Center, Suite 1300, New York, New York 10048 and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at its principal office in Washington, D.C. In addition, such reports, proxy statements and other information may be accessed electronically at the Commission's site on the World Wide Web at http://www.sec.gov. The Company's reports are also on file at the offices of the New York Stock Exchange ("NYSE"), 20 Broad Street, New York, New York 10005.



     This Prospectus constitutes a part of a Registration Statement on Form S-3 (together with all amendments and exhibits, referred to herein as the "Registration Statement") filed by the Company and the Trust (as defined herein) with the Commission under the Securities Act with respect to the Units (as defined herein). This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which are omitted as permitted by the rules and regulations of the Commission. For further information with respect to the Company, the Trust and the securities being offered hereby, reference is made to the Registration Statement which can be inspected at the public reference facilities at the offices of the Commission set forth above. Any statements contained herein concerning the provision of any document filed as an exhibit to the Registration Statement or otherwise filed with the Commission or incorporated by reference herein are not necessarily complete, and, in each instance, reference is made to the copy of such document so filed for a more complete description of the matter involved. Each such reference is qualified in its entirety by such reference.



     No separate financial statements of the Trust have been included herein. The Company and the Trust do not consider that such financial statements would be material to holders of the QUIPS because (i) all of the voting securities of the Trust will be owned, directly or indirectly, by the Company, a reporting company under the Exchange Act, (ii) the Trust is a newly formed special purpose entity, has no operating history or independent operations and is not engaged in and under the terms of the Declaration (as defined herein) is prohibited from engaging in any activity other than holding the Junior Subordinated Debentures (as defined herein) and issuing securities representing undivided beneficial interests in its assets and investing the proceeds thereof in the Junior Subordinated Debentures and (iii) the Company's obligations described herein under the Declaration (including the obligation to pay expenses of the Trust), the Indenture (as defined herein) and any supplemental indentures thereto, the Junior Subordinated Debentures issued to the Trust and the Guarantee (as defined herein) taken together, constitute a full and unconditional guarantee by the Company of payments due on the QUIPS. See "The Trust", "Description of the Units -- Description of the Junior Subordinated Debentures" and "Description of the Units -- Description of the Guarantee".


     The Trust is not currently subject to the information reporting requirements of the Exchange Act. The Trust will become subject to such requirements upon the effectiveness of the Registration Statement, although the Trust intends to seek and expects to receive an exemption therefrom.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company (File No. 1-11340) with the Commission pursuant to the Exchange Act are incorporated by reference herein and made a part hereof:

          (1) Annual Report on Form 10-K for the fiscal year ended December 31, 1996;

          (2) Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 1997, June 30, 1997 and September 30, 1997;


          (3) Current Reports on Form 8-K filed with the Commission on June 10, 1997 and February 13, 1998; and


          (4) The description of the Company's Common Stock contained in the Company's Registration Statement on Form 8-A filed with the Commission on August 13, 1992, including any amendments or reports filed for the purpose of updating such description.

     All documents filed by the Company with the Commission pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Prospectus and prior to the termination of the offering of the securities being offered hereby shall be deemed to be incorporated by reference in this Prospectus and to be a part hereof from the date of filing of such documents, unless any such document shall expressly state that it is not to be incorporated by reference.

     Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein (or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus or any amendment or supplement hereto.

     The Company undertakes to provide without charge to each person to whom a copy of this Prospectus is delivered, upon the written or oral request of such person, a copy of any or all of the documents incorporated herein by reference, other than exhibits to such documents unless such exhibits are specifically incorporated by reference into such documents. Requests for such documents should be directed to: Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905, Attention: W. Weldon Wilson, Esq., Legal Department, telephone number: (203) 321-3000.

                               PROSPECTUS SUMMARY


     The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information, including the information set forth under the caption "Risk Factors" and the Company's consolidated financial statements and notes thereto, appearing elsewhere in this Prospectus or incorporated herein by reference. The information presented in this Prospectus assumes that the Underwriters' over-allotment option is not exercised. Life Re Corporation ("Life Re" or the "Company") was organized as a Delaware corporation in 1988 to serve as a holding company for all of the common stock of TexasRe, a Texas insurance company, which in turn owns all of the common stock of Life Reassurance, a Connecticut insurance company, which in turn owns all of the common stock of REALIC, an Illinois insurance company. Life Re also owns 79% of the common stock of AML, an Illinois insurance company. Unless the context otherwise requires, references in this Prospectus to the "Company" or "Life Re" shall mean Life Re, TexasRe, Life Reassurance, REALIC and AML, collectively, and the term "Subsidiaries" shall mean TexasRe, Life Reassurance, REALIC and AML, collectively. For an index of certain defined terms used herein, see "Index of Defined Terms" on page 93.


                                  THE COMPANY


     Life Re, through its principal wholly-owned subsidiary, Life Reassurance, is a leading provider of life reinsurance in the United States, with over $145 billion of Life Reinsurance in force and assets of $3.7 billion at December 31, 1997. Management believes the Company is the largest independent publicly traded Life Reinsurer in the United States, and that it ranks fifth overall among U.S. Life Reinsurers as measured by life reinsurance in force. The Company's operating strategy has been to focus on two core lines of business: (i) Traditional Life Reinsurance, which involves the transfer to the Company of mortality risks on new sales from primary (or ceding) insurers of ordinary and group life insurance policies and (ii) Administrative Reinsurance(SM), which involves the acquisition of blocks of life insurance in force and, frequently, the assumption of administrative responsibility for life insurance in force by the Company. During the five year period ending December 31, 1997, the Company's operating earnings per share and book value per share (excluding realized and unrealized investment gains and losses) have grown at 19% and 16% compound annual growth rates, respectively, and return on average equity (excluding realized and unrealized investment gains and losses) has averaged 15%.



     Management estimates that between 1993 and 1996, new ordinary insurance in force ceded to the life reinsurance market grew from $166 billion to $343 billion, representing a 27% compound annual growth rate. In addition, over the same period, management believes there has been an expansion in the number of opportunities to acquire blocks of life insurance in force. The Company believes that certain dynamics in the life insurance industry have contributed to the Company's growth over time in Traditional Life Reinsurance and Administrative Reinsurance. These dynamics include: (i) an increasing use of life reinsurance by primary companies as a means of managing risk-based capital pressures by shifting mortality risk and distribution costs to reinsurers and (ii) an increasing focus by primary companies on asset accumulation products and a desire to eliminate or minimize mortality risk taking. Moreover, primary companies increasingly are seeking to sell blocks of life insurance in force in order to realize value and release capital embedded in non-core businesses or to ease administrative burdens and costs associated with maintaining outdated or inefficient systems.


     The Company derived approximately 62% of its revenues for the year ended December 31, 1997, and the majority of its pre-tax operating income for the same period, from Traditional Life Reinsurance. The Company provides life reinsurance primarily for mortality risk with respect to both ordinary and group life insurance products on an automatic treaty basis. Substantially all of the Company's Traditional Life Reinsurance business is marketed directly by the Company without the use of intermediaries. Between 1993 and 1996, the Company's new sales of ordinary life reinsur-ance, as measured by insurance in force assumed, grew at a compound annual growth rate of 29%. The Company's first year premium growth, another measure of new life insurance sales, has grown consistently over the past several years, from $13 million in 1993 to $61 million in 1997.


     The Company derived approximately 18% of its revenues for the year ended December 31, 1997 from Administrative Reinsurance. Management expects the Administrative Reinsurance line of business to be an important source of additional growth in the Company's pre-tax operating income. Through Administrative Reinsurance, the Company is able to benefit from the increasing consolidation in the life insurance industry by focusing on acquiring non-core or smaller blocks of life insurance in force. In July 1995, the Company acquired REALIC, which served as its initial platform for Administrative Reinsurance. With the acquisition of REALIC, the Company obtained primary insurance licenses and began outsourcing administrative services for acquired blocks of insurance in force on a variable cost basis. Since 1995, the Company has acquired or is under contract to acquire a total of 10 blocks of life insurance in force, representing in excess of $2.0 billion in assets.


     In 1997, the Company made a strategic decision to withdraw from the group accident and health and special risk reinsurance business. This line of business provided approximately 20% of revenues for the year ended December 31, 1997. The decision to exit this line of business primarily was motivated by the need for additional capital in its Traditional Life Reinsurance and Administrative Reinsurance lines of business and the deterioration in accident and health morbidity experience. The Company does not expect this line of business to affect materially future results.

     Life Re was founded in 1988 by Rodney A. Hawes, Jr., Douglas M. Schair and Jacques E. Dubois, each of whom has over 25 years of insurance industry experience, for the purpose of acquiring Life Reassurance from General Reinsurance Corporation. Life Re currently has a rating of A+ (Superior) by A.M. Best Company, Inc. ("A.M. Best"). A.M. Best ratings are based upon an insurance company's financial strength regarding its ability to pay obligations to policyholders and are not directed toward the protection of investors.

     Life Re maintains its principal executive offices at 969 High Ridge Road, Stamford, Connecticut 06905, and its telephone number is (203) 321-3000.

                               BUSINESS STRATEGY

     The Company has established the following strategic priorities which the Company believes will allow it to maximize stockholder value:

     CAPITALIZE ON CONTINUED GROWTH IN TRADITIONAL LIFE REINSURANCE. The Company believes that aggregate life reinsurance assumed, as a percentage of new ordinary life insurance face amount written in the United States, grew from approximately 15% in 1993 to approximately 30% in 1996. The Company expects that the life reinsurance market will continue to grow as primary insurers seek to manage risk-based capital levels and redeploy capital away from mortality-related businesses and into their core lines of business, which increasingly include asset accumulation businesses such as annuities and universal life insurance.


     INCREASE PENETRATION IN TRADITIONAL LIFE REINSURANCE. The Company has experienced strong growth in first year life premiums, which have increased from $13 million in 1993 to $61 million in 1997. The Company believes it has been able to achieve this growth through its increased focus on marketing for new treaties. Toward this end, in January 1996 the Company created its Office of Life Marketing, a coordinated team of actuarial, legal, marketing and underwriting professionals, in order to increase its focus on life reinsurance growth. The Company intends to leverage its relationships within the life insurance industry to further penetrate existing accounts and to expand its customer base. Of the aggregate of $61 million of first year life premiums assumed by the Company in 1997, approximately 50% was assumed pursuant to treaties with seven of the largest 25 life insurance companies in the United States, as measured by total premiums written for the year ended

December 31, 1996. The Company continues to focus on enhancing existing relationships as well as pursuing new clients for sources of first year premium growth.


     PARTICIPATE IN CONSOLIDATION OF LIFE INSURANCE INDUSTRY. The Company expects to capitalize upon the consolidation of the life insurance industry through the acquisition of insurance companies and/or reinsurance of life insurance in force as insurers seek to dispose of non-core businesses. Through Administrative Reinsurance, since 1995 the Company has acquired or is under contract to acquire a total of 10 blocks of life insurance in force, including three since December 1997. The Company believes that its success in this line of business is due to its experience in identifying and executing transactions as well as its market knowledge and contacts. Further, the Company believes that its strategy of outsourcing administrative services for direct insurance in force allows it to efficiently integrate acquisitions and to retain the capacity to pursue multiple acquisition opportunities simultaneously.


                              RECENT DEVELOPMENTS

RESULTS OF OPERATIONS

     On February 12, 1998, the Company announced its unaudited financial results for the fourth quarter of 1997 and the year ended December 31, 1997. The Company's unaudited financial results indicate that for the year ended December 31, 1997, operating earnings (net income excluding after-tax realized investment gains) totaled $46.6 million, or $3.28 per share, compared to $38.3 million, or $2.75 per share in 1996, representing a 19% increase on a per share basis. Net income for the yearly periods totaled $49.5 million and $54.2 million, respectively. After-tax realized investment gains were $2.9 million in 1997 and $15.9 million in 1996, with 1996 gains including a $13.5 million gain resulting from the sale of a strategic investment.

     Fourth quarter operating earnings totaled $13.5 million, or $.94 per share, compared to $12.2 million, or $.88 per share in last year's fourth quarter, representing a 7% increase on a per share basis. For the same periods, net income totaled $14.6 million, or $1.01 per share, and $13.2 million, or $.95 per share. After-tax realized investment gains were $1.1 million and $1.0 million in each of the respective quarterly periods.

ADMINISTRATIVE REINSURANCE TRANSACTIONS


     Since December 1997, the Company has entered into three Administrative Reinsurance transactions in which the Company has acquired or expects to acquire approximately $1.1 billion in assets and approximately 385,000 policies for administration. In December 1997, the Company (a) entered a coinsurance transaction whereby the Company and Employers Reassurance Corporation ("ERAC") will coinsure a block of life insurance and annuity business from Allianz Life Insurance Company of North America ("Allianz"), with the Company's portion of business reinsured increasing from 20% to 60% over the term of the agreement, and (b) entered into an agreement to acquire Mission Life Insurance Company ("Mission Life") for a purchase price of approximately $60 million. Mission Life's business is concentrated in life insurance policies designed to meet final expenses. In February 1998, the Company entered into an agreement to acquire Lincoln Liberty Life Insurance Company ("Lincoln Liberty") and First Delaware Life Insurance Company ("First Delaware"), for an aggregate purchase price of approximately $50 million. Lincoln Liberty's and First Delaware's businesses primarily consist of traditional and universal life insurance policies. These transactions had no impact on the Company's 1997 results of operations, but are anticipated to contribute to 1998 results of operations.



     For additional information with respect to the above recent developments, see "Recent Developments".

                                   THE TRUST


     Life Re Capital Trust II (the "Trust") is a statutory business trust created under the laws of the State of Delaware pursuant to (i) a declaration of trust, dated as of February 10, 1998, executed by the Company, as sponsor (the "Sponsor"), and certain of the trustees of the Trust (the "Issuer Trustees") and
(ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 10, 1998. Such declaration of trust will be amended and restated in its entirety (as so amended and restated, the "Declaration") substantially in the form filed as an exhibit to the Registration Statement of which this Prospectus forms a part. The Declaration will be qualified as an indenture under the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Trust exists for the exclusive purposes of (i) issuing the Trust Securities (as defined herein) representing undivided beneficial interests in the assets of the Trust, (ii) investing the proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust. All of the Common Trust Securities (as defined herein) will be directly or indirectly owned by the Company. See "The Trust".


                                  THE OFFERING

THE UNITS

Securities Offered.........       % Adjustable Conversion-rate Equity Security
                             Units (the "Units", as more fully defined below).

Issuers....................  Life Re Corporation and Life Re Capital Trust II.

Stated Amount..............  $          per Unit (the "Stated Amount").


Payments on the Units......  For the period from the date of issuance of the
                             Units to the Stock Purchase Date (as defined
                             herein), each holder of a Unit will be entitled to
                             receive cash payments of      % of the Stated
                             Amount per annum, payable in arrears. Such payments will consist of payments on the QUIPS or other Pledged Securities (as defined herein) plus Contract Fees (as defined herein) payable by the Company or net of Contract Fees payable by the holders, as the case may be.


Quarterly Payment Dates....              ,             ,             and
                                         of each year (the "Quarterly Payment
                             Dates"), subject to the deferral provisions described below.


Stock Purchase Date........                , 2001 (the "Stock Purchase Date").
                             If a holder of a Unit does not provide cash to settle the underlying Purchase Contract (as defined herein) in the manner described herein, cash proceeds from the exercise of the Junior Subordinated Debenture Put Option (as defined herein) or from other Pledged Securities underlying such Unit will be applied on the Stock Purchase Date to the purchase of Common Stock pursuant to such Purchase Contract.


Settlement Rate............  The number of shares of Common Stock issuable upon settlement of each Purchase Contract (the
                             "Settlement Rate") will be between        of a
                             share and one share of Common Stock (subject to adjustment under certain circumstances). More specifically, the Settlement Rate will be calculated as follows:

                             (a) if the Applicable Market Value (as defined
                             herein) is greater than or equal to $     (the
                             "Threshold Appreciation Price") (i.e.,
                             approximately      % higher than the Stated
                             Amount), the Settlement Rate will be             ;

                             (b) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than the Stated Amount, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value (i.e., the Settlement Rate will be calculated so that the Applicable Market Value of the Common Stock purchasable under each Purchase Contract would equal the Stated Amount payable therefor); and

                             (c) if the Applicable Market Value is less than or equal to the Stated Amount, the Settlement Rate will be one.

                             "Applicable Market Value" means the average of the Closing Prices (as defined herein) per share of Common Stock on each of the twenty consecutive Trading Days (as defined herein) ending on the last Trading Day immediately preceding the Stock Purchase Date.

Relationship of Units to
Common Stock...............  Cash payments on the Units (consisting of payments on the QUIPS plus or net of Contract Fees) will accrue at a rate per annum that is greater than the current dividend yield on the Common Stock. However, since the number of shares of Common Stock issuable upon settlement of each Purchase Contract
                             may decline by up to      % as the Applicable
                             Market Value increases, the opportunity for equity appreciation afforded by an investment in the Units is less than that afforded by a direct investment in the Common Stock.

Components of the Units....  Each Unit will initially consist of:

                             (a) a Purchase Contract ("Purchase Contract") under which (i) the holder will purchase from the Company on the Stock Purchase Date, for cash in an amount equal to the Stated Amount, a number of shares of Common Stock equal to the Settlement Rate, and (ii) contract fees ("Contract Fees") will be payable at
                             the rate of      % of the Stated Amount per annum
                             (the "Contract Fee Rate") as described below, and
                             (b) Quarterly Income Preferred Securities
                             ("QUIPS"(SM), which term may refer to a single security or more than one security as the context may require) of the Trust having a QUIPS Liquidation Amount (as defined herein) equal to the Stated Amount, a QUIPS Distribution Rate (as
                             defined herein) of      % per annum and a QUIPS and
                             Debenture Maturity Date (as defined herein) of
                                           , 2003, subject to a call option
                             ("Call Option") granted by the holder of the Unit to Goldman, Sachs & Co. (in its capacity as the holder of the Call Options, the "Call Option Holder") which (when aggregated with the Call Options underlying all other Units) will entitle the Call Option Holder to acquire the QUIPS underlying the Units (or the

                             Junior Subordinated Debentures substituted
                             therefor), on or before               , 2001 (the
                             "Call Option Expiration Date", which is 90 days before the Stock Purchase Date), in exchange for a package of consideration (the "Aggregate Consideration Deliverable on Exercise of the Call Options") which will include U.S. Treasury Securities ("Treasury Securities") that will provide payments matching the aggregate distributions due on the QUIPS through the Stock Purchase Date and Treasury Securities that will provide payments equal to the aggregate Stated Amount of the Units on the Stock Purchase Date.



                             The QUIPS underlying a Unit will be pledged to
                                         , as collateral agent for the Company
                             and the Call Option Holder (together with any successor thereto in such capacity, the "Collateral Agent"), to secure the holder's obligations to the Company and the Call Option Holder under the Purchase Contract and Call Option underlying such Unit. The QUIPS, or any securities substituted therefor as securities pledged to the Collateral Agent to secure such obligations, are herein referred to as "Pledged Securities". If Treasury Securities are exchanged for Pledged Securities upon exercise of the Call Options or Junior Subordinated Debentures are distributed in respect of Pledged Securities upon dissolution of the Trust, the Treasury Securities so exchanged or the Junior Subordinated Debentures so distributed will automatically be substituted as Pledged Securities in place of the securities that theretofore had been Pledged Securities. The holder will also have the right to substitute Treasury Securities as Pledged Securities in place of the QUIPS or Junior Subordinated Debentures that theretofore had been Pledged Securities and obtain the release of such QUIPS or Junior Subordinated Debentures from the pledge arrangement as described herein.



                             Prior to the earlier of the exercise of the Call Options and the Call Option Expiration Date, such right to substitute Treasury Securities for QUIPS or Junior Subordinated Debentures as Pledged Securities may not be exercised without the consent of the Call Option Holder. The Call Option Holder is under no obligation to grant such consent, and there can be no assurance that such consent will be granted if a holder desires to exercise this substitution right.


                             The obligations of the holders of Units under the Purchase Contracts, if not paid in cash by such holders, will be funded out of payments made in respect of the Pledged Securities.

                             For so long as a Purchase Contract remains in effect, such Purchase Contract and the QUIPS or other Pledged Securities securing it (and, until the Call Option relating to such Pledged Securities is exercised or expires, the obligations of the holder to the Call Option Holder thereunder) will not be separable and may be transferred only as an integrated Unit.

Formation of the Units.....  At the closing of the offering made hereby, the
                             Underwriters specified herein (the "Underwriters") will (a) enter into Purchase Contracts with the Company and (b) purchase QUIPS from the Trust for cash. The Underwriters will fund that cash in part by the sale of the Units offered hereby to the initial investors thereof and in part by the sale of Call Options (on behalf of such initial investors) to the Call Option Holder. The QUIPS will then be pledged to the Collateral Agent as contemplated above. The Trust will use that cash to purchase Junior Subordinated Debentures from the Company.

                             The rights to purchase Common Stock under a Purchase Contract, together with the QUIPS or other Pledged Securities pledged to secure the obligations referred to in (a) and (b) below, subject to (a) the obligations owed to the Company under such Purchase Contract, (b) the obligations owed to the Call Option Holder under the Call Option relating to such QUIPS or other Pledged Securities and (c) the pledge arrangements securing the foregoing obligations, are collectively referred to herein as a "Unit".

Contract Fees..............  The holders of Units may be required to pay
                             Contract Fees to the Company, or the Company may be required to pay Contract Fees to the holders of Units, as specified in the final Prospectus for the offering made hereby.

                             Any obligation of the holders of Units to pay Contract Fees to the Company will be funded out of payments made in respect of the Pledged Securities. If payments made in respect of the Pledged Securities are insufficient to cover the obligation of the holders of the Units to pay Contract Fees, such obligation will be deferred until the earlier of the date sufficient cash is available and the Stock Purchase Date.

                             Any obligation of the Company to pay Contract Fees to the holders of Units will be unsecured and junior in right of payment to all Senior Indebtedness (as defined herein) of the Company. The Company will generally have the right to defer the payment of Contract Fees at any time or from time to time for a period not extending beyond the Stock Purchase Date.

                             Any deferred Contract Fees payable by the holders of Units or the Company will bear additional Contract Fees at the Contract Fee Rate (compounding on each succeeding Quarterly Payment Date) until paid.

Termination................  The Purchase Contracts (including the right to receive and the obligation to pay accrued or deferred Contract Fees and the right and obligation to purchase Common Stock) will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Call Options will terminate and the Collateral Agent will release the Pledged Securities held by it to the Unit Agent for distribution to the holders.

THE QUIPS


The Trust..................  The QUIPS will be issued by the Trust, a Delaware statutory business trust. The Junior Subordinated
                             Debentures due               , 2003 (the "Junior
                             Subordinated Debentures") of the Company will be the sole assets of the Trust, and payments on those Junior Subordinated Debentures will be the sole revenue of the Trust. The Company will own all of the common undivided beneficial interests in the assets of the Trust (the "Common Trust Securities" and, collectively with the QUIPS, the "Trust Securities").


The QUIPS..................  The QUIPS will represent preferred undivided beneficial interests in the assets of the Trust. Distributions on the QUIPS will be cumulative, will accrue from the first date of issuance of the QUIPS
                             and will be payable at the annual rate of      %
                             (the "QUIPS Distribution Rate") of the liquidation
                             amount of $          per QUIPS (the "QUIPS
                             Liquidation Amount"), payable quarterly in arrears on each Quarterly Payment Date, subject to the deferral provisions described below.


Interest and QUIPS
Distribution Deferral
Provisions.................  The Company will generally have the right to defer the payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not extending beyond the QUIPS and Debenture Maturity Date. Upon any such deferral, quarterly distributions on the QUIPS by the Trust will be deferred. However, deferred payments of interest on the Junior Subordinated Debentures and deferred distributions on the QUIPS will bear additional interest or distributions at a rate per annum equal to the QUIPS Distribution Rate (compounding on each succeeding Quarterly Payment Date) until paid.


Mandatory Redemption.......  The QUIPS will be mandatorily redeemable in whole
                             on             , 2003 (the "QUIPS and Debenture
                             Maturity Date"), at a redemption price equal to the aggregate QUIPS Liquidation Amount thereof plus unpaid distributions accrued thereon to such date, out of the proceeds of the repayment of the Junior Subordinated Debentures at maturity.

Exchange of QUIPS for
Junior
Subordinated Debentures....  The Company will have the right at any time to terminate the Trust and cause the Junior
                             Subordinated Debentures to be distributed to the holders of the QUIPS and Common Trust Securities in liquidation of the Trust.

Right to Exercise Junior
Subordinated Debenture Put
Options....................  Each holder of QUIPS will have the option to require the Trust to distribute the underlying Junior Subordinated Debentures to the Put Agent (as defined herein), on the Stock Purchase Date or on the date that is three months after the Stock Purchase Date, in exchange for such QUIPS, in connection with the concurrent exercise by the Put Agent on behalf of such holder of the Junior Subordinated Debt Put Option related thereto.

Junior Subordinated
Debentures.................  The Junior Subordinated Debentures will be issued by the Company under an indenture (the "Indenture") between The Bank of New York, as trustee (together with any successor thereto in such capacity, the "Debenture Trustee"), and the Company, in an aggregate principal amount equal to the aggregate liquidation amount of the Trust Securities. The Junior Subordinated Debentures will bear interest at a rate per annum that is equal to the QUIPS Distribution Rate, payable quarterly in arrears on the Quarterly Payment Dates, subject to the deferral provisions described above. The Junior Subordinated Debentures will mature on the QUIPS and Debenture Maturity Date and will not be redeemable at the option of the Company prior to such date. The Junior Subordinated Debentures will be unsecured and junior in right of payment to all Senior Indebtedness of the Company.


Junior
Subordinated Debenture Put
Options....................  Each holder of Junior Subordinated Debentures will have the right to require the Company to repurchase such Junior Subordinated Debentures, in whole or in part, on the Stock Purchase Date or on the date that is three months after the Stock Purchase Date, for a purchase price equal to the Applicable Put Price (as defined herein) for such Junior Subordinated Debentures. The Applicable Put Price for any Junior Subordinated Debentures being sold on the Stock Purchase Date will equal the aggregate principal amount of such Junior Subordinated Debentures plus unpaid interest accrued thereon to the Stock Purchase Date. The Applicable Put Price for any Junior Subordinated Debentures being sold on the date that is three months after the Stock Purchase Date will be calculated based on a formula which is expected to result in a premium over the aggregate principal amount of such Junior Subordinated Debentures plus unpaid interest accrued thereon. See "Description of the Units -- Description of the Junior Subordinated Debentures -- Junior Subordinated Debenture Put Options".



The Guarantee..............  Pursuant to a guarantee agreement (the "Guarantee")
                             between the Company and The Bank of New York, as trustee (together with any successor thereto in such capacity, the "Guarantee Trustee"), the Company will guarantee the payment of distributions and other payments on the QUIPS to the extent that the Trust has funds on hand sufficient therefor.


GENERAL


Listing....................  Application will be made to list the Units on the
                             New York Stock Exchange.



Federal Income
Tax Consequences...........  For a discussion of the United States Federal income tax consequences associated with the purchase, ownership and disposition of the Units, QUIPS, Purchase Contracts and Common Stock, see "Certain Federal Income Tax Consequences". Prospective investors should be aware that no statutory, judicial or administrative authority directly addresses the tax treatment of Units or instru-ments similar to Units for United States Federal income tax purposes. ACCORDINGLY, PROSPECTIVE INVESTORS ARE URGED TO CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE UNITS, INCLUDING THE APPLICATION OF STATE, LOCAL AND FOREIGN OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

Use of Proceeds............  The Company intends to use the net proceeds of the offering made hereby and the Common Stock Offering (as defined herein) to provide additional capital to its Subsidiaries to support recently announced and recently completed transactions and the continued growth of its businesses, as well as for general corporate purposes.


Common Stock Offering......  Concurrently with the offering made hereby, the
                             Company also is offering 3,300,000 shares of Common Stock and certain stockholders of the Company are offering 200,000 shares of Common Stock (725,000 shares of Common Stock if the over-allotment option granted by such selling stockholders to the underwriters thereof is exercised in full (such offerings collectively, the "Common Stock Offering")). The Common Stock Offering is being made by means of a separate prospectus. Neither the Common Stock Offering nor the offering made hereby is conditioned on consummation of the other offering. There can be no assurance that the Common Stock Offering will be consummated. This Prospectus does not constitute an offer to sell or the solicitation of an offer to buy the Common Stock being offered in the Common Stock Offering.

                      SUMMARY CONSOLIDATED FINANCIAL DATA


     The summary consolidated financial data below should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 incorporated by reference herein. See "Incorporation of Certain Documents by Reference". The summary consolidated financial data at and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 are derived from the consolidated financial statements of the Company. The summary consolidated financial data at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 are derived from the unaudited condensed consolidated financial statements of the Company, which have been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, contain all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1997 may not be indicative of results for the full year.


                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                -----------------     --------------------------------------------------
                                                 1997       1996       1996       1995       1994       1993       1992
                                                ------     ------     ------     ------     ------     ------     ------
                                                   (UNAUDITED)
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Policy revenues............................   $360.9     $328.9     $451.0     $383.2     $350.9     $289.0     $250.9
  Investment income..........................    110.0       89.9      124.3       98.6       82.4       73.5       72.6
  Realized investment gains..................      2.9       15.7       17.2        3.7        0.1       21.0       27.1
  Equity in earnings of investee.............       --         --         --         --         --         --        4.3
                                                ------     ------     ------     ------     ------     ------
        Total revenues.......................    473.8      434.5      592.5      485.5      433.4      383.5      354.9
                                                ------     ------     ------     ------     ------     ------
Benefits and Expenses:
  Policy benefits............................    252.5      245.6      332.5      281.5      245.8      208.7      171.5
  Policy acquisition costs...................    105.1       81.6      111.9       95.7       88.7       71.1       65.5
  Interest credited to policyholder
    accounts.................................     28.6       24.1       34.6       21.2       15.0       15.0       15.0
  Interest expense...........................      6.0        6.5        8.4       10.7        9.1        9.9       18.9
  Distributions on capital securities........      2.8         --         --         --         --         --         --
  Other operating expenses...................     25.0       21.0       29.0       21.6       22.0       18.1       15.4
                                                ------     ------     ------     ------     ------     ------
        Total benefits and expenses..........    420.0      378.8      516.5      430.8      380.6      322.8      286.3
                                                ------     ------     ------     ------     ------     ------
Income before federal income taxes and
  extraordinary charge.......................     53.8       55.8       76.1       54.8       52.8       60.6       68.6
Provision for federal income taxes...........     18.8       14.8       21.9       19.2       18.5       21.4       23.5
                                                ------     ------     ------     ------     ------     ------
Income before extraordinary charge...........     34.9       41.0       54.2       35.6       34.3       39.2       45.0
Extraordinary charge, net of federal income
  tax benefit................................       --         --         --        1.0         --         --        8.6
                                                ------     ------     ------     ------     ------     ------
Net income...................................   $ 34.9     $ 41.0     $ 54.2     $ 34.6     $ 34.3     $ 39.2     $ 36.4
                                                ======     ======     ======     ======     ======     ======
Net income (excluding realized investment
  gains and extraordinary charge)............   $ 33.1     $ 26.0     $ 38.3     $ 33.2     $ 34.3     $ 25.8     $ 27.0
                                                ======     ======     ======     ======     ======     ======
Diluted earnings per share(1):
  Income before extraordinary charge.........   $ 2.47     $ 2.94     $ 3.89     $ 2.39     $ 2.21     $ 2.50     $ 3.45
  Extraordinary charge, net of federal income
    tax benefit..............................       --         --         --      (0.07)        --         --      (0.76)
                                                ------     ------     ------     ------     ------     ------
  Net income.................................   $ 2.47     $ 2.94     $ 3.89     $ 2.32     $ 2.21     $ 2.50     $ 2.69
  Net income (excluding realized investment
    gains and extraordinary charge)(2).......   $ 2.34     $ 1.87     $ 2.75     $ 2.22     $ 2.21     $ 1.63     $ 2.11
Common dividends per share...................   $ 0.39     $ 0.30     $ 0.40     $ 0.28     $ 0.24     $ 0.20         --
Preferred stock dividends....................       --         --         --         --         --         --     $  5.7
Weighted average common and common equivalent
  shares.....................................     14.2       13.9       13.9       14.9       15.5       15.7       11.4

                                                                                      DECEMBER 31,
                                               SEPTEMBER 30,    --------------------------------------------------------
                                                   1997           1996        1995        1994        1993        1992
                                               -------------    --------    --------    --------    --------    --------
                                                (UNAUDITED)
                                                                 (IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD END):
Invested assets.............................     $ 2,156.5      $1,833.2    $1,504.2    $  998.5    $  944.6    $  845.2
Total assets................................       2,908.4       2,519.3     2,024.1     1,442.3     1,339.7     1,167.2
Loans payable...............................         125.0         125.0       140.0       140.0       150.0       165.0
Capital securities..........................         100.0            --          --          --          --          --
Common shareholders' equity.................         344.0         290.1       279.3       194.9       230.7       170.8
Common shareholders' equity (excluding
  unrealized investment gains and losses)...         296.7         265.3       229.9       228.8       198.2       162.1

OTHER FINANCIAL DATA (AS OF OR FOR THE
  PERIOD ENDED):
Return on average shareholders' equity(3)...            16%           15%         14%         16%         14%          *
Book value per common share(4)..............     $    21.8      $   19.6    $   16.5    $   14.8    $   12.8    $   10.4
First year premiums assumed.................          45.4          38.2        22.6        19.3        13.6        14.8
Capital invested in Administrative
  Reinsurance transactions(5)...............          34.4          32.0        35.9          --          --          --
Life insurance in force(6)..................            **       116,012      91,283      81,213      79,652      74,408
Statutory capital and surplus(6)............         266.0         209.3       208.2       193.8       187.4       214.1


---------------
 * Not meaningful.

** Not available.


(1) Diluted earnings per share have been calculated in accordance with Statement of Financial Accounting Standards No. 128, "Earnings Per Share" ("SFAS 128"). Basic earnings per share in accordance with SFAS 128 for the nine months ended September 30, 1997 and 1996 were $2.99 and $2.57, respectively, and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 were $3.97, $2.32, $2.21, $2.53 and $3.82, respectively. The adoption of SFAS 128 did not result in the restatement of previously reported earnings per share, as diluted earnings per share calculated in accordance with SFAS 128 results in the same per share amounts as previously reported by the Company.



(2) Net income per share (excluding realized investment gains and extraordinary charge) for the year ended December 31, 1992 has been adjusted to reflect the refinancings of debt and preferred stock and the initial public offering.



(3) Return on average shareholders' equity is calculated by dividing net income (excluding realized investment gains and extraordinary charge) by average shareholders' equity for the period (which is the simple average of beginning and end of period shareholders' equity excluding unrealized investment gains or losses). Return on average shareholders' equity for the nine months ended September 30, 1997 has been annualized.



(4) Book value per common share is calculated by dividing end of period shareholders' equity (excluding unrealized investment gains and losses) by end of period common shares outstanding.



(5) Capital invested in Administrative Reinsurance transactions represents the sum of the consideration paid for life insurance in force acquired and the related capital to support the business.


(6) Amounts have been derived from the Annual Statements of Life Reassurance, REALIC and TexasRe, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices. For purposes of this presentation, capital and surplus are defined as statutory capital and surplus of Life Reassurance only, as its capital and surplus materially reflect that of Life Reassurance, REALIC and TexasRe, plus the Asset Valuation Reserve ("AVR") and the Interest Maintenance Reserve ("IMR") of Life Reassurance and REALIC.

                                  RISK FACTORS

     Before purchasing any of the Units offered hereby, prospective purchasers of Units should consider, in addition to the other information with respect to the Company and its business contained or incorporated by reference in this Prospectus, the following factors relating to the corporate structure of the Company and the terms of the Units offered hereby.

HOLDING COMPANY STRUCTURE; RELIANCE ON DIVIDENDS FROM INSURANCE SUBSIDIARIES

     The Company is a holding company and the right of the Company to participate in any distribution of assets of any subsidiary upon such subsidiary's liquidation or reorganization or otherwise (and thus the ability of holders of the Units to benefit indirectly from such distribution) is subject to the prior claim of creditors of that subsidiary, except to the extent that the Company may itself be recognized as a creditor of that subsidiary. Accordingly, the Junior Subordinated Debentures will be effectively subordinated to all existing and future liabilities of the subsidiaries of the Company, and holders of Junior Subordinated Debentures should look only to the assets of the Company for payments on the Junior Subordinated Debentures. At September 30, 1997, the subsidiaries of the Company had total liabilities on a statutory basis (excluding liabilities owed to the Company and intercompany transactions) of approximately $2.1 billion.


     The Company's principal asset is the common stock of TexasRe, which in turn owns all the common stock of Life Reassurance. In July 1995, Life Reassurance acquired all of the common stock of John Deere Life Insurance Company (now known are REALIC). The primary sources of funds for the Company to make payments of principal, interest and dividends are payments from TexasRe under two Surplus Debentures (as defined herein) and dividends paid by TexasRe. TexasRe's principal sources of funds are dividends from Life Reassurance and distributions from Life Reassurance under a Tax Allocation Agreement effective as of the first day of the consolidated return taxable year beginning January 1, 1994 (the "Tax Allocation Agreement"), by and among the Company, TexasRe and Life Reassurance.


     Current Connecticut and Texas insurance laws permit the payment of a dividend or distribution which, together with dividends or distributions paid during the preceding twelve months, does not exceed the greater of (i) 10% of statutory capital and surplus as of the preceding December 31 and (ii) statutory net gain from operations for the preceding calendar year. Any proposed dividend in excess of this amount is designated an "extraordinary dividend" and may not be paid until it has been approved, or a 30-day waiting period shall have passed during which it has not been disapproved, by the Insurance Commissioner of the State of Connecticut (the "Connecticut Insurance Commissioner") or the Commissioner of Insurance of the State of Texas (the "Texas Insurance Commissioner"), as the case may be. In addition, Connecticut law provides that an insurance company may not pay dividends in an amount exceeding its earned surplus without prior regulatory approval. Life Reassurance has received approval from the Connecticut Department of Insurance to define its earned surplus for this purpose to include amounts of paid in surplus in excess of $125.0 million, and as of September 30, 1997, such earned surplus was $99.6 million. Currently, no prior approval of the Texas Department of Insurance is required to pay scheduled principal or interest on the Surplus Debentures provided that, after giving effect to any such payment, the statutory surplus of TexasRe exceeds $125.0 million.


     Under such insurance laws, Life Reassurance was permitted to pay dividends of $23.2 million, $34.8 million, $30.9 million and $15.8 million in 1997, 1996, 1995 and 1994, respectively, without the prior approval of the Connecticut Insurance Commissioner. Life Reassurance actually paid dividends of $23.2 million, $14.9 million, $30.9 million and $13.5 million in 1997, 1996, 1995 and 1994, respectively. TexasRe was permitted to pay dividends of $16.3 million, $27.1 million, $28.2 million and $15.4 million in 1997, 1996, 1995 and 1994, respectively, without the prior approval of the Texas Insurance Commissioner. TexasRe paid dividends of $16.3 million, $12.1 million, $15.0 million and $0.0 in 1997, 1996, 1995 and 1994, respectively.

     In the event that the ability of either TexasRe or Life Reassurance to pay dividends is reduced or eliminated, the Company's ability to pay interest on the Junior Subordinated Debentures would be materially and adversely affected, depending upon the extent of such reduction. The Company is not aware of any current actions regarding such regulatory changes.

     The Texas and Connecticut insurance laws and regulations require that the statutory surplus of TexasRe and Life Reassurance, as the case may be, following any dividend or distribution, be reasonable in relation to its outstanding liabilities and adequate to meet its financial needs. The Texas Insurance Commissioner or the Connecticut Insurance Commissioner may bring an action to enjoin or rescind the payment of a dividend or distribution by TexasRe or Life Reassurance that would cause it statutory surplus to be unreasonable or inadequate under this standard.

RISK OF DECLINE IN EQUITY VALUE

     The market value of the Common Stock receivable upon settlement of the Purchase Contracts may be materially different than the purchase price payable for such Common Stock. If the Applicable Market Value of the Common Stock on the Stock Purchase Date is less than the Stated Amount (i.e., less than the Closing Price of the Common Stock on the date of this Prospectus), each holder of Units will, on the Stock Purchase Date, be required to purchase shares of Common Stock for an amount greater than the aggregate Applicable Market Value of such shares. Accordingly, a holder of Units assumes the risk that the market value of the Common Stock may decline, and such decline could be substantial.

LIMITATION ON EQUITY APPRECIATION POTENTIAL

     Since the number of shares of Common Stock issuable upon settlement of each
Purchase Contract may decline by up to   % as the Applicable Market Value
increases, the opportunity for equity appreciation afforded by an investment in the Units is less than that afforded by a direct investment in the Common Stock.

LIMITATION ON VALUE OF QUIPS AS A RESULT OF CALL OPTIONS

     If the value of the QUIPS underlying the Units is greater than the Aggregate Consideration Payable on Exercise of the Call Options (as expected), it is likely that the Call Option Holder will exercise its Call Options. In that case, the Call Option Holder rather than holders of Units will realize the benefit of that greater value.

PLEDGED SECURITIES ENCUMBERED

     Although holders of Units will be beneficial owners of the underlying Pledged Securities, those Pledged Securities will be pledged with the Collateral Agent to secure the obligations of the holders under the Purchase Contracts and the Call Options. Thus, for so long as the Purchase Contracts remain in effect, holders will not be entitled to withdraw their Pledged Securities from this pledge arrangement.

SUBORDINATION OF COMPANY OBLIGATIONS

     The ability of the Trust to pay amounts due on the QUIPS (including, without limitation, the ability of the Trust to pay amounts due upon exercise of any Junior Subordinated Debenture Put Options) is dependent upon the Company making payments on the Junior Subordinated Debentures as and when required.

     The obligations of the Company under the Junior Subordinated Debentures and the Guarantee will be unsecured and subordinate and rank junior in right of payment to all present and future Senior Indebtedness of the Company to the extent and in the manner set forth in the Indenture and the Guarantee, respectively. In addition, if Contract Fees are payable by the Company on the

Purchase Contracts, the obligations of the Company to pay Contract Fees will be unsecured and subordinate and rank junior in right of payment to all present and future Senior Indebtedness of the Company to the extent and in the manner set forth in the Master Unit Agreement (as defined herein). No payments on account of principal of, premium, if any, or interest on the Junior Subordinated Debentures (including payments on exercise of Junior Subordinated Debenture Put Options) may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any default. In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due in respect of such Senior Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of Junior Subordinated Debentures. Notwithstanding the foregoing, amounts that would be due and payable by the Company to holders of Units or Pledged Securities in the absence of the foregoing subordination provisions may be applied by such holders to offset their obligations under their respective Purchase Contracts.

     None of the Indenture, the Guarantee, the Declaration or the Master Unit Agreement places any limitation on the amount of secured or unsecured debt, including Senior Indebtedness, that may be incurred by the Company or any of its subsidiaries. See "Description of the Units -- Description of the Junior Subordinated Debentures -- Subordination" and "Description of the Guarantee -- Status". At December 31, 1997, the Company had $125.0 million of Senior Indebtedness outstanding.

OPTION TO DEFER PAYMENTS

     The Company will generally have the right to defer payments of interest on the Junior Subordinated Debentures at any time or from time to time for a period not extending beyond the QUIPS and Debenture Maturity Date. Upon any such deferral, quarterly distributions on the QUIPS by the Trust will be deferred. However, deferred payments of interest on the Junior Subordinated Debentures and deferred distributions on the QUIPS will bear additional interest or distributions at a rate per annum equal to the QUIPS Distribution Rate (compounding on each succeeding Quarterly Payment Date) until paid. See "Description of the Units -- Description of the QUIPS -- Distributions" and
"-- Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Date".

     If Contract Fees are payable by the Company on the Purchase Contracts, the Company will generally have the right to defer the payment of such Contract Fees at any time or from time to time for a period not extending beyond the Stock Purchase Date. However, deferred payments of Contract Fees will bear additional
Contract Fees at the rate of   % per annum (compounding on each succeeding
Quarterly Payment Date) until paid. If the Purchase Contracts are terminated (upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company), the right to receive Contract Fees, including deferred Contract Fees, will terminate.


     The Company believes that the likelihood that it will exercise its right to defer payments of interest on the Junior Subordinated Debentures is remote and that, therefore, the Junior Subordinated Debentures should not be considered to be issued with original issue discount ("OID") unless it actually exercises such deferral right. There is no assurance that the Internal Revenue Service (the "IRS") will agree with such position. See "Certain Federal Income Tax Consequences -- Interest Received on the QUIPS".


     Should the Company elect to exercise its right to defer payments of interest on the Junior Subordinated Debentures or Contract Fees, the market price of the QUIPS or Junior Subordinated Debentures or, for so long as the Purchase Contracts remain in effect, the Units is likely to be affected. A holder that disposes of its QUIPS, Junior Subordinated Debentures or Units during such deferral period, therefore, might not receive the same return on its investment as a holder that continues to hold its QUIPS, Junior Subordinated Debentures or Units. In addition, the mere existence of the Company's right to defer such payments may cause the market price of the QUIPS, Junior Subordinated Debentures or Units to be more volatile than the market prices of other securities that are not subject to such deferrals.

     For information about certain adverse tax consequences that would result if the Company exercises its right to defer payments of interest on the Junior Subordinated Debentures, see "-- Tax Matters" and "Certain Federal Income Tax Consequences -- Distributions on the QUIPS".


MASTER UNIT AGREEMENT NOT QUALIFIED UNDER TRUST INDENTURE ACT; LIMITED OBLIGATIONS OF UNIT AGENT


     Although the QUIPS constituting a part of the Units will be issued pursuant to a Declaration qualified as an indenture under the Trust Indenture Act, the Master Unit Agreement relating to the Units and the appointment of the Unit Agent (as defined herein) as the agent and attorney-in-fact for the holders of the Units will not be qualified as an indenture under the Trust Indenture Act, and the Unit Agent will not be required to qualify as a trustee thereunder. Accordingly, holders of the Units will not have the benefits of the protections of the Trust Indenture Act. Under the terms of the Master Unit Agreement, the Unit Agent will have only limited obligations to the holders of the Units. See "Description of the Units -- Certain Provisions of the Principal
Agreements -- Information Concerning the Unit Agent".

RIGHTS UNDER THE GUARANTEE

     The Guarantee will guarantee payments due in respect of the QUIPS to the holders of the QUIPS, but only to the extent that the Trust has funds on hand legally available therefor. If the Company defaults on its obligation to pay amounts payable in respect of the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the corresponding payments due in respect of the QUIPS, and, in such event, holders of the QUIPS will not be able to rely upon the Guarantee for payment of such amounts.

LIMITED ENFORCEMENT RIGHTS IN RESPECT OF JUNIOR SUBORDINATED DEBENTURES

     In the event a Debenture Event of Default shall have occurred and be continuing and such event is attributable to the failure of the Company to pay principal or interest on the Junior Subordinated Debentures on the respective dates such principal or interest is payable (after giving effect to any permitted deferral), then a holder of record of QUIPS (or, for so long as QUIPS underlie Units, a holder of record of Units) may institute a legal proceeding directly against the Company for enforcement of payment to such holder of the portion of such principal or interest attributable to Junior Subordinated Debentures having a principal amount equal to the aggregate QUIPS Liquidation Amount of the QUIPS held by such holder (or underlying such holder's Units) (a "Direct Action"). Except as described herein, holders of QUIPS will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures or to assert directly any other rights in respect of the Junior Subordinated Debentures. See "Description of the Units -- Description of the Junior Subordinated Debentures -- Enforcement of Certain Rights by Holders of the QUIPS" and "-- Debenture Events of Default" and "-- Description of the Guarantee". The Declaration will provide that each holder of QUIPS (including each holder of Units for so long as Units include QUIPS) by acceptance thereof agrees to the provisions of the Indenture and the Guarantee.

LIMITED VOTING AND OTHER RIGHTS

     Holders of QUIPS (including holders of Units for so long as Units include QUIPS) generally will have voting rights with respect to the QUIPS relating only to the modification of the terms of the QUIPS and the exercise of the Trust's rights as holder of the Junior Subordinated Debentures.

Holders of QUIPS will not be entitled to vote to appoint, remove or replace, or to increase or decrease the number of, the Issuer Trustees or Administrators, which voting rights are vested exclusively in the holder of the Common Trust Securities, except as described under "Description of the Units -- Description of the QUIPS -- Removal of Issuer Trustees and Administrators". See "Description of the Units -- Description of the QUIPS -- Voting Rights; Amendment of the Declaration".

     Holders of Units will not be entitled to any rights with respect to the Common Stock (including, without limitation, voting rights or rights to receive any dividends or other distributions in respect thereof) until such time as the Company shall have delivered shares of Common Stock upon settlement of the Purchase Contracts on the Stock Purchase Date.

POSSIBLE ILLIQUIDITY OF THE SECONDARY MARKET


     The Units are novel securities for which there is currently no secondary market. It is not possible to predict how the Units will trade in the secondary market or whether the market for the Units will be liquid or illiquid. Application will be made to list the Units on the NYSE. The Underwriters have advised the Company and the Trust that the Underwriters intend to make a market for the Units; however, the Underwriters are not obligated to do so and any market making may be discontinued at any time.


TAX MATTERS


     Should the Company exercise its right to defer payments of interest on the Junior Subordinated Debentures, each holder of QUIPS (including each holder of Units for so long as Units include QUIPS) will be required to accrue income (as
OID) in respect of the deferred stated interest allocable to its QUIPS for United States Federal income tax purposes. As a result, during a deferred period, each holder of QUIPS will recognize income for United States Federal income tax purposes in advance of the receipt of cash and will not receive the cash related to such income from the Trust if the holder disposes of the QUIPS prior to the record date for the payment of distributions thereafter. See "Certain Federal Income Tax Consequences -- Interest Received on the QUIPS".


     In the event that holders of Units are required to pay Contract Fees to the Company, it is unlikely such holders will be entitled to a current deduction for such payments. As a result, although the amount of cash distributions made to holders will be reduced by the amount of Contract Fees payable to the Company, holders will nevertheless recognize income each quarter equal to the full amount of interest received or accrued with respect to the QUIPS underlying the Units held by such holder. See "Certain Federal Income Tax Consequences -- Contract Fees".

     Because income with respect to the QUIPS will not be considered dividends for United States Federal income tax purposes, corporate holders of Units or QUIPS will not be entitled to a dividends-received deduction in respect of such income.

                                   THE TRUST


     Life Re Capital Trust II is a statutory business trust created under the laws of the State of Delaware pursuant to (i) a declaration of trust, dated as of February 10, 1998, executed by the Company, as Sponsor, and certain of the Issuer Trustees and (ii) the filing of a certificate of trust with the Secretary of State of the State of Delaware on February 10, 1998. Such declaration of trust will be amended and restated in its entirety by the Declaration. The Declaration will be qualified as an indenture under the Trust Indenture Act. The Trust exists for the exclusive purposes of (i) issuing the Trust Securities representing undivided beneficial interests in the assets of the Trust, (ii) investing the proceeds of the Trust Securities in the Junior Subordinated Debentures and (iii) engaging in only those other activities necessary or incidental thereto. Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust and payments under the Junior Subordinated Debentures will be the sole revenues of the Trust. The Trust has a term of approximately seven (7) years, but may dissolve earlier as provided in the Declaration. All of the Common Trust Securities will be directly or indirectly owned by the Company. The Common Trust Securities will rank pari passu, and payments will be made thereon pro rata, with the QUIPS, except that, if an event of default under the Declaration has occurred and is continuing, the rights of the holders of the Common Trust Securities to payment in respect of distributions and payments upon liquidation, redemption and otherwise will be subordinated to the rights of the holders of the QUIPS. Although, upon issuance of the QUIPS, the holders of the Units will be beneficial owners of the underlying QUIPS, the QUIPS will be pledged with the Collateral Agent to secure the obligations of the holders under the Purchase Contracts. The Company will directly or indirectly acquire Common Trust Securities in an aggregate liquidation amount equal to 3% of the total capital of the Trust.



     The Trust's business and affairs will be conducted by the Issuer Trustees and Administrators appointed by the Company as the holder of the Common Trust Securities. The Issuer Trustees will be The Bank of New York, as the Property Trustee (the "Property Trustee"), and The Bank of New York (Delaware), as the Delaware Trustee (the "Delaware Trustee"), and the Administrators will be three individuals who are employees of the Company (the "Administrators"). The Bank of New York, as the Property Trustee, will act as sole indenture trustee under the Declaration for purposes of compliance with the provisions of the Trust Indenture Act. The Bank of New York will also act as the Guarantee Trustee under the Guarantee and the Indenture, until removed or replaced by the holder of the Common Trust Securities. See "Description of the Units -- Description of the Guarantee" and "Description of the Units -- Description of Junior Subordinated Debentures". The Company, as the direct or indirect holder of the Common Trust Securities, or if an event of default under the Declaration has occurred and is continuing, the holders of a majority in Liquidation Amount of the Trust Securities, will be entitled to appoint, remove or replace the Property Trustee and/or the Delaware Trustee. In no event will the holders of the QUIPS (or Units) have the right to vote to appoint, remove or replace the Administrators; such voting rights will be vested exclusively in the Company, as the direct or indirect holder of the Common Trust Securities. The duties and obligations of each Issuer Trustee and Administrator are governed by the Declaration. The Company will pay directly all fees, expenses, debts and obligations (other than the Trust Securities) related to the Trust and the offering of the Units, including all ongoing costs, expenses and liabilities of the Trust. Under the Declaration, all parties to the Declaration will agree, and the holders of the Units upon purchase of their Units will be deemed to have agreed, for United States Federal income tax purposes, to treat the Trust as a grantor trust, the Junior Subordinated Debentures as indebtedness and the Trust Securities as evidence of indirect beneficial ownership in the Junior Subordinated Debentures. See "Description of the Units -- Description of the Guarantee" and
"-- Description of the QUIPS".


     The Property Trustee will hold title to the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities and the Property Trustee will have the power to exercise all rights, powers and privileges under the Indenture as the holder of the Junior Subordinated Debentures. In addition, the Property Trustee will maintain exclusive control of a segregated non-interest bearing bank account (the "Property Account") to hold all payments made in respect of the Junior Subordinated Debentures for the benefit of the holders of the Trust Securities. The Property Trustee will make payments of distributions and payments on liquidation, redemption and otherwise to the holders of the Trust Securities out of funds from the Property Account. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the QUIPS. See "Description of the Units -- Description of the Junior Subordinated Debentures".

     The rights of the holders of the QUIPS, including economic rights, rights to information and voting rights, are set forth in the Declaration, the Delaware Business Trust Act and the Trust Indenture Act. See "Description of the
Units -- Description of the QUIPS".

     The principal place of business of the Trust is Life Re Capital Trust II, c/o Life Re Corporation, 969 High Ridge Road, Stamford, Connecticut 06905, and its telephone number is (203) 321-3000.

                                USE OF PROCEEDS


     The net proceeds to be received by the Company from the sale of the Units, after deducting estimated underwriting discounts and expenses of the offering made hereby payable by the Company, are expected to be $93.0 million (approximately $107.0 million if the Underwriters' over-allotment option is exercised in full). The net proceeds to the Company from the Common Stock Offering (assuming it is consummated), after deducting estimated underwriting discounts and expenses of the Common Stock Offering payable by the Company, are expected to be $201.4 million. The proceeds to be received by the Trust from the sale of the QUIPS will be invested by the Trust in the Junior Subordinated Debentures of the Company. The Company intends to use such net proceeds from the offering made hereby and the Common Stock Offering to provide additional capital to its Subsidiaries to support recently announced and recently completed transactions and the continued growth of its businesses, as well as for general corporate purposes. Funds not required immediately for such purposes may be invested in short-term obligations or used to reduce the future level of the Company's indebtedness.


     The offering made hereby and the Common Stock Offering are independent offerings and consummation of either of the offerings is not conditioned upon consummation of the other offering. There can be no assurance that the Common Stock Offering will be consummated.

                       RATIO OF EARNINGS TO FIXED CHARGES

     The following table sets forth the Company's ratios of earnings to fixed charges for the years and periods indicated.


                                                      NINE MONTHS           YEAR ENDED DECEMBER 31,
                                                         ENDED          --------------------------------
                                                   SEPTEMBER 30, 1997   1996   1995   1994   1993   1992
                                                   ------------------   ----   ----   ----   ----   ----
    Ratio of Earnings to Fixed Charges:
      Excluding interest on annuities and
        financial products (1)...................          7.0x         9.8 x  6.0 x  6.6 x  6.9 x  4.2 x
      Including interest on annuities and
        financial products (2)...................          2.4x         2.8 x  2.7 x  3.2 x  3.4 x  2.8 x


---------------

(1) For purposes of determining this ratio, earnings consist of income before federal income taxes and extraordinary charge (1995 and 1992), plus fixed charges. Fixed charges consist of interest expense on debt, distributions on capital securities, dividends on preferred stock of TexasRe (1992) and the portion of operating leases that are representative of the interest factor.


(2) Same as the ratio of earnings to fixed charges, excluding interest on annuities and financial products, except fixed charges and earnings include interest on annuities and financial products.

                   PRICE RANGE OF COMMON STOCK AND DIVIDENDS


     The Common Stock of the Company has been listed for trading on the NYSE since October 28, 1992, the date of the Company's initial public offering, under the symbol LRE. Based upon information reported in the Bloomberg consolidated transaction reporting system, the high and low sales prices for each quarterly period from January 1, 1996 to the date hereof were:


                                                                             PRICE RANGE
                                                                             ------------
                                                                            HIGH      LOW
                                                                            ---       ---
    YEAR ENDED DECEMBER 31, 1996
      First quarter.......................................................  $27 3/8   $22 1/2
      Second quarter......................................................   31        27 1/2
      Third quarter.......................................................   36        26 5/8
      Fourth quarter......................................................   38 5/8    33 3/4
    YEAR ENDED DECEMBER 31, 1997
      First quarter.......................................................   45 3/8    38 5/8
      Second quarter......................................................   48 1/8    37 3/8
      Third quarter.......................................................   56        46 5/8
      Fourth quarter......................................................   65 3/8    52 1/16
    YEAR ENDED DECEMBER 31, 1998
      First quarter (through February 17, 1998)...........................   67 5/8    57 1/2



     As of February 17, 1998, there were approximately 3,200 holders of the outstanding shares of Common Stock, including individual participants in securities position listings. The last reported sales price of the Common Stock on the NYSE on February 17, 1998 was $64 1/4 per share.


     Dividends of $0.07 per share, $0.10 per share and $0.13 per share were declared in each calendar quarter of 1995, 1996 and 1997, respectively. On February 12, 1998, the Company's Board of Directors declared a dividend of $0.15 per share to be paid on March 25, 1998 to shareholders of record as of March 4, 1998.

     The declaration and payment of future dividends to holders of its Common Stock by the Company will be at the discretion of the Board of Directors and will depend upon the Company's earnings and financial condition, capital requirements of its Subsidiaries, regulatory considerations and other factors the Board of Directors deems relevant. The Company's general policy is to retain most of its earnings to finance the growth and development of its business.


     Because the Company is a holding company, it is dependent upon its Subsidiaries to provide funding for the Company's operating expenses and for the payment by the Company of debt service and dividends. State insurance laws applicable to the Company's Subsidiaries limit the payment of dividends and other distributions by such Subsidiaries to the Company and may therefore limit the ability of the Company to make dividend payments. See "Risk
Factors -- Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries" and "Business -- Regulation -- Restrictions on Dividends and Distributions".

                                 CAPITALIZATION


     The following table sets forth the consolidated capitalization of the Company at September 30, 1997 and as adjusted to reflect the sale by the Company of the 1,500,000 Units offered hereby (at an assumed initial public offering price of $64 1/4 and assuming the Underwriter's over-allotment option is not exercised) and the sale by the Company of 3,300,000 shares of Common Stock in the Common Stock Offering (at an assumed initial public offering price of $64 1/4), and the application of the net proceeds therefrom, after deducting estimated underwriting discount and expenses of the offering made hereby and the Common Stock Offering. The capitalization information set forth in the table below is qualified by, and should be read in conjunction with, the more detailed consolidated financial statements and notes thereto incorporated by reference herein. See "Use of Proceeds".



                                                                   AT SEPTEMBER 30, 1997
                                                                  ------------------------
                                                                   ACTUAL      AS ADJUSTED
                                                                  --------     -----------
                                                                        (UNAUDITED)
                                                                   (IN THOUSANDS, EXCEPT
                                                                        SHARE DATA)
    Loans payable...............................................  $125,000      $ 125,000
    Company-obligated, mandatorily redeemable capital securities
      of Life Re Capital Trust I................................   100,000        100,000
    Company-obligated, mandatorily redeemable capital securities
      of Life Re Capital Trust II...............................        --         96,375
    Shareholders' equity:
      Common Stock, par value $.001 per share; authorized
         40,000,000 shares; 15,830,785 shares issued, actual;
         and 19,130,785 issued, as adjusted(1)..................        16             19
      Paid-in capital...........................................   107,974        309,395
      Net unrealized appreciation of securities.................    47,278         47,278
      Retained earnings.........................................   236,460        236,460
      Treasury stock, at cost (2,196,469 shares)................   (47,762)       (47,762)
                                                                  --------       --------
           Total shareholders' equity...........................   343,966        545,390
                                                                  --------       --------
              Total capitalization..............................  $568,966      $ 866,765
                                                                  ========       ========


---------------

(1) Does not include (i) 2,828,275 shares of Common Stock issuable upon exercise of outstanding stock options or (ii) up to 1,500,000 shares (1,725,000 shares if the Underwriters' over-allotment option is exercised in full) of
    Common Stock issuable on the Stock Purchase Date of             , 2001 upon
    settlement of the Purchase Contracts.

                              ACCOUNTING TREATMENT


     The financial statements of the Trust will be reflected in the Company's consolidated financial statements, with the QUIPS shown on the Company's balance sheet under the caption "Company-obligated, mandatorily redeemable capital securities of subsidiary trust". The financial statement footnotes to the Company's consolidated financial statements will reflect that the sole asset of the Trust will be the Junior Subordinated Debentures. Dividends on the QUIPS will be reflected as a charge to the Company's consolidated income, identified as "Distributions on capital securities", whether paid or accrued.


     The Purchase Contracts are forward transactions in the Company's Common Stock. Under generally accepted accounting principles, the Purchase Contracts will not be recorded on the Company's consolidated balance sheets but will be disclosed in the notes to the Company's consolidated financial statements. Upon settlement of a Purchase Contract, the Company will receive the Stated Amount on such Purchase Contract and will issue the requisite number of shares of Common Stock. The Stated Amount thus received will be credited to shareholders' equity allocated between the common stock and paid-in capital accounts.


     Prior to the issuance of shares of Common Stock upon settlement of the Purchase Contracts, it is anticipated that the Units will be reflected in the Company's diluted earnings per share calculations using the treasury stock method. Under this method, the number of shares of Common Stock used in calculating diluted earnings per share is deemed to be increased by the excess, if any, of the number of shares issuable upon settlement of the Purchase Contracts over the number of shares that could be purchased by the Company in the market (at the average market price during the period) using the proceeds receivable upon settlement. Consequently, it is anticipated there will be no dilutive effect on the Company's diluted earnings per share except during periods when the average market price of Common Stock is above the Threshold Appreciation Price.

                      SELECTED CONSOLIDATED FINANCIAL DATA


     The selected consolidated financial data below should be read in conjunction with the consolidated financial statements and notes thereto included in the Company's Annual Report on Form 10-K for the year ended December 31, 1996 and Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 incorporated by reference herein. See "Incorporation of Certain Documents by Reference". The selected historical financial data at and for the years ended December 31, 1996, 1995, 1994, 1993 and 1992 are derived from the consolidated financial statements of the Company. The selected consolidated financial data at September 30, 1997 and for the nine months ended September 30, 1997 and 1996 are derived from the unaudited condensed consolidated financial statements of the Company, which have been prepared on the same basis as the Company's audited consolidated financial statements and, in the opinion of management, contain all adjustments consisting of only normal recurring adjustments necessary for a fair presentation of the financial position and results of operations for these periods. The results of operations for the nine months ended September 30, 1997 may not be indicative of results for the full year.



                                                   NINE MONTHS
                                                      ENDED
                                                  SEPTEMBER 30,                    YEAR ENDED DECEMBER 31,
                                                -----------------     --------------------------------------------------
                                                 1997       1996       1996       1995       1994       1993       1992
                                                ------     ------     ------     ------     ------     ------     ------
                                                   (UNAUDITED)
                                                                  (IN MILLIONS, EXCEPT PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Policy revenues............................   $360.9     $328.9     $451.0     $383.2     $350.9     $289.0     $250.9
  Investment income..........................    110.0       89.9      124.3       98.6       82.4       73.5       72.6
  Realized investment gains..................      2.9       15.7       17.2        3.7        0.1       21.0       27.1
  Equity in earnings of investee.............       --         --         --         --         --         --        4.3
                                                ------     ------     ------     ------     ------     ------     ------
        Total revenues.......................    473.8      434.5      592.5      485.5      433.4      383.5      354.9
                                                ------     ------     ------     ------     ------     ------     ------
Benefits and Expenses:
  Policy benefits............................    252.5      245.6      332.5      281.5      245.8      208.7      171.5
  Policy acquisition costs ..................    105.1       81.6      111.9       95.7       88.7       71.1       65.5
  Interest credited to policyholder accounts
    .........................................     28.6       24.1       34.6       21.2       15.0       15.0       15.0
  Interest expense...........................      6.0        6.5        8.4       10.7        9.1        9.9       18.9
  Distributions on capital securities........      2.8         --         --         --         --         --         --
  Other operating expenses ..................     25.0       21.0       29.0       21.6       22.0       18.1       15.4
                                                ------     ------     ------     ------     ------     ------     ------
        Total benefits and expenses..........    420.0      378.8      516.5      430.8      380.6      322.8      286.3
                                                ------     ------     ------     ------     ------     ------     ------
Income before federal income taxes and
  extraordinary charge.......................     53.8       55.8       76.1       54.8       52.8       60.6       68.6
Provision for federal income taxes...........     18.8       14.8       21.9       19.2       18.5       21.4       23.5
                                                ------     ------     ------     ------     ------     ------     ------
Income before extraordinary charge...........     34.9       41.0       54.2       35.6       34.3       39.2       45.0
Extraordinary charge, net of federal income
  tax benefit................................       --         --         --        1.0         --         --        8.6
                                                ------     ------     ------     ------     ------     ------     ------
Net income...................................   $ 34.9     $ 41.0     $ 54.2     $ 34.6     $ 34.3     $ 39.2     $ 36.4
                                                ======     ======     ======     ======     ======     ======     ======
Net income (excluding realized investment
  gains and extraordinary charge)............   $ 33.1     $ 26.0     $ 38.3     $ 33.2     $ 34.3     $ 25.8     $ 27.0
                                                ======     ======     ======     ======     ======     ======     ======
Diluted earnings per share(1):
  Income before extraordinary charge.........   $ 2.47     $ 2.94     $ 3.89     $ 2.39     $ 2.21     $ 2.50     $ 3.45
  Extraordinary charge, net of federal income
    tax benefit..............................       --         --         --      (0.07)        --         --      (0.76)
                                                ------     ------     ------     ------     ------     ------     ------
  Net income.................................   $ 2.47     $ 2.94     $ 3.89     $ 2.32     $ 2.21     $ 2.50     $ 2.69
  Net income (excluding realized investment
    gains and extraordinary charge)(2).......   $ 2.34     $ 1.87     $ 2.75     $ 2.22     $ 2.21     $ 1.63     $ 2.11
Common dividends per share...................   $ 0.39     $ 0.30     $ 0.40     $ 0.28     $ 0.24     $ 0.20         --
Preferred stock dividends....................       --         --         --         --         --         --     $  5.7
Weighted average common and common equivalent
  shares.....................................     14.2       13.9       13.9       14.9       15.5       15.7       11.4

                                                                               DECEMBER 31,
                                                    ------------------------------------------------------------------
                                                       1996          1995          1994          1993          1992
                                  SEPTEMBER 30,     ----------     ---------     ---------     ---------     ---------
                                      1997
                                  -------------
                                   (UNAUDITED)
                                                          (IN MILLIONS, EXCEPT PER SHARE DATA)
BALANCE SHEET DATA (AT PERIOD
  END):
Invested assets................     $ 2,156.5       $  1,833.2     $ 1,504.2     $   998.5     $   944.6     $   845.2
Total assets...................       2,908.4          2,519.3       2,024.1       1,442.3       1,339.7       1,167.2
Loans payable..................         125.0            125.0         140.0         140.0         150.0         165.0
Capital securities.............         100.0               --            --            --            --            --
Common shareholders' equity....         344.0            290.1         279.3         194.9         230.7         170.8
Common shareholders' equity
  (excluding unrealized
  investment gains and
  losses)......................         296.7            265.3         229.9         228.8         198.2         162.1
OTHER FINANCIAL DATA (AS OF OR
  FOR THE PERIOD ENDED):
Return on average shareholders'
  equity(3)....................            16%              15%           14%           16%           14%            *
Book value per common
  share(4).....................     $    21.8       $     19.6     $    16.5     $    14.8     $    12.8     $    10.4
First year premiums assumed....          45.4             38.2          22.6          19.3          13.6          14.8
Capital invested in
  Administrative Reinsurance
  transactions(5)..............          34.4             32.0          35.9            --            --            --
Life insurance in force(6) ....            **          116,012        91,283        81,213        79,652        74,408
Statutory capital and
  surplus(6)...................         266.0            209.3         208.2         193.8         187.4         214.1


---------------
*   Not meaningful.

**  Not available.


(1) Diluted earnings per share have been calculated in accordance with SFAS 128. Basic earnings per share in accordance with SFAS 128 for the nine months ended September 30, 1997 and 1996 were $2.99 and $2.57, respectively, and for the years ended 1996, 1995, 1994, 1993 and 1992 were $3.97, $2.32,
    $2.21, $2.53 and $3.82, respectively. The adoption of SFAS 128 did not result in the restatement of previously reported earnings per share, as diluted earnings per share calculated in accordance with SFAS 128 results in the same per share amounts as previously reported by the Company.



(2) Net income per share (excluding realized investment gains and extraordinary charge) for the year ended December 31, 1992 has been adjusted to reflect the refinancings of debt and preferred stock and the initial public offering.



(3) Return on average shareholders' equity is calculated by dividing net income (excluding realized investment gains and extraordinary charge) by average shareholders' equity for the period (which is the simple average of beginning and end of period shareholders' equity excluding unrealized investment gains or losses). Return on average shareholders' equity for the nine months ended September 30, 1997 has been annualized.



(4) Book value per common share is calculated by dividing end of period shareholders' equity (excluding unrealized investment gains and losses) by end of period common shares outstanding.



(5) Capital invested in Administrative Reinsurance transactions represents the sum of the consideration paid for life insurance in force acquired and the related capital to support the business.



(6) Amounts have been derived from the Annual Statements of Life Reassurance, REALIC and TexasRe, as filed with insurance regulatory authorities and prepared in accordance with statutory accounting practices. For purposes of this presentation, capital and surplus are defined as statutory capital and surplus of Life Reassurance only, as its capital and surplus materially reflect that of Life Reassurance, REALIC and TexasRe, plus the AVR and the IMR of Life Reassurance and REALIC.

                              RECENT DEVELOPMENTS

RESULTS OF OPERATIONS (UNAUDITED)

     On February 12, 1998, the Company announced that for the year ended December 31, 1997, operating earnings (net income excluding after-tax realized investment gains) totaled $46.6 million, or $3.28 per share, compared to $38.3 million, or $2.75 per share in 1996, representing a 19% increase on a per share basis. Net income for the yearly periods totaled $49.5 million and $54.2 million, respectively. After-tax realized investment gains were $2.9 million in 1997 and $15.9 million in 1996, with 1996 gains including a $13.5 million gain resulting from the sale of a strategic investment.

     Fourth quarter operating earnings totaled $13.5 million, or $.94 per share, compared to $12.2 million, or $.88 per share in last year's fourth quarter, representing a 7% increase on a per share basis. For the same periods, net income totaled $14.6 million, or $1.01 per share, and $13.2 million, or $.95 per share. After-tax realized investment gains were $1.1 million and $1.0 million in each of the respective quarterly periods.

     Total revenues for the year were $645.8 million, an increase of 9% over last year's total of $592.5 million. Total revenues in 1997 include realized investment gains of $4.5 million compared to $17.2 million in 1996. Policy revenues increased by 9% for the same period to $490.3 million from $451.0 million last year. Ordinary life policy revenues increased by 17% to $336.6 million from $286.9 million and group policy revenues decreased by 6% to $153.6 million from $164.1 million. Investment income increased by 21% to $151.0 million from $124.3 million last year.


     Revenues totaled $172.0 million in the fourth quarter compared to $158.0 million last year, an increase of 9%. This increase is mainly attributable to investment earnings which increased by 19% to $40.9 million from $34.5 million. Policy revenues increased by 6% to $129.4 million from $122.0 million and realized investment gains were basically level. Ordinary life policy revenues increased by 17% to $90.1 million from $77.2 million, and group policy revenues decreased by 12% to $39.3 million from $44.9 million.



     In 1997, the Company made a strategic decision to withdraw from the group accident and health and special risk reinsurance business. Group accident and health and special risk revenues for 1997 were $121.2 million, compared to $139.7 million for 1996, representing a 13% decrease. The Company anticipates further decreases of 50% in 1998 and 80% in 1999. The Company does not expect this line of business to affect materially future results.

UNAUDITED CONSOLIDATED FINANCIAL DATA


                                                                            YEAR ENDED
                                                                           DECEMBER 31,
                                                                       ---------------------
                                                                        1997           1996
                                                                       ------         ------
                                                                       (IN MILLIONS, EXCEPT
                                                                          PER SHARE DATA)
INCOME STATEMENT DATA:
Revenues:
  Policy revenues....................................................  $490.3         $451.0
  Investment income..................................................   151.0          124.3
  Realized investment gains..........................................     4.5           17.2
                                                                       ------         ------
          Total revenues.............................................   645.8          592.5
Benefits and expenses:
  Policy claims and benefits.........................................   341.0          332.5
  Policy acquisition costs...........................................   142.1          111.9
  Interest credited to policyholder accounts.........................    40.7           34.6
  Interest expense...................................................     8.0            8.4
  Distributions on capital securities................................     5.0             --
  Other operating expenses...........................................    32.7           29.0
                                                                       ------         ------
          Total benefits and expenses................................   569.5          516.5
                                                                       ------         ------
Income before federal income taxes...................................    76.2           76.1
Provision for federal income taxes...................................    26.7           21.9
                                                                       ------         ------
Net income...........................................................  $ 49.5         $ 54.2
                                                                       ======         ======
Earnings per share:
  Basic earnings per share...........................................  $ 3.64         $ 3.97
  Diluted earnings per share.........................................  $ 3.48         $ 3.89
  Diluted earnings per common share, excluding realized investment
     gains...........................................................  $ 3.28         $ 2.75
Dividends per share..................................................  $ 0.52         $ 0.40
Weighted average shares outstanding (diluted)........................    14.2           13.9
POLICY REVENUES:
Ordinary life reinsurance
  First year.........................................................  $ 58.1         $ 36.2
  Renewal............................................................   246.1          232.7
Group life reinsurance...............................................    15.2           23.2
Administrative Reinsurance...........................................    32.4           18.0
Automobile credit life and disability................................    17.3            1.2
Group accident and health and special risk reinsurance...............   121.2          139.7
                                                                       ------         ------
          Total policy revenues......................................  $490.3         $451.0
                                                                       ======         ======



                                                                                 DECEMBER 31,
                                                                                     1997
                                                                                 ------------
                                                                                     (IN
                                                                                  MILLIONS)
BALANCE SHEET AND OTHER FINANCIAL DATA:
Invested assets
  At fair value................................................................    $2,784.6
  At book value................................................................     2,683.2
Total assets...................................................................     3,700.2
Loans payable..................................................................       125.0
Capital securities.............................................................       100.0
Common shareholders' equity:
  Including unrealized investment gains and losses.............................       373.8
  Excluding unrealized investment gains and losses.............................       312.4
Return on average shareholders' equity (excluding realized and unrealized
  investment gains and losses).................................................          16%

ADMINISTRATIVE REINSURANCE TRANSACTIONS

     Through its acquisition of REALIC in 1995, the Company put into place a platform for acquiring and administering blocks of insurance in force. This platform, known as Administrative Reinsurance, provides a mechanism for an insurer to transfer to the Company administrative responsibilities to facilitate the insurer's exit from a line of business by means of reinsurance or sale.


     Since December 1997, the Company has entered into three Administrative Reinsurance transactions in which the Company has acquired or expects to acquire approximately $1.1 billion in assets and approximately 385,000 policies for administration.



     In December 1997, the Company entered a coinsurance transaction whereby the Company and ERAC will coinsure a block of life insurance and annuity business from Allianz. Under the transaction, the Company, in conjunction with ERAC, will coinsure certain universal life and traditional life insurance policies and annuity contracts. The Company's agreement with ERAC provides that the Company initially will reinsure 20% of the total block of business. Based on the terms of its agreement, the Company expects that its share of the total block of business being reinsured will increase to 60% over a period of several years. The total block of business being coinsured entails $1.1 billion of life insurance and annuity reserves, $90 million of annualized premiums and approximately 225,000 policies. Under its agreement with ERAC, the Company will have the primary responsibility for management oversight and administration of the block of business. The transaction closed in December 1997.


     Also in December 1997, the Company entered into an agreement to acquire Mission Life for a purchase price of approximately $60 million. Mission Life's business is concentrated in life insurance policies designed to meet final expenses. As of September 30, 1997, Mission Life had statutory assets of $225 million, and statutory capital and surplus including AVR of $27 million. Mission Life's estimated 1997 premium income is $38 million, with over 130,000 policies in force.

     In February 1998, the Company entered into an agreement to acquire Lincoln Liberty and First Delaware for an estimated purchase price of $50 million, including adjusted capital and surplus and AVR of approximately $29 million. Lincoln Liberty's and First Delaware's businesses primarily consist of traditional and universal life insurance policies. For the year ended December 31, 1997, on a combined basis, Lincoln Liberty and First Delaware had estimated premiums of $7 million and, at year end, estimated total assets, including adjusted capital and surplus, of $219 million. The agreement, which is subject to certain conditions including insurance regulatory approvals, targets a closing date in the first quarter of 1998.

     These transactions had no impact on the Company's 1997 results of operations, but are anticipated to contribute to 1998 results of operations.

OTHER

     On February 12, 1998, the Company's Board of Directors authorized and declared an increase in the Company's annualized cash dividend to $0.60 per share from $0.52 per share, or to $0.15 per share per quarter from $0.13. The increase is effective with the first quarter 1998 dividend payment. The first quarter dividend for 1998 is payable on March 25, 1998 to stockholders of record at the close of business on March 4, 1998. Furthermore, the Board of Directors of the Company has elected to discontinue the Company's stock repurchase program. In addition, the Board of Directors approved an amendment to the Company's stock option plan, to be effective as of the date it is approved by stockholders, whereby 1,500,000 additional shares will be allocated to the plan.

     The Company traditionally awards options pursuant to its stock option plan to members of senior management in January of each year. The next such grant will be in January 1999. These grants are intended to reinforce the executives' common interests with stockholders, provide additional incentive to increase stockholder value and to help retain key executive talent.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS


     The following information has been derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 and has been included herein for the convenience of the reader.


GENERAL

     The preparation of financial statements in conformity with generally accepted accounting principles requires the use of estimates and assumptions developed by management. Any adjustments to reported bases of assets or liabilities resulting from changes in estimates are reflected in earnings in the period the estimates are revised. Certain management estimates are based, in part, on information provided by ceding companies. As is usual in the reinsurance business, the Company's ceding companies periodically update, refine and revise reinsurance information provided to the Company. The financial effects resulting from the incorporation of revised data are reflected in earnings as changes in estimates.

     Mortality and morbidity experience, both significant factors in the determination of the results of operations of the Company, generally are predictable over time but are subject to fluctuations from year to year and quarter to quarter. Significant fluctuations from period to period could adversely affect the Company's results of operations.

     The Company's reinsurance agreements frequently provide for rights of recapture, which permit the ceding company to increase the amount of liability it retains on the reinsured policies after the policies have remained in force for a designated period of time (generally ten to twenty years). Accordingly, an increase in the amount of liability retained by the ceding company will decrease both the Company's insurance in force and premiums to be received from the reinsured policies. To date, recaptures have not had a material impact on the Company's results of operations.

     The Company retrocedes portions of certain risks in excess of a predetermined retention amount for which it has accepted liability. From time to time, the Company also has entered into quota share retrocessional agreements, and maintained catastrophe reinsurance to protect against catastrophic event risks. Failure of a retrocessionaire to honor its obligations could result in material losses to the Company; to date, no such losses have occurred. No amounts due the Company from its retrocessionaires were deemed uncollectible at December 31, 1996.

     The Company is party to several reinsurance agreements for which transactions are denominated in Canadian currency. The assets and liabilities related to such reinsurance agreements are remeasured in U.S. dollars, the functional currency, at current exchange rates as of the end of each reporting period. Deterioration in the exchange rate of Canadian currency could have an adverse effect on results of operations. At December 31, 1996, the Company had $37.2 million of net assets denominated in Canadian currency. The Company has not engaged in hedging or any other activities to mitigate the effect on earnings of a deterioration in the exchange rate of Canadian currency.

     The Company's total policy revenues have increased in each year since 1992. However, should the Company be unable to generate sufficient new business to offset the expected future decline in policy revenues associated with the current business in force due to lapsation and mortality, the Company's results of operations could be adversely affected.

     In 1996, the Company derived approximately 60% of its policy revenues from the reinsurance of ordinary life insurance policies under agreements with ceding companies which cover new business to be written by the client and/or existing blocks of in force business. This business generally is written on a direct basis and is written under agreements with approximately 450 ceding companies. In 1996, forty-five ceding companies each accounted for at least $1.0 million of ordinary life reinsurance policy revenues and in the aggregate represented approximately 89% of the Company's ordinary life reinsurance policy revenues.

     The Company's group life reinsurance business, which accounted for approximately 5% of policy revenues in 1996, is written on a direct basis and generally is excess of loss and often includes experience rating provisions.

     Approximately 30% of the Company's policy revenues were generated from group accident and health and special risk reinsurance in 1996. This business generally is written on an annual basis through reinsurance facilities which are managed by managing general underwriters. Generally the risks are shared by several reinsurers on a quota share basis.

     The remainder of 1996 policy revenues was derived from Administrative Reinsurance. This business represents the acquisition of closed blocks of primary insurance policies (both interest sensitive and traditional) and annuity contracts and is expected to become a more significant component of policy revenues in the future.


YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994



  RECENT TRANSACTIONS


     Through its acquisition of REALIC in 1995, The Company put into place a platform for acquiring and administering blocks of insurance in force. This platform, known as Administrative Reinsurance, provides a mechanism for an insurer to transfer to REALIC administrative responsibilities to facilitate the insurer's exit from a line of business by means of reinsurance or sale.

     During 1996, the Company, through REALIC, completed several such transactions (collectively, "Transactions"). The Transactions increased total assets and liabilities by approximately $400 million. The assets received consisted primarily of cash and high quality investments and the liabilities assumed consisted primarily of future policy benefits on traditional life insurance policies and account values on annuities and interest sensitive life insurance policies. For 1996, the Transactions contributed policy revenues totaling $10.9 million and approximately $10.8 million of investment income.

  RESULTS OF OPERATIONS

     NET INCOME. Net income increased by $19.6 million in 1996 to $54.2 million, or $3.89 per share, compared with $34.6 million, or $2.32 per share, in 1995 and $34.3 million, or $2.21 per share, in 1994. Included in these results were after-tax realized investment gains of $15.9 million and $2.4 million in 1996 and 1995, respectively. In March 1996, the Company realized a gain of $13.5 million from the sale of its equity investment in Nacolah Holding Corporation ("Nacolah"), parent of The North American Company for Life and Health Insurance. The Company utilized existing tax net operating loss carryforwards to offset the taxes otherwise payable in connection with the gain, and reversed an existing deferred tax valuation allowance, resulting in a tax benefit of $4.8 million. Net income in 1995 also included an extraordinary charge amounting to $1.0 million, which resulted from the write-off of unamortized loan costs associated with amending and restating the 1992 Credit Agreement.

     Earnings before realized investment gains and federal income taxes increased by $7.8 million to $58.9 million in 1996 compared with $51.1 million in 1995 and $52.7 million in 1994. The increase in 1996 was primarily due to earnings from the Transactions and increased business in force within ordinary reinsurance.

     POLICY REVENUES. Policy revenues by major source for the three year period are as follows:

                                                              1996       1995       1994
                                                             ------     ------     ------
                                                                    (IN MILLIONS)
    Ordinary reinsurance...................................  $268.9     $243.7     $225.0
    Group reinsurance......................................   164.1      136.8      125.9
    Administrative Reinsurance.............................    18.0        2.7         --
                                                             ------     ------     ------
              Total........................................  $451.0     $383.2     $350.9
                                                             ======     ======     ======

     The growth in ordinary reinsurance revenues was largely due to new reinsurance agreements entered into during the last two years, as first year premiums totaled $36.2 million in 1996 and increased by 68% and 17% during 1996 and 1995, respectively. The ordinary reinsurance lapse rate has ranged from 9-11% during the last three years.

     Group reinsurance policy revenues consist of life, accident and health, special risk and credit coverages. During the last three years, the Company's group accident and health and special risk reinsurance business increased substantially over previous levels. Group accident and health and special risk reinsurance policy revenues increased from $102.0 million in 1994 to $112.4 million in 1995 and $139.7 million in 1996. This growth resulted principally from increased participation in major medical and accident reinsurance pools and quota share arrangements, which are organized and managed by professional managing general underwriters. The rate of growth experienced in accident and health and special risk policy revenues is not expected to continue due to management's decision to selectively reduce or eliminate participation in certain pool arrangements to better balance the mix of risks reinsured.

     The growth in Administrative Reinsurance policy revenues has been due to the Transactions. Future revenue growth from Administrative Reinsurance depends on the Company's ability to identify and complete similar transactions.

     INVESTMENT INCOME. Investment income increased by 26% in 1996 to $124.3 million and by 20% in 1995 to $98.6 million. These increases were largely due to the growth in invested assets from the REALIC acquisition in 1995 and the Transactions completed in 1996. This rate of growth is dependent on new Administrative Reinsurance transactions and, to a lesser extent, new ordinary reinsurance business. The weighted average portfolio yield rate (amortized cost basis) was 7.8% in 1996 and 8.2% in 1995 and 1994.

     POLICY BENEFITS. Policy benefits increased by 18% in 1996 and 15% in 1995. These increases resulted from higher volumes of group business and increased life insurance in force, which was significantly impacted by the acquisition of REALIC and the completion of the Transactions. As a percentage of policy revenues, policy benefits were 74% in each of 1996 and 1995 and 70% in 1994. The increase experienced in the last two years was primarily due to an increase in revenues generated under reinsurance treaties with no acquisition costs, coinsurance involving paid-up insurance and Administrative Reinsurance, which produces no new business and, therefore, generally has a higher ratio of benefits to policy revenues.

     POLICY ACQUISITION COSTS. Policy acquisition costs increased by 17% in 1996 and 8% in 1995. These increases reflect the higher volumes of ordinary and group accident and health reinsurance business and the Transactions. As a percentage of policy revenues, policy acquisition costs were 25% in each of 1996, 1995 and 1994.

     INTEREST CREDITED TO POLICYHOLDER ACCOUNTS. Interest credited to policyholder accounts increased by 63% to $34.6 million in 1996 and by 42% to $21.2 million in 1995. These increases are attributable to the acquisition of REALIC and the Transactions as the majority of the policy benefit liabilities acquired in these transactions are interest sensitive.

     INTEREST EXPENSE. Interest expense, including facility fees and agency fees, decreased to $8.4 million in 1996 from $10.7 million in 1995 and $9.1 million in 1994. This decrease was due to (i) a decrease in the weighted average variable rate charged on outstanding debt, which decreased to 6.2% in 1996 from 7.1% in 1995 and (ii) a decrease in the outstanding principal balance to $125.0 million resulting from the first quarter of 1996 repayment of $15.0 million. The effective interest rate as of December 31, 1996 was 6.0%.

     OTHER OPERATING EXPENSES. Other operating expenses increased significantly in 1996 mainly due to (i) third party administration fees incurred by REALIC,
(ii) higher compensation costs related to the Transactions and (iii) higher staffing levels. REALIC utilizes the services of a third party administrator to administer all of its business; accordingly, to the extent the Company is successful in expanding Administrative Reinsurance, its operating expenses will continue to increase. Other operating expenses were essentially level in 1995 and 1994 as Canadian currency remeasurement losses incurred in 1994 totaling $4.2 million were partially offset by third party administrator fees incurred in connection with Administrative Reinsurance and by higher employee-related and consulting costs in 1995.

     The effective federal income tax rate was 29% in 1996 compared with the statutory rate of 35%. The federal income tax expense is net of a $4.8 million tax benefit resulting from the reversal of a deferred tax valuation allowance in connection with the realized investment gain on the Nacolah transaction. In 1995 and 1994, the effective federal income tax rate was 35%.

  FINANCIAL CONDITION AND LIQUIDITY


     INVESTMENTS. Invested assets at fair value amounted to $1,833.2 million and $1,504.2 million at December 31, 1996 and 1995, respectively. The increase in invested assets in 1996 resulted from the Transactions partially offset by a decrease in unrealized investment gains. Net unrealized gains on invested assets totaled $39.7 million and $82.5 million at year end 1996 and 1995, respectively, and generally reflect the increase in interest rates from period to period.


     The Company's investment policy is designed to maintain a high quality portfolio, maximize current income, maintain a high degree of liquidity, and match the cash flows of the portfolio to the required cash flows of the Company's liabilities.

     The Company does not engage in trading activities to generate realized investment gains and, thus, does not have a trading portfolio. However, the Company evaluates the desirability of continuing to hold a security when market conditions, creditworthiness or other measurement factors change. These changes may relate to a change in the credit risk of an issuer and a decision to sell may be made to avoid further declines in realizable value. Securities also may be sold prior to maturity to provide liquidity should the need arise.

     The Company's fixed maturity securities, which constituted 94%, or $1,720.6 million, of the total fair value of its invested assets as of December 31, 1996, are predominantly investment grade, liquid securities with varying maturity dates. The fair value of such investments may vary depending on economic and market conditions, the level of interest rates and the perceived creditworthiness of the issuer.

     At December 31, 1996, approximately $75.8 million (at fair value), or 4%, of the Company's invested assets consisted of below investment grade securities. The Company generally limits its investments in fixed maturities that are rated below investment grade, as these investments are subject to a higher degree of credit risk than investment grade securities. The Company closely monitors its below investment grade securities as well as the creditworthiness of the portfolio as a whole. When fair values decline for reasons other than changes in interest rates or other perceived temporary conditions, the security is written down to its net realizable value. In 1996, 1995 and 1994, the Company wrote down the value of certain securities by $0.5 million, $0.9 million, and $1.3 million, respectively. The Company had no fixed maturities in default at December 31, 1996.

     The results of operations and the financial condition of the Company are significantly affected by the performance of its investments and by changes in interest rates. During a period of declining interest rates, if the Company's investments are prematurely sold, called, prepaid or redeemed, the Company would be unable to reinvest the proceeds in securities with comparable rates of return. During a period of rising interest rates, the fair value of the Company's invested assets could decline. In addition, rising interest rates could also cause disintermediation which in turn could cause the Company to be required to sell investments at prices and times when the fair values of such investments are less than their amortized cost. The Company believes that its traditional life insurance liabilities are not highly interest sensitive and, therefore, the effects of fluctuating interest rates on these liability cash flows are not significant. For interest sensitive liabilities, the Company utilizes asset/liability management to minimize the impact of changes in interest rates. The Company has not engaged in hedging activities to mitigate the effects of interest rate changes on its invested assets.

     At December 31, 1996, collateralized mortgage obligations and mortgage-backed pass-through securities represented approximately 21% of the Company's invested assets. Certain of such investments may be subject to significant prepayment risk and, therefore, are susceptible to fluctuations in the level of interest rates.

     During 1996, 1995 and 1994, proceeds from sales of fixed maturities amounted to $253.4 million, $370.8 million and $134.8 million, respectively. The net gains realized from such sales were $1.8 million, $4.5 million and $0.4 million for the respective periods. The majority of the 1996 and 1995 sales was attributable to the restructuring of portfolios acquired in connection with the acquisition of REALIC and the completion of the Transactions.

     Real estate and mortgages (at cost) totaled $7.0 million at December 31, 1996 and were acquired as part of the Transactions. Mortgage loans comprise the majority of this amount.


     POLICY BENEFIT LIABILITIES. The Company's obligations for policy benefit liabilities increased by 33% and 42% during 1996 and 1995, respectively. These increases resulted from the acquisition of REALIC and the Transactions and increased reinsurance of new and in force life insurance business. Policy benefits consist of the present value of net future benefits under traditional ordinary and group life insurance policies, account values under interest sensitive life and annuity contracts, group accident and health claim reserves, life claims payable and other miscellaneous liabilities. Through REALIC and the Transactions, the relative proportion of interest sensitive and annuity policy benefit liabilities to the total has increased significantly and, at December 31, 1996, totaled approximately half of the policy benefits under life insurance contracts.


     Asset/liability management techniques are utilized by the Company to minimize the risks associated with interest rate fluctuations. For interest sensitive policy benefits, the Company seeks to invest in assets with equal durations while attaining a targeted rate of return. The Company currently does not engage in hedging transactions to mitigate the effects of interest rate fluctuations.


     DEBT AND SHAREHOLDERS' EQUITY. In 1995, the Company amended and restated the 1992 Credit Agreement to convert the facility to a senior secured revolving and term loan with a stated maturity of January 5, 2002. The two year revolving loan has a commitment amount of $160.0 million and may be extended for up to two one-year periods with bank consent. During 1996, the Company received bank consent to extend the maturity date by one year. At December 31, 1996, loans totaling $125.0 million were outstanding.


     Interest rates on the loans are variable and, subject to certain restrictions, the Company may select the applicable interest rate index and the period of applicability.

     The 1995 Credit Agreement contains certain covenants which, among other things, restrict under certain circumstances the payment of dividends and repurchase of treasury stock. Further, certain actions of the Company are limited, including those related to mergers, acquisitions, indebtedness and investments. The Company and its subsidiaries are required to meet certain financial ratios and maintain a minimum level of statutory surplus.

     Shareholders' equity increased by $10.8 million to $290.1 million at December 31, 1996 from $279.3 million at December 31, 1995, primarily as a result of net income of $54.2 million, partially offset by a decrease in net unrealized appreciation of securities of $24.5 million, treasury stock purchases of $17.0 million and common shareholder dividends of $5.5 million.

     Under the stock repurchase program initially approved by the Company's Board of Directors during 1995, approximately 2.1 million shares have been purchased under a total authorization of 3.0 million shares. The Company may use internally generated funds or borrowings under the 1995 Credit Agreement to finance additional purchases of shares, if any, under the repurchase program.

     Dividends paid to common shareholders reflect an annual rate of $.40 per share in 1996 and $.28 per share in 1995; effective in the first quarter of 1997, the Company increased its annual dividend rate to $.52 per share.

     Debt to total capitalization (outstanding debt divided by outstanding debt plus shareholders' equity) decreased significantly during the last two years. As a percentage, these amounts were 30%, 33% and 42% at year-end 1996, 1995 and 1994, respectively. Management believes that, to best balance leverage and regulatory targets, a debt to total capitalization ratio in the range of 25-35% is appropriate.


     LIQUIDITY. Sources of liquidity are available to the Company in the form of cash and short-term investments and, if necessary, the sale of invested assets. The Company also may borrow an additional $35.0 million under the 1995 Credit Agreement and may enter into reverse repurchase agreements to fund short-term cash needs. In addition to its debt servicing and dividend obligations, the Company's financial obligations consist of policy benefit and acquisition costs, taxes and general operating expenses. During the next twelve months, management believes these obligations will be adequately provided for by policy revenues and investment income.


     The primary sources of funds for Life Re Corporation (the "Parent") consist of dividends and surplus debenture principal and interest payments from TexasRe, which are further funded by dividends from Life Reassurance to TexasRe. The ability of the Parent to make payments of principal and interest as well as to continue to pay common stock dividends is ultimately dependent on the statutory earnings and surplus of its subsidiaries. The following table shows surplus debenture principal and interest payments received and dividends received by the Parent for the last three years as well as dividends available for payment in that year without prior approval of state regulatory authorities:

                                                                  YEARS ENDED DECEMBER 31,
                                                                 --------------------------
                                                                  1996      1995      1994
                                                                 ------    ------    ------
                                                                       (IN MILLIONS)
    Surplus debenture amounts received from TexasRe:
      Interest.................................................   $10.0     $19.4      $2.3
      Principal................................................      --      10.0       5.0
                                                                  -----     -----     -----
                                                                   10.0      29.4       7.3
    Dividends received from TexasRe............................    12.1      15.0        --
                                                                  -----     -----     -----
                                                                  $22.1     $44.4      $7.3
                                                                  =====     =====     =====
    Dividends available for payment by TexasRe.................   $27.1     $28.2     $15.4
                                                                  =====     =====     =====

     The unpaid principal amount of the surplus debentures at December 31, 1996 was $160.5 million. The interest rate payable under the terms of the surplus debentures is the same as the interest rate under the 1995 Credit Agreement. In 1995, the principal amortization terms of the surplus debentures were changed to conform to the terms of the 1995 Credit Agreement.

     Currently, no prior approval of the Texas Insurance Commissioner is required to prepay or pay scheduled interest or principal on the surplus debentures provided that, after giving effect to any such payment, the statutory surplus of TexasRe exceeds $125.0 million.

     TexasRe relies primarily on dividends from Life Reassurance to meet its obligations under the surplus debentures as well as to pay dividends to the Company. TexasRe received dividends from Life Reassurance during 1996, 1995 and 1994 of $14.9 million, $30.9 million, and $13.5 million, respectively.

     The payments of dividends by TexasRe and Life Reassurance are subject to restrictions set forth in Texas and Connecticut insurance laws and regulations. Under Connecticut law, no dividend in an amount exceeding Life Reassurance's earned surplus may be paid without prior regulatory approval. Approval has been received from the Connecticut Department of Insurance to define earned surplus for this purpose to include amounts of paid in surplus in excess of $125.0 million.

     Purchases and sales of fixed maturities increased substantially in 1996 and 1995 due primarily to restructuring of portfolios related to REALIC and the Transactions. The completion of these types of transactions generally produces a cash outlay for acquisitions and a net cash inflow upon reinsurance of insurance in force. During 1996, net cash of $59.7 million was generated by the receipt of cash as consideration for the assumption of insurance liabilities partially offset by the purchase price paid in acquiring companies. Financing cash flows include debt prepayments of $15.0 million in 1996 and $10.0 million in 1994. Withdrawals from annuity and interest sensitive life insurance contracts totaled $74.7 million in 1996 compared to $30.7 million in 1995 due to increased volumes of business resulting from the Transactions and an increase in the related rate of lapsation.

NINE MONTHS ENDED SEPTEMBER 30, 1997 COMPARED TO NINE MONTHS ENDED SEPTEMBER 30, 1996

     During 1997 and 1996, the Company completed several transactions through which it acquired blocks of insurance in force. The 1997 Transactions, which were the purchase of AML and a coinsurance agreement with UNUM Life Insurance Company of America and First UNUM Life Insurance Company, increased total assets by approximately $240 million. The 1996 Transactions increased total assets by approximately $400 million.

  RESULTS OF OPERATIONS

     NET INCOME. Net income totaled $34.9 million for the nine months ended September 30, 1997 compared to $41.0 million for the same period last year. Included in the 1996 results was an after-tax realized gain of $13.5 million from the sale of a strategic investment. In conjunction therewith, the Company utilized existing tax net operating loss carryforwards to offset the taxes otherwise payable in connection with the gain and reversed an existing deferred tax valuation allowance, resulting in a tax benefit of $4.8 million. Income before federal income taxes and excluding realized investment gains was $50.9 million in the current nine month period compared to $40.0 million in the same period last year. The increase in earnings is largely attributable to higher in force volumes in ordinary life reinsurance and comparatively favorable mortality, contributions from Administrative Reinsurance as a result of the 1996 Transactions and income from an automobile credit reinsurance agreement effective July 1996. These favorable results were partially offset by higher morbidity in the group accident and health and special risk pool business. Morbidity experience within the group accident and health and special risk pool business is not expected to improve materially in the near term.


     POLICY REVENUES. Policy revenues increased by $32.0 million, or 10%, to $360.9 million in 1997 from $328.9 million in 1996. Ordinary life reinsurance policy revenues increased by $25.5 million, or 13%, to $224.8 million due to an increase in first year premiums of $17.5 million and higher renewal premiums resulting from higher in force amounts. An increase in Administrative Reinsurance policy revenues of $11.4 million is attributable to the Transactions. Future revenue growth from Administrative Reinsurance is dependent on the completion of similar transactions.

     Group policy revenues decreased by $4.9 million, or 4%. Of the group policy revenues, premiums of $13.3 million in the 1997 period were generated from automobile credit reinsurance. Group life premiums declined by $7.2 million period to period due to treaty terminations. Group accident and health and special risk premiums decreased by $11.0 million, or 11%, primarily as a result of an agreement, effective January 1, 1997, to retrocede 50% of 1997 group accident and health and special risk reinsurance risks. Also contributing to the decline were reductions in certain pool participations which were offset by higher premium from remaining business. In October 1997, the Company announced its withdrawal from the group accident and health and special risk pool reinsurance marketplace. The Company will not renew or accept new participations in group accident and health and special risk pools. The Company anticipates a decline in policy revenues in these lines of approximately 20% for the full year 1997 from 1996 policy revenues, 50% in 1998 from 1997 policy revenues and 80% in 1999 from 1998 policy revenues, as the existing business runs off. The Company expects no adverse financial impact from its withdrawal from this business.


     INVESTMENT INCOME. Investment income increased by 22% to $110.0 million as a result of assets received in conjunction with the Transactions, the automobile credit reinsurance agreement and proceeds from the Company's issuance in June 1997 of capital securities, offset by a decrease in the weighted average portfolio yield rate, which was 7.49% and 7.61% at September 30, 1997 and 1996, respectively. Future investment income growth is dependent on, among other factors, the completion of additional Administrative Reinsurance transactions and continued growth in ordinary life reinsurance and automobile credit reinsurance business.


     POLICY BENEFITS. Policy benefits increased by $6.9 million from the prior period due to higher volumes of business in force; however, as a percentage of policy revenues, policy benefits improved to 70% in 1997 from 75% in 1996. Contributing to the lower percentage is a shift in the mix of business from excess reinsurance to first dollar quota share reinsurance; under first dollar quota share reinsurance, typically a higher proportion of the reinsurance premium funds acquisition costs and a lesser proportion funds mortality costs. Also, improved mortality in ordinary life reinsurance was partially offset by a deterioration in group accident and health and special risk morbidity experience.

     POLICY ACQUISITION COSTS. Policy acquisition costs as a percentage of policy revenues were 29% for the nine months ended September 30, 1997 compared to 25% for the same period of 1996. The increase is largely due to higher ultimate commission rates on ordinary life reinsurance resulting from the shift of the mix of business.

     INTEREST CREDITED TO POLICYHOLDER ACCOUNTS. Interest credited to policyholder accounts increased to $28.6 million in 1997 from $24.1 million in 1996 corresponding to the growth in interest sensitive business resulting from the Transactions. These results were partially offset by a revised estimate of certain bonus interest provisions and the lapsation of business in force.

     INTEREST EXPENSE. Interest expense declined by $.5 million as a result of a $15.0 million principal repayment in March 1996 and a decline in the weighted average variable rate to 6.0% from 6.2%.

     DISTRIBUTIONS ON CAPITAL SECURITIES. Distributions on capital securities of $2.8 million were incurred from the issuance in June 1997 of $100 million of 8.72% capital securities by a subsidiary trust as further described in "-- Financial Condition and Liquidity" below.

     OTHER OPERATING EXPENSES. Other operating expenses increased by $4.0 million to $25.0 million partly as a result of increased fees for third party administration of Administrative Reinsurance, which fees increased as a result of greater in force volumes resulting from the Transactions. The Company's higher compensation costs also contributed to the increase in operating expenses.

     FEDERAL INCOME TAXES. Federal income taxes were provided at the federal statutory rate of 35% for 1997. The 1996 rate was 27% due to the previously mentioned tax benefit from utilization of operating loss carryforwards.

  FINANCIAL CONDITION AND LIQUIDITY


     INVESTMENTS. Invested assets grew to $2,156.4 million at September 30, 1997 from $1,833.2 million at December 31, 1996 as a result of the issuance of $100 million of capital securities, net assets of approximately $200.0 million received from the Transactions in 1997, the reinvestment of operating cash flows of $40.6 million and a $38.8 million interest rate related fair value increase, partially offset by net withdrawals from policyholder accounts of $47.7 million.


     The Company's fixed maturity portfolio (including the fixed maturity securities which are included in assets held by ceding company under reinsurance treaty) constituted 94% of invested assets at September 30, 1997, of which $69.0 million, or 3.2% of invested assets, consisted of below investment grade securities. At September 30, 1997, the weighted average quality rating of the fixed maturities portfolio was "A" and no fixed maturities were in default.


     LIQUIDITY. Sources of liquidity are available to the Company in the form of cash and short-term investments and, if necessary, the sale of invested assets. The Company may enter into reverse repurchase agreements to fund short-term cash needs and can also borrow an additional $35.0 million under its revolving credit agreement. Effective May 1, 1997, the credit agreement was amended to reduce the margin over an index rate that determines the amount of interest paid by the Company. In addition, the Company may defer the commencement of principal amortization until January 2001. As of September 30, 1997 and December 31, 1996, the weighted average interest rate on long-term debt was 6.0%. In addition to debt servicing and dividend obligations, the Company's financial obligations consist of policy benefit and acquisition costs, taxes and general operating expenses. Management believes that these obligations will be adequately provided for by policy revenues and investment income for the next twelve months.


     The ability of the Company to make principal and interest payments under its credit agreement and fund capital security distributions as well as to continue to pay common stock dividends ultimately is dependent on the statutory earnings and surplus of the insurance subsidiaries. The transfer of funds from the subsidiaries to Life Re Corporation is subject to applicable insurance laws and regulations. Pursuant to a stock repurchase program approved by the Company's Board of Directors under which a total 3.0 million shares have been authorized for purchase, the Company has repurchased approximately 2.2 million shares for an aggregate purchase price of $46.6 million.

NEW ACCOUNTING PRONOUNCEMENTS

     In 1997, the Financial Accounting Standards Board issued Statements No. 128, 130 and 131. These statements concern the calculation of earnings per share and the presentation of comprehensive income and segment reporting, respectively. These statements will not affect the Company's financial condition or results of operations.

                                    BUSINESS


     Life Re, through its principal wholly-owned subsidiary, Life Reassurance, is a leading provider of life reinsurance in the United States, with over $145 billion of life reinsurance in force and assets of $3.7 billion at December 31, 1997. Management believes the Company is the largest independent publicly traded life reinsurer in the United States, and that it ranks fifth overall among U.S. life reinsurers as measured by life reinsurance in force. The Company's operating strategy has been to focus on two core lines of business: (i) Traditional Life Reinsurance, which involves the transfer to the Company of mortality risks on new sales from primary (or ceding) insurers of ordinary and group life insurance policies and (ii) Administrative Reinsurance(SM), which involves the acquisition of blocks of life insurance in force and, frequently, the assumption of administrative responsibility for life insurance in force by the Company. During the five year period ending December 31, 1997, the Company's operating earnings per share and book value per share (excluding realized and unrealized investment gains and losses) have grown at 19% and 16% compound annual growth rates, respectively, and return on average equity (excluding realized and unrealized investment gains and losses) has averaged 15%.



     Management estimates that between 1993 and 1996, new ordinary insurance in force ceded to the life reinsurance market grew from $166 billion to $343 billion, representing a 27% compound annual growth rate. In addition, over the same period, management believes there has been an expansion in the number of opportunities to acquire blocks of life insurance in force. The Company believes that certain dynamics in the life insurance industry have contributed to the Company's growth over time in Traditional Life Reinsurance and Administrative Reinsurance. These dynamics include: (i) an increasing use of life reinsurance by primary companies as a means of managing risk-based capital pressures by shifting mortality risk and distribution costs to reinsurers and (ii) an increasing focus by primary companies on asset accumulation products and a desire to eliminate or minimize mortality risk taking. Moreover, primary companies increasingly are seeking to sell blocks of life insurance in force in order to realize value and release capital embedded in non-core businesses or to ease administrative burdens and costs associated with maintaining outdated or inefficient systems.


     The Company derived approximately 62% of its revenues for the year ended December 31, 1997, and the majority of its pre-tax operating income for the same period, from Traditional Life Reinsurance. The Company provides life reinsurance primarily for mortality risk with respect to both ordinary and group life insurance products on an automatic treaty basis. Substantially all of the Company's Traditional Life Reinsurance business is marketed directly by the Company without the use of intermediaries. Between 1993 and 1996, the Company's new sales of ordinary life reinsurance, as measured by insurance in force assumed, grew at a compound annual growth rate of 29%. The Company's first year premium growth, another measure of new life insurance sales, has grown consistently over the past several years, from $13 million in 1993 to $61 million in 1997.


     The Company derived approximately 18% of its revenues for the year ended December 31, 1997 from Administrative Reinsurance. Management expects the Administrative Reinsurance line of business to be an important source of additional growth in the Company's pre-tax operating income. Through Administrative Reinsurance, the Company is able to benefit from the increasing consolidation in the life insurance industry by focusing on acquiring non-core or smaller blocks of life insurance in force. In July 1995, the Company acquired REALIC, which served as its initial platform for Administrative Reinsurance. With the acquisition of REALIC, the Company obtained primary insurance licenses and began outsourcing administrative services for acquired blocks of insurance in force on a variable cost basis. Since 1995, the Company has acquired or is under contract to acquire a total of 10 blocks of life insurance in force, representing in excess of $2.0 billion in assets.


     In 1997, the Company made a strategic decision to withdraw from the group accident and health and special risk reinsurance business. This line of business provided approximately 20% of revenues for the year ended December 31, 1997. The decision to exit this line of business primarily was motivated by the need for additional capital in its Traditional Life Reinsurance and Administrative Reinsurance lines of business and the deterioration in accident and health morbidity experience. The Company does not expect this line of business to affect materially future results.

     Life Re was founded in 1988 by Rodney A. Hawes, Jr., Douglas M. Schair and Jacques E. Dubois, each of whom has over 25 years of insurance industry experience, for the purpose of acquiring Life Reassurance from General Reinsurance Corporation. Life Re currently has a rating of A+ (Superior) by A.M. Best. A.M. Best ratings are based upon an insurance company's financial strength regarding its ability to pay obligations to policyholders and are not directed toward the protection of investors.
                            ------------------------


     The following information has been derived from the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 and the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 and has been included herein for the convenience of the reader.


BUSINESS WRITTEN

  GENERAL

     The business of reinsurance generally consists of reinsurers, such as the Company, who enter into contractual arrangements (treaties) with primary insurers (ceding companies) whereby the reinsurer agrees to indemnify the ceding company for all or a portion of the risk associated with the underlying insurance policy in exchange for a reinsurance premium payable to the reinsurer. Reinsurers also may enter into retrocessional reinsurance arrangements with other reinsurers, which operate in a manner similar to the underlying reinsurance arrangement described above. Under retrocessional reinsurance arrangements, the reinsurer shifts a portion of the risk associated with the underlying insurance policy to the retrocessionaires.

     Reinsurance agreements may be written on an automatic treaty basis or facultative basis, and reinsurance may be marketed directly by the reinsurer or through reinsurance intermediaries or brokers. An automatic treaty provides for a ceding company to cede contractually agreed-upon risks on specific blocks of business to a reinsurer and binds that reinsurer without obtaining further approval from that reinsurer. Facultative reinsurance is the reinsurance of individual risks whereby a reinsurer has the opportunity to analyze and separately underwrite a risk prior to agreeing to accept the risk. In addition, both automatic treaty and facultative reinsurance may be written on either a quota share basis (a percentage of each risk in the reinsured class of risk is assumed by the reinsurer from the ceding company with premiums proportional to such assumed risk being paid to reinsurers) or an excess of loss basis (reinsurers indemnify the ceding company up to a contractually-specified amount for a portion of loss exceeding a specified loss retention amount in consideration of non-proportional premiums being paid).

     The Company's operating strategy has been to focus on two core lines of business: (i) Traditional Life Reinsurance and (ii) Administrative Reinsurance. Traditional Life Reinsurance includes ordinary life reinsurance and group life reinsurance. Administrative Reinsurance includes automobile credit life and disability. These two core lines of business cover the following risks: (i) mortality and morbidity, (ii) investment, (iii) lapsation, and (iv) medical expense, disability and accident. The Company writes reinsurance predominantly on a direct basis with primary life insurance companies. Life Reassurance has a closed block of primary insurance in force consisting of single premium annuities issued prior to 1986. In addition, the Administrative Reinsurance line of business, which focuses on administering primary life insurance in force, includes closed blocks of directly written life insurance. In 1997, the Company made a strategic decision to withdraw from the group accident and health and special risk reinsurance business.

     The following table sets forth selected information for the indicated periods concerning the Company's insurance operations:

             DISTRIBUTION OF POLICY REVENUES AND INSURANCE IN FORCE


                                                              YEAR ENDED DECEMBER 31,
                                          ----------------------------------------------------------------
                                                 1996                   1995                   1994
                                          ------------------     ------------------     ------------------
                                           AMOUNT        %        AMOUNT        %        AMOUNT        %
                                          --------     -----     --------     -----     --------     -----
                                                        (IN THOUSANDS, EXCEPT IN FORCE DATA)
Policy revenues:
  Ordinary life reinsurance...........    $268,902      59.6%    $243,672      63.6%    $224,998      64.1%
  Group life reinsurance..............      23,213       5.2       24,442       6.4       23,913       6.8
  Administrative Reinsurance..........      18,013       4.0        2,714       0.7
  Automobile credit life and
    disability........................       1,211       0.2           --       0.0           --       0.0
  Group accident and health and
    special risk reinsurance..........     139,653      31.0      112,403      29.3      101,964      29.1
                                          --------     -----     --------     -----     --------     -----
         Total policy revenues........    $450,992     100.0%    $383,231     100.0%    $350,875     100.0%
                                          ========     =====     ========     =====     ========     =====
Insurance in force at end of year (in
  millions and before reinsurance
  ceded):
  Ordinary life reinsurance...........    $103,560               $ 83,668               $ 74,167
  Group life reinsurance..............       7,933                  6,430                  7,046
  Administrative Reinsurance..........       4,519                  1,185                     --
                                          --------               --------               --------
  Total insurance in force............    $116,012               $ 91,283               $ 81,213
                                          ========               ========               ========
Ordinary life lapse ratio.............                   9.4%                  10.8%                   9.9%


  ORDINARY LIFE REINSURANCE

     Ordinary life reinsurance is generally the reinsurance of individual term life insurance policies, whole life insurance policies, universal life insurance policies, and joint and survivor insurance policies. The Company's ordinary life line of business includes all of these products.

     Substantially all of the Company's policy revenues with respect to ordinary life reinsurance are written on an automatic treaty basis. Ordinary life reinsurance is written on a facultative basis only in limited circumstances, generally for primary insurers with which the Company has automatic treaty reinsurance business. Facultative reinsurance is individually underwritten by the Company for each policy to be reinsured, with the pricing and other terms established at the time the policy is underwritten based upon rates negotiated in advance. Most of the Company's ordinary life reinsurance business is written on a quota share basis. The Company generally requires ceding companies to retain at least 10% of every risk, whether the business is written on an excess or quota share basis. The Company generally limits its own net liability on any one ordinary life risk to $1.0 million. The Company's reinsurance agreements frequently provide for rights of recapture, which permit the ceding company to increase the amount of liability it retains on the reinsured policies after the policies have remained in force for a designated period of time (generally between ten and twenty years). Accordingly, an increase in the amount of liability retained by the ceding company will decrease both the Company's insurance in force and premiums to be received from the reinsured policies.

     The Company's ordinary life reinsurance agreements typically remain in force for the life of the underlying policies reinsured. The Company is entitled to renewal policy revenues absent the death of the insured, voluntary surrender or lapse of the policy due to nonpayment of premium or the recapture by the ceding company of the risks reinsured.

     The following table sets forth the Company's policy revenues on ordinary life reinsurance first year business and renewal business for the periods indicated:

             DISTRIBUTION OF FIRST YEAR AND RENEWAL POLICY REVENUES
                         FOR ORDINARY LIFE REINSURANCE

                                                   YEAR ENDED DECEMBER 31,
                               ----------------------------------------------------------------
                                      1996                   1995                   1994
                               ------------------     ------------------     ------------------
                                AMOUNT        %        AMOUNT        %        AMOUNT        %
                               --------     -----     --------     -----     --------     -----
                                                        (IN THOUSANDS)
Ordinary life reinsurance
  policy revenues:
  First year(1)..............  $ 36,217      13.5%    $ 17,736       7.3%    $ 13,248       5.9%
  Renewal....................   232,685      86.5      225,936      92.7      211,750      94.1
                               --------     -----     --------     -----     --------     -----
Total ordinary life
  reinsurance policy
  revenues...................  $268,902     100.0%    $243,672     100.0%    $224,998     100.0%
                               ========     =====     ========     =====     ========     =====

---------------
(1) First year policy revenues are premiums received within one year of the date of issuance of the underlying policy, whether reinsured by treaties entered into prior to or during the indicated period.

     As of December 31, 1996, the Company reinsured ordinary life insurance business under treaties with approximately 450 ceding companies. In 1996, 45 ceding companies each accounted for at least $1.0 million of ordinary life reinsurance policy revenues and in the aggregate represented approximately 89% of the Company's ordinary life reinsurance policy revenues. The Company markets its ordinary life reinsurance to a broad cross section of companies, which vary in size, corporate structure and geographic location. No ordinary life ceding company accounted for more than 10% of the Company's policy revenues in 1996.

     The Company occasionally reinsures ordinary life insurance business on an experience rated basis, whereby the ceding company receives a refund of a portion of the profits resulting from favorable claims experience with respect to the underlying policies. Experience rating refunds amounted to $5.1 million, $4.4 million and $2.8 million for 1996, 1995 and 1994, respectively.

     The Company reinsures, or retrocedes, portions of certain risks for which it has accepted liability. The Company's policy is to retain up to $1.0 million of liability on any one life for ordinary life insurance. The next $10.0 million of liability in excess of $1.0 million is retroceded to a pool of ten retrocessionaires. In certain limited circumstances the Company reinsures policies where the underlying risk exceeds $11.0 million. In such cases, the Company retrocedes any such risk in excess of $11.0 million on a facultative basis.

     Each retrocessionaire in the Company's current ordinary life pool reinsures a percentage of each risk that is retroceded to the pool. Each of the domestic participants in the pool is rated "A-" or better by A.M. Best. Although the foreign retrocessionaires, which constitute 20% of the pool, are not rated by A.M. Best, each of the foreign retrocessionaires provides the Company with an irrevocable letter of credit drawn on a U.S. bank or a U.S. branch of a foreign bank in the amount of the reserves held by such retrocessionaire for the benefit of the Company. If a foreign retrocessionaire were to default on its payments, the Company could collect such funds by exercising its rights under the applicable letter of credit. To date, the Company has not experienced a material default in connection with its retrocessional arrangements nor any material difficulty in collecting claims recoverable from its retrocessionaires.

  GROUP LIFE REINSURANCE

     Group life reinsurance is the reinsurance of various types of group life policies. These policies generally include employee-employer group term life (representing the majority of such business), voluntary and supplemental term life, association or affinity term life, group universal life and voluntary group universal life. Group life reinsurance generally is written on an annual basis resulting in the terms of such contracts being subject to renegotiation or cancellation each year. The Company typically reinsures group life clients on an experience rated basis, whereby the ceding company receives a refund of a portion of the profits resulting from favorable claims experience with respect to the underlying policies. Group life reinsurance policy revenues were $23.2 million, $24.4 million and $23.9 million in 1996, 1995 and 1994, respectively. Experience rating refunds amounted to $3.1 million, $3.8 million and $2.4 million for 1996, 1995, and 1994, respectively.

     The Company markets its group life reinsurance to a broad cross section of client entities, which vary in size, corporate structure and geographic location. No group life client accounted for more than 5% of the Company's policy revenues in 1996.

     The Company's group life retrocessionaire is rated "A" by A.M. Best and the Company has not experienced any material difficulties in its recovery of group life claims. The Company's retention limit for group life insurance business generally may be in an amount up to $350,000, with amounts in excess thereof being retroceded.

  ADMINISTRATIVE REINSURANCE

     In furtherance of REALIC's strategy of providing its clients with a financial benefit through block reinsurance of existing insurance in force and assisting those clients who wish to discontinue the administration of older non-core blocks of business, the Company established its Administrative Reinsurance line of business. By combining an administrative transfer with block reinsurance of insurance in force, the Company's clients may benefit financially in two ways: by realizing the embedded value of the in force and freeing target surplus, and by reducing overhead and variable expenses associated with these older blocks.

     Administrative Reinsurance takes at least two forms: the reinsurance of non-core existing insurance in force from life insurers, and the acquisition of life insurance companies that lack critical mass to effectively market products and efficiently administer blocks of insurance. In either case, the Company, through REALIC, organizes the conversion of the client's block of business to the systems of its third party administrator, Cybertek Corporation ("Cybertek"), and ceases new marketing of the products reinsured. Before entering into agreements for the acquisition of either blocks of business or insurance companies, management of the Company conducts a review of each company's underwriting standards and procedures and assesses each company's claims history.

     REALIC utilizes the services of an outside administrator, Cybertek, to provide most of the administrative services needed for the primary business. The administrative services provided by Cybertek are set forth in a seven-year agreement between Cybertek and REALIC, and include premium processing, billing, policyholder service and claims administration. The balance of REALIC's administrative services and the supervision of Cybertek are performed by employees of REALIC and Life Reassurance.

  AUTOMOBILE CREDIT LIFE AND DISABILITY REINSURANCE

     During 1996, the Company entered into the automobile credit life and disability reinsurance line of business. In July 1996, the Company entered into certain transactions with Resource Financial Corporation ("Resource"), which was formerly Ryan Dealer Group and a subsidiary of Aon Corporation ("Aon"). Ryan Dealer Group had over thirty years experience in marketing and issuing, through its affiliates, credit life and disability insurance products in connection with the sale of automobiles. Ryan Dealer Group was purchased from Aon by its management employees and renamed Resource. Resource also purchased from Aon a life insurance carrier, American Combined Life Insurance Company, which was renamed Resource Life Insurance Company ("Resource Life").

     The Company's transactions with Resource included (i) the purchase of 5.9% of the voting and 32.7% of the non-voting stock of Resource, (ii) the investment of $15.0 million in the preferred stock of, and a $5.0 million loan to, an intermediate holding company of Resource Life, and (iii) reinsurance arrangements between Resource Life and Life Reassurance. The funds invested and loaned to the intermediate holding company have been contributed to and are now retained by Resource Life as capital and surplus.

     Much of the business produced by Resource Life originates from automobile dealerships that own reinsurance companies. These reinsurance companies are referred to as Dealer Owned Reinsurance Companies (each, a "DRC"). Generally, business sold at a dealership will be reinsured to that dealer's DRC on a written basis for credit life insurance and on an earned basis for credit disability insurance. Resource Life entered into reinsurance arrangements with Life Reassurance under which a substantial majority of the credit life and disability risks are reinsured to Life Reassurance which then retrocedes such risks to the DRCs.

     Life Reassurance also has entered into reinsurance agreements with affiliates of Aon, and in connection with such reinsurance arrangements and the arrangements with Resource Life, Life Reassurance agreed to pay contingent consideration to a subsidiary of Aon based on premiums produced by Resource for a period of five years subsequent to July 1, 1996.

  GROUP ACCIDENT AND HEALTH AND SPECIAL RISK REINSURANCE

     In 1997, the Company made a strategic decision to withdraw from the group accident and health and special risk reinsurance business. This line of business provided approximately 20% of revenues for the year ended December 31, 1997. The decision to exit this line of business primarily was motivated by the need for additional capital in its Traditional Life Reinsurance and Administrative Reinsurance lines of business and the deterioration in accident and health morbidity experience. The Company does not expect this line of business to affect materially future results.

     Group accident and health reinsurance consists of the reinsurance of medical expense, disability and accident risks. Special risk reinsurance consists principally of accidental death coverage and catastrophic excess of loss coverage, as well as occupational accident coverage. In the substantial majority of the Company's group accident and health reinsurance treaties, the original client is a self insured corporate health plan. Reinsurance for such self insured plans is secured in order to minimize the risk to the plan of claims well in excess of those originally projected. The reinsurance is usually in the form of specific and aggregate stop loss coverage. Specific stop loss coverages provide for reimbursement of individual losses in excess of a specified per person retention. Aggregate stop loss covers accumulations of claims within the specified retention, once they exceed an agreed percentage (usually 125%) of the total original estimated claims cost. The average specified retention is generally at a level in excess of $25,000 to $100,000 per person. Group accident and health and special risk reinsurance policy revenues were $139.7 million, $112.4 million and $102.0 million in 1996, 1995 and 1994, respectively.

     The Company generally participates in group accident and health reinsurance through reinsurance facilities, and in the case of special risk reinsurance, through pool arrangements. Such reinsurance facilities typically are formed by managing general underwriters to accept given types of risk. The managing general underwriters then market their facilities and invite reinsurers to share the risks. Usually, reinsurance facilities consist of several reinsurance companies. Other functions performed by managing general underwriters typically include underwriting of the reinsurance risk, adjustment and payment of claims, marketing and accounting.

     Reinsurance of group accident and health and special risk business generally is written on an annual basis resulting in the terms of such contracts being subject to renegotiation or cancellation each year. Many of the specific and aggregate medical facilities have a profit commission feature which is based on the profitability of the treaty.

     A substantial portion of the group accident and health and special risk business was written on an excess basis as measured by policy revenues.

     At December 31, 1996, the Company reinsured risks under treaties with approximately 150 ceding client entities with respect to group accident and health and special risk business. In 1996, twenty-nine ceding client entities each accounted for at least $1.0 million of group accident and health or special risk policy revenues and represented, in the aggregate, approximately 89% of the Company's group accident and health and special risk policy revenues. The Company markets its group accident and health and special risk reinsurance to a broad cross section of client entities, which vary in size, corporate structure and geographic location. No group accident and health or special risk ceding client entity accounted for more than 5% of the Company's policy revenues in 1996.

     On group health reinsurance, the Company generally retains up to $300,000 for any one insured person per year. The Company's net liability in excess of its retention up to $1.0 million is retroceded to a pool of reinsurers and the next $1.0 million of liability is retroceded to a single retrocessionaire. For one group health client, the Company has a retrocessional arrangement with a single retrocessionaire. The Company has not experienced any material difficulty in collecting claims recoverable from its group health retrocessionaires.


     On special risk reinsurance, the Company generally retains up to $1.0 million on any one risk. Amounts in excess of $1.0 million are retroceded to a syndicate of reinsurers in Europe. The Company has not experienced any difficulty in collecting claims recoverable from its special risk retrocessionaires.


UNDERWRITING

     Senior management has developed underwriting guidelines, policies and procedures with the objective of controlling the quality and pricing of business written. The Company's underwriting process emphasizes close collaboration among its underwriting, actuarial, administration and claims departments.

     The Company determines whether to write reinsurance business by considering many factors, including the type of risks to be covered, ceding company retention and binding authority, product and pricing assumptions and the ceding company's underwriting standards, financial strength and distribution systems. The Company generally does not assume 100% of a risk and requires the ceding company to retain at least 10% of every reinsured risk. The Company will assume a substantial portion of the risk in connection with Administrative Reinsurance.

     The Company regularly updates its underwriting policies, procedures and standards to take into account changing industry conditions, market developments and changes in medical technology. The Company endeavors to ensure that the underwriting standards and procedures of its ceding client entities are compatible with those of the Company. Toward this end, the Company conducts periodic reviews of the ceding clients' underwriting and claims procedures. The Company maintains its underwriting manual, which is distributed for use by its ceding clients, to reflect current medical technology and the Company's underwriting standards. In addition, with respect to a portion of the Company's group reinsurance business, certain underwriting functions are performed on the Company's behalf by managing general underwriters according to underwriting guidelines reviewed by the Company.

MARKETING

     The Company has developed its business on the basis of direct marketing relationships established over many years through responsive service. The Company's senior management is directly involved in all aspects of the Company's marketing efforts, including the formulation, execution and evaluation of marketing strategies, the identification of marketing opportunities and the maintenance of relationships with senior executives at client companies. The Company seeks to evaluate each client's specific reinsurance needs, tailor reinsurance programs to meet those needs and be responsive in processing claims. The Company believes this strategy will enable it to achieve its objective of favorably competing on the basis of service as well as price.

     In January 1996, the Company announced the creation of the Office of Life Marketing. The Office of Life Marketing is responsible for direct marketing of life reinsurance products and group reinsurance products. These group reinsurance products include group life, major medical, and catastrophic excess of loss business, all of which are marketed on a direct basis. The Office of Life Marketing consists of executives having expertise in various disciplines within the insurance industry. These disciplines include actuarial, legal, marketing and underwriting. The Office of Life Marketing is designed to provide excellent service to the Company's clients by working with clients to identify and address their specific needs.

     During 1996, substantially all policy revenues with respect to ordinary life and group life reinsurance business were written directly while approximately 11% of group accident and health and special risk reinsurance was written directly. The remaining 89% of group accident and health and special risk reinsurance was placed through reinsurance intermediaries, and of that amount, 27% was placed by a single intermediary, D.W. Van Dyke and Company of Connecticut, Inc. Intermediaries solicit, negotiate or place reinsurance cessions or retrocessions on behalf of a ceding insurer, reinsurer or a reinsurance facility. Intermediaries do not have the authority to bind the Company with respect to reinsurance agreements, and the Company does not commit in advance to accept any portion of the business that intermediaries submit.

CLAIMS ADMINISTRATION

     The Company's claims department (i) reviews and verifies reinsurance claims, (ii) obtains information necessary to evaluate claims, (iii) determines the Company's liability with respect to claims and (iv) arranges for timely claim payments. Claims are subjected to a thorough review process to ensure that the risk was properly ceded, the claim complies with the contract provisions and the ceding company is current in the payment of reinsurance policy premiums to the Company. Ordinary life and group life claims generally are reported on an individual basis by the ceding entity. The ceding entity will provide the Company with proofs of loss, which the Company then reviews for compliance with treaty terms.

     Ordinary life claims under policies reinsured on a facultative basis and underwritten within the five previous years and ordinary life claims under policies reinsured under automatic treaties and underwritten within the two previous years generally are reviewed by the underwriting department. The claims department also investigates claims generally for evidence of misrepresentation in the policy application and approval process. In addition to reviewing and paying claims, the claims department monitors both specific claims and overall claims handling procedures of ceding companies.

     Group accident and health claims generally are reported to the Company by the ceding entity on an aggregate basis. The ceding entity will provide the Company with a listing of the claims paid by the ceding entity, which the Company then reviews for compliance with treaty terms.

     Cybertek provides claims administration for the Company's Administrative Reinsurance. Cybertek reviews and processes all claims information and provides for the payment of claims. The Company reviews and must approve prior to payment all claims received by Cybertek which involve a death benefit in excess of $100,000 or in which the insured died within two years of policy issuance.

POLICY BENEFIT LIABILITIES

     Policy benefit liabilities comprise the majority of the Company's financial obligations. Policy benefit liabilities for other than annuities and interest sensitive life insurance products reflected in the Company's consolidated financial statements included herein are based upon the Company's best estimates of mortality, persistency and investment income, with appropriate provision for adverse deviation and the use of the net level premium method. The liabilities for policy benefits established by the Company with respect to individual risks or classes of business may be greater or less than those established by ceding companies due to the use of different mortality and other assumptions. Policy benefit liabilities for annuities and interest sensitive life insurance products are reported at the accumulated fund balance of such contracts. Policy benefit liabilities include both mortality and morbidity claims in the process of settlement and claims that have been incurred but not yet reported. Actual experience in a particular period may be worse than assumed experience and, consequently, may adversely affect the Company's operating results for such period. See Notes 2 and 6 of to the Company's consolidated financial statements for certain additional information regarding reserve assumptions under generally accepted accounting principles ("GAAP").

INVESTMENTS

     All investments made by the Company are governed by the general requirements and guidelines established and approved by the Boards of Directors of the Company and the Subsidiaries and by qualitative and quantitative limits prescribed by Connecticut, Illinois and Texas insurance laws and regulations. The Company's investment policy is designed to maintain a high quality portfolio, maximize current income, maintain a high degree of liquidity, and attempt to match the cash flows of the portfolio to the required cash flows of the Company's liabilities.

     At December 31, 1996, the Company's invested assets had an aggregate fair value of $1,833.2 million, of which 94% were fixed maturities with a weighted average investment quality rating of "A". At December 31, 1996, the weighted average duration of invested assets was 6.3 years. In the event the duration of invested assets were to materially differ from the duration of liabilities and if significant rapid increases or decreases in market interest rates were to occur, the Company could be required to sell assets at a loss or incur liabilities with respect to policies in excess of investment income. Such consequences could have a material adverse effect on the Company's capital resources and financial condition. Although no assurances as to future performance can be given, the Company has not experienced any material differences in cash flows relating to its assets and liabilities.

     The Company's investment securities are managed by two professional investment advisors, Conseco Capital Management, Inc. ("CCM") and Liberty Capital Advisors, Inc. ("LCA"), each of which manages a segment of the portfolio. Certain equity and short-term investments aggregating at December 31, 1996 approximately $44.4 million at fair value are managed directly by the Company. CCM is the primary investment advisor for the Company, managing at December 31, 1996 81% of its invested assets (approximately $1,480.0 million at fair value as of December 31, 1996). LCA acts as an investment advisor for the portion of the Company's invested assets relating to the reinsured universal life insurance policies of an affiliate of LCA (approximately $244.0 million at fair value as of December 31, 1996). The LCA-managed assets are held in separate custody accounts and are managed to achieve a desired spread between investment earnings and interest credited on the underlying universal life policies. The agreements with CCM and LCA may be terminated by either party at the end of each calendar year upon sixty days' notice. The performance of CCM and LCA and the fees associated with the arrangements are periodically reviewed by the Boards of Directors of the Company and the Subsidiaries.

     The following table summarizes certain of the Company's investment results for the years indicated:

                               INVESTMENT RESULTS

                                                              YEAR ENDED DECEMBER 31,
                                                       --------------------------------------
                                                          1996           1995          1994
                                                       ----------     ----------     --------
                                                                   (IN THOUSANDS)
Total invested assets(1).............................  $1,833,242     $1,504,175     $998,518
Investment income, net of related expenses...........  $  124,340     $   98,616     $ 82,438
Effective yield rate(2)..............................        7.77%          8.16%        8.15%
Realized investment gains............................  $   17,210     $    3,702     $     89

---------------
(1) Fair value at end of the indicated year.

(2) The effective yield rate equals (i) net pre-tax investment income divided by
    (ii) the average of total adjusted invested assets (fixed maturities at amortized cost) at the end of each calendar quarter included in the indicated period.

     The Company's invested assets consist primarily of fixed maturities and equity securities, with the majority being fixed maturities. The Company's fixed maturities are invested primarily in U.S. government obligations, foreign government obligations, public utilities obligations, corporate fixed maturities, and mortgage-backed securities. Equity securities are primarily nonredeemable preferred stock.

     Mortgage-backed securities represented approximately 21% of total invested assets as of December 31, 1996. Investors in these securities are compensated primarily for reinvestment risk rather than credit quality risk. Investments in mortgage-backed securities include collateralized mortgage obligations ("CMOs") and mortgage-backed passthrough securities. Mortgage-backed securities generally are collateralized by mortgages issued by the Government National Mortgage Association ("GNMA"), the Federal National Mortgage Association ("FNMA") and the Federal Home Loan Mortgage Corporation ("FHLMC"), all of which are agencies of the U.S. government. Of these, only GNMA mortgages are backed by the full faith and credit of the U.S. government. Credit risk generally is not a consideration when investing in agency mortgage-backed securities. The Company's mortgage-backed securities portfolio had a weighted average investment quality rating of AAA at December 31, 1996.

     At December 31, 1996 approximately 36% of the Company's mortgage-backed investment portfolio consists of planned amortization class ("PAC") and target amortization class ("TAC") instruments. These investments are designed to amortize in a more predictable manner by shifting the primary risk of prepayment of the underlying collateral to investors in other tranches ("support classes") of the CMO.

     In addition to the fixed maturities and equity securities, approximately 3% of the Company's invested assets consisted of policy loans at December 31, 1996. These policy loans present no credit risk because the amount of the loan cannot exceed the obligation due the ceding company upon the death of the insured or surrender of the underlying policy. The policy loan interest rates charged are determined by the provisions of the treaties in force and the underlying policies.

COMPETITION

     The Company operates in a highly competitive environment. Reinsurers compete based upon many factors, including financial strength, A.M. Best rating, pricing and other terms and conditions of reinsurance agreements, reputation, service and experience in the lines of business underwritten. The Company believes that there are over 30 companies with significant competitive positions within the ordinary life, group life, group accident and health and special risk reinsurance markets within the United States. The Company believes that within this market it is among the five largest of those companies, based on reinsurance in force.

     In connection with Administrative Reinsurance, the nature of the competition faced by the Company depends on the company targeted for acquisition or the block of business to be reinsured. Based on results achieved thus far, the Company believes that it is competitively positioned to achieve its objectives for growth in this area.

A.M. BEST RATING

     Life Reassurance has been rated "A+" (Superior) by A.M. Best every year since 1981. A.M. Best's ratings for insurance companies currently range from "A++" to "F", and some companies are not rated. Publications of A.M. Best indicate that "A++" and "A+" ratings are assigned to those companies which in A.M. Best's opinion have achieved superior overall performance when compared to the norms of the life insurance industry and generally have demonstrated a strong ability to meet their policyholder and other contractual obligations. Life Reassurance's A.M. Best "Financial Size Category" is Class VIII, which encompasses companies with adjusted policyholders' surplus of $100.0 million to $250.0 million.

     REALIC is currently rated "A" (Excellent) by A.M. Best, the rating that was given to REALIC prior to its acquisition by Life Reassurance. Publications of A.M. Best indicate that "A" and "A-" ratings are assigned to those companies which in A.M. Best's opinion have a strong ability to meet their obligations to policyholders over a long period of time. During 1996, REALIC's A.M. Best "Financial Size Category" was Class VI, which encompasses companies with adjusted policyholders' surplus of $25.0 million to $50.0 million. At December 31, 1996, REALIC's adjusted policyholder surplus was approximately $39.0 million.

     In evaluating a company's financial and operating performance, A.M. Best reviews such company's profitability, leverage and liquidity as well as its book of business, the adequacy and soundness of its reinsurance, the quality and estimated market value of its assets, the adequacy of its policy reserves and the experience and competency of its management. A.M. Best's ratings are based upon factors of concern to policyholders, agents and intermediaries and are not directed toward the protection of investors.

EMPLOYEES

     As of December 31, 1996, the Company had 123 employees. None of these employees is represented by a labor union. The Company believes that its relationship with its employees is generally satisfactory.

REGULATION

     The Company and the Subsidiaries are subject to the insurance laws and regulations of Connecticut, Illinois and Texas, the domiciliary states of the Subsidiaries, and the laws and regulations of the other states in which the Subsidiaries are licensed to do business. At present, Life Reassurance is licensed to conduct business or is an authorized reinsurer in all 50 states, the District of Columbia and Puerto Rico, and REALIC is licensed to conduct business in all such locations except for New Hampshire, New York, the District of Columbia and Puerto Rico. The insurance laws and regulations, as well as the level of supervisory authority that may be exercised by the various state insurance departments vary by jurisdiction, but generally grant broad powers to supervisory agencies or state regulators to examine and supervise insurance companies and insurance holding companies with respect to every significant aspect of the conduct of the insurance business. These laws and regulations generally require insurance companies to meet certain solvency standards and asset tests, to maintain minimum standards of business conduct and to file certain reports with regulatory authorities, including information concerning their capital structure, ownership and financial condition. The Subsidiaries generally are required to file annual and quarterly statutory financial statements in each jurisdiction in which they are licensed. Additionally, the Subsidiaries are subject to periodic examination by the insurance departments of the jurisdictions in which each is licensed, authorized and accredited. The Connecticut Insurance Department and the Texas Department of Insurance completed their most recent respective examinations of Life Reassurance and TexasRe for the years ended December 31, 1987 through December 31, 1992, and the Texas Department of Insurance is in the process of completing its examination of TexasRe for years through December 31, 1995. The Illinois Department of Insurance completed its most recent examination of REALIC for years through December 31, 1991 and is in the process of completing an examination of REALIC for subsequent years through December 31, 1995. The results of each of the completed examinations contained no findings which would have a material adverse effect on the operations of any of the Subsidiaries. Although the rates and policy terms of primary insurance agreements are regulated by state insurance departments, the rates, policy terms and conditions of reinsurance agreements generally are not subject to regulation by any regulatory authority.


     RESTRICTIONS ON DIVIDENDS AND DISTRIBUTIONS. The principal sources of cash for the Company to make payments of principal, interest and dividends are payments under two surplus notes issued by TexasRe to the Company in connection with the purchase of Life Reassurance from General Reinsurance Corporation in 1988 (the "Surplus Debentures") and dividends paid by TexasRe. TexasRe's principal sources of funds are dividends from Life Reassurance and distributions by Life Reassurance under the Tax Allocation Agreement, a portion of which distributions are used to pay TexasRe's income taxes. Under current Connecticut, Illinois and Texas laws, any proposed payment of a dividend or distribution which, together with dividends or distributions paid during the preceding twelve months, exceeds the greater of (i) 10% of statutory capital and surplus as of the preceding December 31 or (ii) statutory net gain from operations for the preceding calendar year, is designated an "extraordinary dividend" and may not be paid until either it has been approved, or a 30-day waiting period shall have passed during which it has not been disapproved, by the Connecticut Insurance Commissioner, the Director of Insurance of the State of Illinois (the "Illinois Director of Insurance") or the Texas Insurance Commissioner, as the case may be. In addition, Connecticut law provides that an insurance company may not pay dividends in an amount exceeding its earned surplus without prior regulatory approval. Life Reassurance has received approval from the Connecticut Department of Insurance to define its earned surplus for this purpose to include amounts of paid in surplus in excess of $125.0 million, and as of December 31, 1996, such earned surplus was $43.9 million. Currently, no prior approval of the Texas Department of Insurance is required to pay scheduled principal or interest on the Surplus Debentures provided that, after giving effect to any such payment, the statutory surplus of TexasRe exceeds $125.0 million. Life Reassurance paid $14.9 million of dividends in 1996, although the maximum amount of dividends Life Reassurance could have paid in 1996 without the prior approval of the Connecticut Insurance Commissioner was $34.8 million. Life Reassurance paid the maximum amount of dividends permitted without the prior approval of the Connecticut Insurance Commissioner of $30.9 million and $13.5 million in 1995 and 1994, respectively. TexasRe had the capacity to pay dividends of $27.1 million, $28.2 million and $15.4 million in 1996, 1995 and 1994, respectively, without the prior approval of the Texas Insurance Commissioner. TexasRe paid dividends aggregating $12.1 million and $15.0 million in 1996 and 1995, respectively. No dividends were paid by TexasRe in 1994. REALIC has not paid any dividends subsequent to its acquisition by Life Reassurance in July 1995.


     The Connecticut, Illinois and Texas insurance laws require that the statutory surplus of Life Reassurance, REALIC and TexasRe, as the case may be, following any dividend or distribution, be reasonable in relation to its outstanding liabilities and adequate to meet its financial needs. The Insurance Commissioner of any such state may bring an action to enjoin or rescind the payment of a dividend or distribution that would cause statutory surplus to be unreasonable or inadequate under this standard.

     In the event of a default on the Company's debt or the bankruptcy, liquidation or other reorganization of the Company, the creditors and stockholders of the Company will have no right to proceed against the assets of the Life Reassurance, REALIC or TexasRe. If Life Reassurance, REALIC or TexasRe were to be liquidated, such liquidation would be conducted by the Connecticut, Illinois or Texas Insurance Commissioner, as the case may be, as the receiver with respect to such insurance company's property and business. Under the Connecticut, Illinois and Texas insurance laws, all creditors of such insurance companies, including, without limitation, holders of its reinsurance agreements and the various state guaranty associations, would be entitled to payment in full from such assets before the Company, as a stockholder, would be entitled to receive any distribution therefrom.

     NAIC REGULATORY CHANGES. The NAIC and insurance regulators are in the process of reexamining existing laws and regulations and their application to insurance companies. In particular, this reexamination has focused on insurance company investment and solvency issues and, in some instances, has resulted in new interpretations of existing law, the development of new laws and the implementation of nonstatutory guidelines. The NAIC has formed committees and appointed advisory groups to study and formulate regulatory proposals on diverse issues. As part of this review, the NAIC recently adopted the Valuation of Life Insurance Policies Model Regulation (the "Model Regulation").

     If adopted in its current form, the Model Regulation will have the greatest impact on level term life insurance products with current premiums guaranteed for more than five years. Companies with these products generally will have to increase reserves above the current levels or limit the period of guaranteed premiums to five years. The Model Regulation also will impact the reserve requirements for other increasing premium products, deficiency reserves and certain benefit guarantees in universal life products. The Model Regulation will not impact the financial statements of the Company prepared in accordance with GAAP; however, as a statutory accounting principle, the Model Regulation may impact the statutory financial statements of the Subsidiaries.

     CODIFICATION. In addition to the above regulatory changes being reexamined and considered by the NAIC, the NAIC is in the process of codifying statutory accounting principles. The purpose of such codification is to establish a uniform set of accounting rules and regulations for use by insurance companies in financial report preparation in connection with financial reporting to regulatory authorities. The Company is unable to determine what impact, if any, this codification will have on its Subsidiaries' statutory surplus requirements.

     ASSESSMENTS AGAINST INSURERS. Under insolvency or guaranty laws in most states in which the Company operates, insurers can be assessed for policyholder losses incurred by insolvent insurance companies. At present, most insolvency or guaranty laws provide for assessments based upon the amount of primary insurance, rather than reinsurance, underwritten in a given jurisdiction. Primary insurance written by REALIC is subject to such laws. REALIC incurred an immaterial amount of guaranty fund assessments in 1996. To date, the Company has paid only a de minimis amount of assessments with respect to insurer insolvency proceedings.

     INSURANCE HOLDING COMPANY REGULATIONS. The Company and the Subsidiaries are subject to regulation under the insurance and insurance holding company statutes of Connecticut, Illinois and Texas. The insurance holding company laws and regulations vary from jurisdiction to jurisdiction, but generally require insurance and reinsurance subsidiaries of insurance holding companies to register with the applicable state regulatory authorities and to file with those authorities certain reports describing, among other information, their capital structure, ownership, financial condition, certain intercompany transactions and general business operations. The insurance holding company statutes also require prior regulatory agency approval or, in certain circumstances, prior notice of certain material intercompany transfers of assets as well as certain transactions between insurance companies, their parent companies and affiliates.

     Under the Connecticut, Illinois and Texas insurance laws, unless (i) certain filings are made with the Connecticut Insurance Department, the Illinois Department of Insurance or the Texas Department of Insurance, as the case may be, (ii) certain requirements are met, including, in the case of Texas, a public hearing and/or (iii) approval or exemption is granted by the applicable insurance commissioner, no person may acquire any voting security or security convertible into a voting security of an insurance holding company, such as the Company, which controls a Connecticut insurance company or an Illinois insurance company or a Texas insurance company, or merge with such a holding company, if as a result of such transaction such person would "control" the insurance holding company. "Control" is presumed to exist in Connecticut, Illinois and Texas if a person directly or indirectly owns or controls 10% or more of the voting securities of another person.

     FEDERAL REGULATION. Although the federal government generally does not directly regulate the insurance or reinsurance industries, federal legislation, financial services regulation and federal taxation can significantly affect the insurance business. In recent years, increased scrutiny has been placed upon the insurance regulatory framework and legislation has been introduced in Congress which could result in the federal government assuming some role in the regulation of the insurance industry.

     It is not possible to predict the future impact of changing state and federal regulation on the operations of the Subsidiaries or the Company, and there can be no assurance that existing insurance related laws and regulations will not become more restrictive in the future or that laws and regulations enacted in the future will not be more restrictive.

TAX MATTERS

     Under applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"), a life insurance company is not permitted to file a consolidated federal income tax return with a company that is not a life insurance company until such life insurance company has been a member of the "affiliated group" (as such term is defined for federal income tax purposes) for five taxable years. REALIC filed a separate company income tax return for 1996. Although TexasRe and Life Reassurance (together, the "Life Tax Group") as life insurance companies, could and did file a consolidated federal income tax return, prior to 1994 they could not file a consolidated federal income tax return with the Company. As a result, to the extent the Company generated taxable losses, such losses could not be used to offset the taxable income reported on the consolidated federal income tax return of the Life Tax Group. The Company began filing consolidated federal income tax returns with the Life Tax Group commencing with its 1994 federal income tax return. Only losses generated by the Company during consolidated years can be used to offset taxable income of the Life Tax Group reported on the consolidated federal income tax return and those losses can only be so used to a limited extent (generally, the lesser of 35% of such losses or 35% of the taxable income of the Life Tax Group).

     Pursuant to the Tax Allocation Agreement, the members of the Life Tax Group are required to pay to the Company an amount of tax measured by the total amount that would have been due and payable by the Life Tax Group to the taxing authorities had the Life Tax Group filed a life insurance company consolidated federal income tax return. That amount is required to be paid even if the Company is, due to its own tax status apart from the Life Tax Group, in a net tax loss or nontaxable position. In the event that the Life Tax Group incurs tax losses, credits or other benefits (including tax loss or credit carryforwards) that reduce the tax liability of the consolidated group consisting of the Life Tax Group and the Company, the Company is required to pay to the Life Tax Group the amount of such reduction.

PROPERTIES

     The Company's principal operations are conducted from approximately 51,000 square feet of leased office space located at 969 High Ridge Road, Stamford, Connecticut 06905. The lease with respect to such space expires on September 30, 2004. The rental expense paid by the Company under the lease during 1996 was $.9 million.

LEGAL PROCEEDINGS

     The Company is not a party to any material pending litigation or arbitration.

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The following table lists the current directors and executive officers of the Company:


            NAME               AGE                         TITLE
-----------------------------  ---   -------------------------------------------------
Rodney A. Hawes, Jr..........  60    Chairman of the Board, Chief Executive Officer,
                                       Office of the Chairman and Director
Douglas M. Schair............  52    Vice Chairman of the Board, Chief Investment
                                       Officer, Office of the Chairman and Director
Jacques E. Dubois............  48    President, Chief Operating Officer, Office of the
                                       Chairman and Director
Chris C. Stroup..............  37    Executive Vice President, Chief Financial Officer
                                       and Director
Samuel V. Filoromo...........  53    Vice President-Operations and Director
Carolyn K. McCandless........  52    Director
K. Fred Skousen..............  55    Director
T. Bowring Woodbury, II......  60    Director
W. Weldon Wilson.............  37    Vice President, General Counsel and Secretary



     Mr. Hawes has served as Chairman of the Board and Chief Executive Officer of the Company since November 1988 and in the Office of the Chairman since May 1992. Mr. Hawes also has served as Chairman of the Executive Committees of Life Reassurance since 1988 and REALIC since 1995, and Chairman of the Boards of Life Reassurance since July 1993, REALIC since August 1995 and of AML since October 1997. In addition, Mr. Hawes is associated with Insurance Investment Associates ("IIA"), which provides investment banking services to the insurance industry, which he founded in 1972.



     Mr. Schair has served as Vice Chairman of the Board of the Company since November 1988 and Chief Investment Officer and in the Office of the Chairman since May 1992. Mr. Schair also has served as Vice Chairman of the Board and Chief Investment Officer of Life Reassurance since July 1993, of REALIC since August 1995 and of AML since October 1997. In addition, Mr. Schair has been associated with IIA since 1975.



     Mr. Dubois has served as President and Director of the Company since November 1988 and Chief Operating Officer and in the Office of the Chairman since May 1992. Mr. Dubois also serves as President and Chief Executive Officer of Life Reassurance and as Chief Executive Officer of REALIC and of AML. In addition, Mr. Dubois has been associated with IIA since 1979.



     Mr. Stroup has served as Executive Vice President and Chief Financial Officer and as a Director of the Company since June 1996. Mr. Stroup also has served as Executive Vice President and Chief Financial Officer of Life Reassurance and Vice President and Chief Financial Officer of REALIC since August 1996 and of AML since October 1997. From 1983 to 1996, Mr. Stroup was associated with the firm of Ernst & Young LLP, where he served as a partner from 1993, providing accounting and consulting services to the insurance industry.



     Mr. Filoromo has served as Vice President-Operations of the Company since June 1996 and served as Vice President and Chief Financial Officer of the Company from May 1992 to June 1996 and as a Director of the Company since May 1992. Mr. Filoromo has served as Executive Vice President-Operations of Life Reassurance since August 1996, and as its Executive Vice President and Chief Financial Officer from May 1992 to August 1996. He also has served as Vice President-Operations of REALIC since August 1996 and served as its Chief Financial Officer from August 1995 to August 1996. From January 1992 to May 1992, Mr. Filoromo was employed on a full-time basis as a consultant for the Company. From May 1991 to January 1992, Mr. Filoromo was an independent consultant. From November 1990 to May 1991, Mr. Filoromo served as a Senior Vice President of Conseco, Inc. From 1986 to February 1990, Mr. Filoromo served as Vice President-Finance and Controller of Sun America Corporation.


     Ms. McCandless has served as a Director of the Company since November 1992. Since April 1990, Ms. McCandless has served as Vice President of Human Resources and Administration for Time Warner Inc. From 1985 to 1990, Ms. McCandless was Vice President and Director of Employee Benefits for Time Inc.

     Dr. Skousen has served as a Director of the Company since November 1992. Since 1989, Dr. Skousen has been the Dean of the Marriott School of Management at Brigham Young University, Provo, Utah. From 1983 to 1989, Dr. Skousen held the Peat Marwick Mitchell Professorship and from 1974 to 1983 served as Director of the School of Accountancy at Brigham Young University. Dr. Skousen is a certified public accountant. Dr. Skousen also serves on the board of Geneva Steel Co.

     Mr. Woodbury has served as a Director of the Company since November 1992. Mr. Woodbury currently serves as a President of the Tacoma, Washington Mission of The Church of Jesus Christ of Latter-day Saints. From June 1989 to April 1995, Mr. Woodbury served as Senior Vice President and General Counsel of Consolidated Edison, where he also served as a member of the corporate policy committee, and from May 1995 through June 1996 he served as a consultant to Consolidated Edison. From 1987 to 1989, Mr. Woodbury served as Senior Vice President, General Counsel and Corporate Secretary of Commercial Union Insurance Company. From 1986 to 1987, Mr. Woodbury served as Executive Vice President, General Counsel and Corporate Secretary of The Home Insurance Company.


     Mr. Wilson has served as Vice President, General Counsel and Secretary of the Company since May 1992. Mr. Wilson also has served as Executive Vice President, General Counsel and Secretary of Life Reassurance since June 1995, as its Senior Vice President, General Counsel and Secretary since January 1992 and as its Vice President, General Counsel and Secretary since July 1991. Mr. Wilson also has served as Vice President, General Counsel and Secretary of REALIC since August 1995 and of AML since October 1997. Prior to joining Life Reassurance, from May 1989 to June 1991, Mr. Wilson was associated with the law firm of Johnson & Gibbs in Dallas, Texas. From September 1986 to May 1989, Mr. Wilson was associated with the law firm of Moore & Peterson in Dallas, Texas.

                            DESCRIPTION OF THE UNITS

     The summaries of certain provisions of documents described below are not necessarily complete, and in each instance reference is hereby made to the copies of such documents (including the definitions therein of certain terms) which are on file with the Commission. Wherever particular sections of, or terms defined in, such documents are referred to herein, such sections or defined terms are incorporated by reference herein. Capitalized terms not defined herein have the meanings assigned to such terms in the Principal Agreements (as defined herein).

GENERAL

     Each Unit will have a Stated Amount of $          (equal to the last
reported per share sale price of the Common Stock on the NYSE on the date of this Prospectus). Each Unit will initially consist of (a) a Purchase Contract under which (i) the holder will purchase from the Company on the Stock Purchase
Date of                          , 2001, for cash in an amount equal to the
Stated Amount, between      of a share and one share of Common Stock of the
Company (depending on the Applicable Market Value of the Common Stock on the Stock Purchase Date, as described below), subject to adjustment in certain circumstances, and (ii) Contract Fees will be payable at the Contract Fee Rate
of      % of the Stated Amount per annum as described below (see "-- Description of the Purchase Contracts"), and (b) QUIPS having a QUIPS Liquidation Amount
equal to the Stated Amount, a QUIPS Distribution Rate of      % per annum and a
QUIPS and Debenture Maturity Date of                          , 2003 (see
"-- Description of the QUIPS"), subject to a Call Option granted by the holder of the Unit to the Call Option Holder which (when aggregated with the Call Options underlying all other Units) will entitle the Call Option Holder to acquire the QUIPS underlying the Units (or the Junior Subordinated Debentures substituted therefor), on or before the Call Option Expiration Date of
                         , 2001 (i.e., 90 days before the Stock Purchase Date),
in exchange for the Aggregate Consideration Deliverable on Exercise of the Call Options (see "-- Description of the Call Options"). For so long as a Purchase Contract remains in effect, such Purchase Contract and the QUIPS or other Pledged Securities securing it (and, until the Call Option relating to such Pledged Securities is exercised or expires, the obligations of the holder to the Call Option Holder thereunder) will not be separable and may be transferred only as an integrated Unit.

     For the period from the date of issuance of the Units to the Stock Purchase
Date, each holder of a Unit will be entitled to receive cash payments of      %
of the Stated Amount per annum, payable in arrears on the Quarterly Payment
Dates of             ,             ,             and             of each year
(unless deferred as described herein). Such payments will consist of payments on the QUIPS or other Pledged Securities plus Contract Fees payable by the Company or net of Contract Fees payable by the holders, as the case may be. See
"-- Description of the QUIPS -- Distributions", "-- Description of the Call Options" and "-- Description of the Purchase Contracts -- Contract Fees". If a holder of a Unit does not provide cash to settle the underlying Purchase Contract in the manner described herein, cash proceeds from the exercise of the Junior Subordinated Debenture Put Option or from other Pledged Securities underlying such Unit will be applied on the Stock Purchase Date to the purchase of Common Stock pursuant to such Purchase Contract.


     The QUIPS underlying a Unit will constitute Pledged Securities that will be pledged to the Collateral Agent to secure the holder's obligations to the Company and the Call Option Holder under the Purchase Contract and Call Option underlying such Unit. If Treasury Securities are exchanged for Pledged Securities upon exercise of the Call Options or Junior Subordinated Debentures are distributed in respect of Pledged Securities upon dissolution of the Trust, the Treasury Securities so exchanged or the Junior Subordinated Debentures so distributed will automatically be substituted as Pledged Securities in place of the securities that theretofore had been Pledged Securities. The holder will also have the right to substitute Treasury Securities as Pledged Securities in place of the QUIPS or Junior Subordinated Debentures that theretofore had been Pledged Securities and obtain the release of such QUIPS or Junior Subordinated Debentures from the pledge arrangement as described herein.



     Prior to the earlier of the exercise of the Call Options or the Call Option Expiration Date, such right to substitute Treasury Securities for QUIPS or Junior Subordinated Debentures as Pledged Securities may not be exercised without the consent of the Call Option Holder. The Call Option Holder is under no obligation to grant such consent, and there can be no assurance that such consent will be granted if a holder desires to exercise this substitution right.



     The obligations of the holders of Units under the Purchase Contracts, if not paid in cash by such holders, will be funded out of payments made in respect of the Pledged Securities.


     Each holder of Units, by acceptance thereof, will, under the terms of the Principal Agreements and the Purchase Contracts and Call Options underlying such Units, be deemed to have (a) irrevocably agreed to be bound by the terms of the Principal Agreements and such Purchase Contracts and Call Options for so long as such holder remains a holder of such Units, and (b) duly appointed the Unit Agent as such holder's agent and attorney-in-fact to enter into and perform such Purchase Contracts and Call Options on behalf of and in the name of such holder.

     Subject to applicable law (including, without limitation, United States Federal securities law), the Company or its subsidiaries may at any time and from time to time purchase outstanding Units by tender, in the open market or by private agreement.

FORMATION OF THE UNITS

     At the closing of the offering made hereby, the Underwriters will (a) enter into Purchase Contracts with the Company and (b) purchase QUIPS from the Trust for cash. The Underwriters will fund that cash in part by the sale of the Units offered hereby to the initial investors thereof and in part by the sale of Call Options (on behalf of such investors) to the Call Option Holder. The QUIPS will then be pledged to the Collateral Agent to secure the obligations owed to the Company under the Purchase Contracts and the obligations owed to the Call Option Holder under the Call Options. The Trust will use that cash to purchase Junior Subordinated Debentures from the Company. The rights to purchase Common Stock under a Purchase Contract, together with the QUIPS or other Pledged Securities pledged to secure the obligations referred to in (a) and (b) below, subject to
(a) the obligations owed to the Company under such Purchase Contract, (b) the obligations owed to the Call Option Holder under the Call Option relating to such QUIPS or other Pledged Securities and (c) the pledge arrangements securing the foregoing obligations, are collectively referred to herein as a "Unit".

     The Company will enter into (a) an agreement (the "Master Unit Agreement")
with                , as unit agent (together with any successor thereto in such capacity, the "Unit Agent"), governing the appointment of the Unit Agent as the agent and attorney-in-fact for the holders of the Units, the Purchase Contracts, the transfer, exchange or replacement of certificates representing the Units and certain other matters relating to the Units and (b) an agreement (the "Pledge Agreement") among the Company, the Collateral Agent and the Call Option Holder creating a pledge and security interest for the benefit of the Company to secure the obligations of holders of Units under the Purchase Contracts and a pledge and security interest for the benefit of the Call Option Holder to secure the obligations of the holders of Units under the Call Options. In addition the Unit Agent will enter into an agreement (the "Call Option Agreement") with the Call Option Holder governing the Call Options. The Master Unit Agreement, the Pledge Agreement and the Call Option Agreement are collectively referred to herein as the "Principal Agreements".

DESCRIPTION OF THE PURCHASE CONTRACTS

  GENERAL

     The Purchase Contracts will be governed by the Master Unit Agreement.

     Each Purchase Contract underlying a Unit (unless earlier terminated) will obligate the holder of such Unit to purchase, and the Company to sell, on the Stock Purchase Date, for cash in an amount equal to the Stated Amount, a number of newly issued shares of Common Stock equal to the Settlement Rate. The Settlement Rate will be calculated as follows (subject to adjustment under the circumstances described below under "-- Anti-Dilution Adjustments"):


          (a) if the Applicable Market Value is greater than or equal to the
     Threshold Appreciation Price of $          (i.e., approximately      %
     higher than the Stated Amount), the Settlement Rate will be           ;


          (b) if the Applicable Market Value is less than the Threshold Appreciation Price but greater than the Stated Amount, the Settlement Rate will equal the Stated Amount divided by the Applicable Market Value (i.e., the Settlement Rate will be calculated so that the Applicable Market Value of the Common Stock purchasable under each Purchase Contract would equal the Stated Amount payable therefor); and

          (c) if the Applicable Market Value is less than or equal to the Stated Amount, the Settlement Rate will be one.

     "Applicable Market Value" means the average of the Closing Prices per share of Common Stock on each of the twenty consecutive Trading Days ending on the last Trading Day immediately preceding the Stock Purchase Date. "Closing Price" of the Common Stock on any date of determination means the closing sale price (or, if no closing price is reported, the last reported sale price) of the Common Stock on the NYSE on such date, or if the Common Stock is not listed for trading on the NYSE on any such date, as reported in the composite transactions for the principal United States securities exchange on which the Common Stock is so listed, or if the Common Stock is not so listed on a United States national or regional securities exchange, as reported by The Nasdaq Stock Market, or if the Common Stock is not so reported, the last quoted bid price of the Common Stock in the over-the-counter market as reported by the National Quotation Bureau or similar organization, or if such bid price is not available, the market value of the Common Stock on such date as determined by a nationally recognized investment banking firm retained for this purpose by the Company. A "Trading Day" means a day on which the Common Stock (a) is not suspended from trading on any national or regional securities exchange or association or over-the-counter market at the close of business and (b) has traded at least once on the national or regional securities exchange or association or over-the-counter market that is the primary market for the trading of the Common Stock.

     No fractional shares of Common Stock will be issued by the Company pursuant to the Purchase Contracts. In lieu of a fraction of a share otherwise issuable in respect of Purchase Contracts being settled by a holder of Units, the holder will be entitled to receive an amount of cash equal to such fraction times the Applicable Market Value.

     Prior to the Stock Purchase Date, the Common Stock purchasable on settlement of Purchase Contracts will not be deemed to be outstanding for any purpose and no holder of Units will have any voting rights, rights to dividends or other distributions or other rights or privileges of a stockholder of the Company by virtue of holding such Units.

  SETTLEMENT

     In order to settle the Purchase Contracts underlying any Units, the holder of such Units shall, by no later than 10:00 a.m., New York City time, on the Stock Purchase Date, deliver payment (in the form of a certified or cashier's check payable to the order of the Company in immediately available funds), at the offices of the Unit Agent, of an amount equal to the aggregate Stated Amount of such Units (plus, if there are unpaid Contract Fees accrued on such Purchase Contracts and payable by the holder on the Stock Purchase Date and the cash received by the Collateral Agent on such date in respect of the Pledged Securities securing such Purchase Contracts is less than the amount of such unpaid Contract Fees, an amount sufficient to cover such short-fall). The Common Stock purchased on settlement of such Purchase Contracts will then be issued and delivered to such holder or such holder's designee and the Pledged Securities securing such Purchase Contracts (or, in the case of Treasury Securities, the proceeds from the payment of such Treasury Securities at maturity, net of any unpaid Contract Fees payable by the holder accrued thereon to the Stock Purchase
Date) will then be released from the pledge under the Pledge Agreement and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of Common Stock or the transfer of Pledged Securities to any person other than such holder.


     On the Stock Purchase Date, if a holder of Units has not delivered cash to settle the underlying Purchase Contracts in the manner described above and no event described under "-- Termination" below has occurred, then (a) the Unit Agent will notify the Collateral Agent and (i) if QUIPS underlie such Units, the Collateral Agent, on behalf of such holder, will exercise such holder's right to require the Trust to distribute Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate QUIPS Liquidation Amount of such QUIPS, in exchange for such QUIPS, and, upon receiving such Junior Subordinated Debentures, will thereupon, as Put Agent, exercise the Junior Subordinated Debenture Put Option with respect thereto (see "-- Description of the QUIPS -- Right to Exercise Junior Subordinated Debenture Put Options" and "-- Description of the Junior Subordinated Debentures -- Junior Subordinated Debenture Put Options") and (ii) if Junior Subordinated Debentures underlie such Units, the Collateral Agent, on behalf of such holder, will, as Put Agent, exercise the Junior Subordinated Debenture Put Option with respect thereto (see "-- Description of the Junior Subordinated Debentures -- Junior Subordinated Debenture Put Options"), (b) a portion of the proceeds from the exercise of such Junior Subordinated Debenture Put Option (or, if Treasury Securities underlie such Units because the Call Option Holder has exercised its Call Option or the holder has exercised its right to substitute Treasury Securities for the QUIPS or Junior Subordinated Debentures that previously had been Pledged Securities, a portion of the proceeds from the payment of such Treasury Securities at maturity) equal to the aggregate Stated Amount of such Units will be applied to satisfy in full such holder's obligation to purchase Common Stock under such Purchase Contracts and to pay any unpaid Contract Fees payable by such holder accrued thereon to the Stock Purchase Date and (c) the remainder of such proceeds, if any, will be paid to such holder; provided, however, that the holder's obligation to satisfy the Purchase Contract may be offset by any amounts due and owing by the Company to such holder. Such Common Stock will then be issued and delivered to such holder or such holder's designee, upon presentation and surrender of the certificate evidencing such Units and payment by the holder of any transfer or similar taxes payable in connection with the issuance of Common Stock to any person other than such holder.


  CONTRACT FEES

     The holders of Units may be required to pay Contract Fees to the Company, or the Company may be required to pay Contract Fees to the holders of Units, as specified in the final Prospectus for the offering made hereby.

     Any obligation of the holders of Units to pay Contract Fees to the Company will be funded out of payments made in respect of the Pledged Securities. If payments made in respect of the Pledged Securities are insufficient to cover the obligation of the holders of the Units to pay Contract Fees, such obligation will be deferred until the earlier of the date sufficient cash is available and the Stock Purchase Date. In the event that holders of Units are required to pay Contract Fees to the Company, it is unlikely such holders will be entitled to a current deduction for such payments. As a result, although the amount of cash distributions made to holders will be reduced by the amount of Contract Fees payable to the Company, holders will nevertheless recognize income each quarter equal to the full amount of interest received or accrued with respect to the QUIPS underlying the Units held by such holder. See "Certain Federal Income Tax Consequences -- Contract Fees".

     Any obligation of the Company to pay Contract Fees to the holders of Units will be subordinated and junior in right of payment to the Company's obligations under its Senior Indebtedness, in a manner substantially similar to the manner in which the Junior Subordinated Debentures are subordinated as described under "-- Description of the Junior Subordinated Debentures" below. So long as no default in the Company's obligations under the Principal Agreements has occurred and is continuing, the Company will have the right to defer the payment of Contract Fees at any time or from time to time for a period not extending beyond the Stock Purchase Date; provided, however, that in order to exercise such right, the Company must give the Unit Agent notice at least five Business Days prior to the earlier of (a) the date such payment would otherwise have been payable, (b) the date the Company is required to give notice to any securities exchange or to holders of Units of the record date or the date such payment is payable and (c) such record date. During any such deferral period, the Company may not take any of the actions that it would be prohibited from taking during an Extension Period as described under "-- Description of the Junior Subordinated Debentures -- Option To Extend Interest Payment Date" below.

     Contract Fees will be payable at the Contract Fee Rate set forth under "-- General" above. Any deferred Contract Fees will bear additional Contract Fees at the Contract Fee Rate (compounding on each succeeding Quarterly Payment
Date) until paid. Contract Fees payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. Contract Fees will accrue from and including the date of issuance of the Units to but excluding the Stock Purchase Date and will be payable in arrears on the Quarterly Payment Dates (unless deferred as described above). If the Purchase Contracts are terminated, the right of holders of Units to receive Contract Fees or the obligation of holders of Units to pay Contract Fees (including any deferred Contract Fees) will also terminate.

  ANTI-DILUTION ADJUSTMENTS

     The formula for determining the Settlement Rate will be subject to adjustment upon the occurrence of certain events, including: (a) the payment of dividends (and other distributions) of Common Stock on Common Stock; (b) the issuance to all holders of Common Stock of rights, warrants or options entitling them, for a period of up to 45 days, to subscribe for or purchase Common Stock at less than the Current Market Price (as defined) thereof; (c) subdivisions and combinations of Common Stock; (d) distributions to all holders of Common Stock of evidences of indebtedness of the Company, securities, cash or other assets (excluding any dividend or distribution covered by clause (a) or (b) above and any dividend or distribution paid exclusively in cash); (e) distributions consisting exclusively of cash to all holders of Common Stock in an aggregate amount that, together with (i) other all-cash distributions made within the preceding 12 months and (ii) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization (such aggregate market capitalization being the product of the Current Market Price of the Common Stock multiplied by the number of shares of Common Stock then outstanding) on the date of such distribution; and (f) the successful completion of a tender or exchange offer made by the Company or any subsidiary for the Common Stock which involves an aggregate consideration that, together with (i) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by the Company or a subsidiary for the Common Stock concluded within the preceding 12 months and (ii) the aggregate amount of any all-cash distributions to all holders of the Company's Common Stock made within the preceding 12 months, exceeds 12.5% of the Company's aggregate market capitalization on the date of expiration of such tender or exchange offer.

     In the case of certain reclassifications, consolidations, mergers, sales or transfers of assets or other transactions pursuant to which the Common Stock is converted into the right to receive other securities, cash or property, each Purchase Contract then outstanding would, without the consent of the holders of Units, become a contract to purchase only the kind and amount of securities, cash and other property receivable upon consummation of the transaction by a holder of the number of shares of Common Stock which would have been received by the holder of the related Unit immediately prior to such transaction if such holder had then settled such Purchase Contract.

     If at any time the Company makes a distribution of property to its stockholders which would be taxable to such stockholders as a dividend for United States Federal income tax purposes (i.e., distributions of evidences of indebtedness or assets of the Company, but generally not stock dividends or rights to subscribe to capital stock) and, pursuant to the Settlement Rate adjustment provisions of the Master Unit Agreement, the Settlement Rate is increased, such increase may be deemed to be the receipt of taxable income to holders of Units. See "Certain Federal Income Tax Consequences -- Adjustment of Settlement Rate".

     In addition, the Company may make such increases in the Settlement Rate as the Board of Directors of the Company deems advisable to avoid or diminish any income tax to holders of shares of Common Stock resulting from any dividend or distribution of stock (or rights to acquire stock) or from any event treated as such for income tax purposes or for any other reasons.

     Adjustments to the Settlement Rate will be calculated to the nearest 1/10,000th of a share. No adjustment in the Settlement Rate shall be required unless such adjustment would require an increase or decrease of at least one percent in the Settlement Rate; provided, however, that any adjustments which by reason of the foregoing are not required to be made shall be carried forward and taken into account in any subsequent adjustment.

     The Company will be required, within ten Business Days following the occurrence of an event that requires or permits an adjustment in the Settlement Rate, to provide written notice to the Unit Agent of the occurrence of such event and a statement in reasonable detail setting forth the method by which the adjustment to the Settlement Rate was determined and setting forth the revised Settlement Rate.

  TERMINATION

     The Purchase Contracts, and the rights and obligations of the Company and of the holders of the Units thereunder (including the right to receive and the obligation to pay Contract Fees or deferred Contract Fees thereunder and the right and obligation of the holders to purchase and the Company to sell Common Stock thereunder), will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. Upon such termination, the Call Options will terminate and the Pledged Securities will be distributed in the manner described under "-- Pledged Securities and Pledge Agreement -- Termination of Purchase Contracts".

DESCRIPTION OF THE CALL OPTIONS

     At the closing of the Offering made hereby, the Underwriters will sell the
Call Options to the Call Option Holder at a price equal to $          per Call
Option. The Call Options will be governed by the Call Option Agreement.

     Each Call Option underlying a Unit (unless earlier terminated), when aggregated with the Call Options underlying all other Units, will entitle the Call Option Holder to acquire the QUIPS underlying the Units (or the Junior Subordinated Debentures substituted therefor), on or before the Call Option Expiration Date, in exchange for the Aggregate Consideration Deliverable on Exercise of the Call Options. The Aggregate Consideration Deliverable on Exercise of the Call Options will be comprised of:

          (a) Treasury Securities that will generate, on each Quarterly Payment Date falling after the Call Settlement Date and on or before the Stock Purchase Date, an amount of cash equal to the aggregate QUIPS Liquidation Amount of the QUIPS constituting Pledged Securities times the QUIPS Distribution Rate divided by four;



          (b) Treasury Securities that will generate, on the Stock Purchase Date, an amount of cash equal to the aggregate QUIPS Liquidation Amount of the QUIPS constituting Pledged Securities; and



          (c) if the Company is, at the Call Settlement Date, deferring interest payments on the Junior Subordinated Debentures (see "-- Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Date"), an amount in cash equal to (i) any deferred interest payments on the Junior Subordinated Debentures related to the Pledged Securities accrued to the Call Settlement Date, if the Call Settlement Date is a Quarterly Payment Date, and (ii) any deferred interest payments accrued to the Quarterly Payment Date immediately preceding the Call Settlement Date plus interest thereon at the QUIPS Distribution Rate for the period from and including such Quarterly Payment Date to but excluding such Call Settlement Date, if the Call Settlement Date is not a Quarterly Payment Date.


     The Call Option Holder may exercise all of its Call Options (but not less than all) by (a) delivering to the Unit Agent and the Collateral Agent, at least two Business Days prior to the Call Settlement Date, a notice stating that the Call Option Holder is exercising its Call Options and specifying the Call Settlement Date therefor (which may not be after the Call Option Expiration
Date) and (b) delivering to the Collateral Agent, by Noon, New York City time, on the Call Settlement Date, the Aggregate Consideration Deliverable on Exercise of the Call Options. Pursuant to the Pledge Agreement, upon receipt by the Collateral Agent of the Treasury Securities included in the Aggregate Consideration Deliverable on Exercise of the Call Options, the Collateral Agent will transfer the QUIPS (or Junior Subordinated Debentures) to the Call Option Holder or its designee free and clear of the pledge and security interest created by the Pledge Agreement and the Treasury Securities shall automatically be substituted for the QUIPS (or Junior Subordinated Debentures) as Pledged Securities, whereupon the Call Option Holder shall cease to have a security interest in the Pledged Securities.

     If the Call Options are exercised, the Unit Agent shall, not later than three Business Days following the Call Settlement Date, mail notice of such exercise to the holders of the Units.

     The Call Options, and the rights and obligations of the Call Option Holder and of the holders of the Units thereunder, will automatically terminate upon the occurrence of certain events of bankruptcy, insolvency or reorganization with respect to the Company. See "-- Description of the Purchase
Contracts -- Termination" and "-- Pledged Securities and Pledge
Agreement -- Termination of Purchase Contracts".

PLEDGED SECURITIES AND PLEDGE AGREEMENT

  GENERAL

     Pursuant to the Pledge Agreement, the Pledged Securities will be pledged to the Collateral Agent, for the benefit of the Company and the Call Option Holder, to secure (a) the obligations of holders of Units to purchase Common Stock under the Purchase Contracts, (b) any obligations of the holders of Units to pay Contract Fees to the Company and (c) the obligations of holders of Units to deliver the underlying QUIPS (or Junior Subordinated Debentures) to the Call Option Holder if the Call Options are exercised. The Pledged Securities will initially consist of the QUIPS. If Treasury Securities are exchanged for Pledged Securities upon exercise of the Call Options or Junior Subordinated Debentures are distributed in respect of Pledged Securities upon dissolution of the Trust, the Treasury Securities so exchanged or the Junior Subordinated Debentures so distributed will automatically be substituted as Pledged Securities in place of the securities that theretofore had been Pledged Securities and the securities that theretofore had been Pledged Securities will automatically be released from the pledge and security interest created by the Pledge Agreement.

     The rights of the holders of the Units to the underlying Pledged Securities will be subject to the pledge and security interest created by the Pledge Agreement; except as described below under "-- Substitution of Pledged Securities", no holder of Units will be permitted to withdraw the Pledged Securities underlying such Units from the pledge arrangement except upon the settlement or termination of the Purchase Contracts. Subject to such pledge and security interest, however, each holder of Units will have full beneficial ownership of the underlying Pledged Securities and will be entitled (through the Collateral Agent) to all of the rights of such Pledged Securities (including payment, voting, redemption and liquidation rights). The Company will have no rights with respect to Pledged Securities other than its security interest therein.



  SUBSTITUTION OF PLEDGED SECURITIES



     A holder of Units may obtain the release from the pledge arrangement of the QUIPS or Junior Subordinated Debentures underlying a Unit or Units that theretofore had been the Pledged Securities underlying such Units upon substituting therefor Treasury Securities as Pledged Securities. To exercise this right to obtain direct ownership of such QUIPS or Junior Subordinated Debentures free and clear of the pledge arrangement through substitution of Pledged Securities, a holder must present and surrender to the Collateral Agent the certificate evidencing such Units and instructions requesting such release and substitution of Pledged Securities together with: (a)(i) Treasury Securities that will generate on the Stock Purchase Date an amount of cash equal to the Stated Amount of such Units and (ii) if Contract Fees are payable by the holders of the Units to the Company, Treasury Securities that will generate on each Quarterly Payment Date falling after the date of request for such release and substitution to and including the Stock Purchase Date an amount of cash equal to the aggregate Stated Amount of such Units times the Contract Fee Rate divided by four; (b) if there are any deferred Contract Fees payable by the holder to the Company at the date of request for such release and substitution, an amount in cash equal to (i) the deferred Contract Fees accrued to the date of such request, if such date is a Quarterly Payment Date, and (ii) deferred Contract Fees accrued to the Quarterly Payment Date immediately preceding such date plus
interest thereon at a rate of      % per annum for the period from and including
such Quarterly Payment Date to but excluding the date of such request, if such date is not a Quarterly Payment Date; and (c) if the Call Options have not been exercised and such release and substitution is requested prior to the Call Option Expiration Date, an instrument from the Call Option Holder either cancelling the Call Options relating to such Pledged Securities or releasing the security interest of the Call Option Holder in such Pledged Securities.



     Upon receipt by the Collateral Agent of the foregoing, the Collateral Agent will substitute the Treasury Securities delivered by the holder as the Pledged Securities underlying the affected Units and transfer to the holder the QUIPS or Junior Subordinated Debentures underlying such Units free and clear of the Company's and the Call Option Holder's security interests therein together with a new certificate evidencing the Purchase Contracts underlying such Units.



     As indicated above, prior to the earlier of the exercise of the Call Options and the Call Option Expiration Date, such right to substitute Treasury Securities for QUIPS or Junior Subordinated Debentures as Pledged Securities may not be exercised without the consent of the Call Option Holder. The Call Option Holder is under no obligation to grant such consent, and there can be no assurance that such consent will be granted if a holder desires to exercise this substitution right.


  QUARTERLY PAYMENTS ON PLEDGED SECURITIES

     The Collateral Agent will, upon receipt of any quarterly distributions or payments of interest on the Pledged Securities, (a) pay to the Company an amount therefrom equal to the aggregate Contract Fees (if any) then due from the holders of the Units to the Company and (b) pay the remainder to the Unit Agent, which will in turn distribute that amount, together with the Contract Fees (if any) then due from the Company to the holders of Units, to the persons in whose names the Units are registered at the close of business on the Record Date for such payment. As long as the Purchase Contracts remain in book-entry only form, the Record Date for any payment will be one Business Day prior to such payment date.

  SETTLEMENT OF PURCHASE CONTRACTS

     On the Stock Purchase Date, the Pledged Securities (or, in the case of Treasury Securities, the proceeds from the payment of such Treasury Securities at maturity) will be released from the pledge and security interest created by the Pledge Agreement and distributed or delivered as specified under "-- Description of the Purchase Contracts -- Settlement".

  TERMINATION OF PURCHASE CONTRACTS

     Upon termination of the Purchase Contacts (see "-- Description of the Purchase Contracts -- Termination"), the Collateral Agent will release the Pledged Securities underlying the Units to the Unit Agent for distribution to the holders of such Units, upon presentation and surrender of the certificates evidencing such Units. If upon such termination any holder would otherwise be entitled to receive a principal amount of Treasury Securities of any series that is not an integral multiple of $1,000, the Unit Agent will distribute to such holder Treasury Securities of such series in a principal amount equal to the next lower integral multiple of $1,000, will sell the Treasury Securities of such series not otherwise distributed to such holder (together with the Treasury Securities of such series not otherwise distributed to other holders) and will distribute to all such holders (in accordance with their respective interests therein) the proceeds therefrom.

BOOK ENTRY-SYSTEM

     The Depository Trust Company (the "Depositary") will act as securities depositary for the Units. The Units will be issued only as fully-registered securities registered in the name of Cede & Co. or another nominee of the Depositary. Fully-registered global security certificates ("Global Security Certificates"), representing the total aggregate number of Units, will be issued, will be deposited with the Depositary and will bear a legend regarding the restrictions on exchanges and registration of transfer thereof referred to below.

     The laws of some jurisdictions require that certain purchasers of securities take physical delivery of securities in definitive form. Such laws may impair the ability to transfer beneficial interests in the Units so long as such Units are represented by Global Security Certificates.

     The Depositary is a limited-purpose trust company organized under the New York Banking Law, a "banking organization" within the meaning of the New York Banking Law, a member of the Federal Reserve System, a "clearing corporation" within the meaning of the New York Uniform Commercial Code and a "clearing agency" registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The Depositary holds securities that its participants ("Participants") deposit with the Depositary. The Depositary also facilitates the settlement among Participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in Participants' accounts, thereby eliminating the need for physical movement of securities certificates. Direct Participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations ("Direct Participants"). The Depositary is owned by a number of its Direct Participants and by the NYSE, the American Stock Exchange, Inc., and the National Association of Securities Dealers, Inc. Access to the Depositary system is also available to others, such as securities brokers and dealers, banks and trust companies that clear transactions through or maintain a direct or indirect custodial relationship with a Direct Participant either directly or indirectly ("Indirect Participants"). The rules applicable to the Depositary and its Participants are on file with the Commission.

     No Units represented by Global Security Certificates may be exchanged in whole or in part for Units registered, and no transfer of Global Security Certificates in whole or in part may be registered, in the name of any person other than the Depositary or a nominee of the Depositary unless the Depositary has notified the Company that it is unwilling or unable to continue as depositary for such Global Security Certificates or has ceased to be qualified to act as such as required by the Master Unit Agreement or there shall have occurred and be continuing a default by the Company in respect of its obligations under one or more Principal Agreements. All Units represented by Global Security Certificates or any portion thereof will be registered in such names as the Depositary may direct.

     As long as the Depositary or its nominee is the registered owner of the Global Security Certificates, such Depositary or such nominee, as the case may be, will be considered the sole owner and holder of the Global Security Certificates and all Units represented thereby for all purposes under the Units, Purchase Contracts, Call Options and Principal Agreements. Except in the limited circumstances referred to above, owners of beneficial interests in Global Security Certificates will not be entitled to have such Global Security Certificates or the Units represented thereby registered in their names, will not receive or be entitled to receive physical delivery of certificates in exchange therefor and will not be considered to be owners or holders of such Global Security Certificates or any Units represented thereby for any purpose under the Units, Purchase Contracts, Call Options and Principal Agreements. All payments on the Units represented by the Global Security Certificates and all deliveries of Pledged Securities or Common Stock to the holders thereof will be made to the Depositary or its nominee, as the case may be, as the holder thereof.

     Ownership of beneficial interests in the Global Security Certificates will be limited to Participants or persons that may hold beneficial interests through institutions that have accounts with the Depositary. Ownership of beneficial interests in Global Security Certificates will be shown only on, and the transfer of those ownership interests will be effected only through, records maintained by the Depositary or its nominee (with respect to Participants' interests) or any such Participant (with respect to interests of persons held by such Participants on their behalf). Procedures for settlement of Purchase Contracts on the Stock Purchase Date will be governed by arrangements among the Depositary, Participants and persons that may hold beneficial interests through Participants designed to permit such settlement without the physical movement of certificates. Payments, transfers, deliveries, exchanges and other matters relating to beneficial interests in Global Security Certificates may be subject to various policies and procedures adopted by the Depositary from time to time. The Depositary has advised the Company that it will take any action permitted to be taken by a holder of Units only at the direction of one or more Participants to whose account with the Depositary interests in the Global Security Certificates are credited and only in respect of such number of Units as to which such Participant or Participants has or have given such direction. None of the Company, the Trust, the Unit Agent or any agent of the Company, the Trust or the Unit Agent will have any responsibility or liability for any aspect of the Depositary's or any Participant's records relating to, or for payments made on account of, beneficial interests in Global Security Certificates, or for maintaining, supervising or reviewing any of the Depositary's records or any Participant's records relating to such beneficial ownership interests.

     The information in this section concerning the Depositary and its book-entry system has been obtained from sources that the Company and the Trust believe to be reliable, but neither the Company nor the Trust takes responsibility for the accuracy thereof.

CERTAIN PROVISIONS OF THE PRINCIPAL AGREEMENTS

  GENERAL

     Distributions on the Units will be payable, Purchase Contracts (and documents related thereto) will be settled and transfers of the Units will be registrable at the office of the Unit Agent in the Borough of Manhattan, The City of New York. In addition, in the event that the Units do not remain in book-entry form, payment of distributions on the Units may be made, at the option of the Company, by check mailed to the address of the persons entitled thereto as shown on the Unit Register.

     In the event that any Quarterly Payment Date, the date of exercise of the Call Options, the Stock Purchase Date or any Put Date is not a Business Day, then payment of the Contract Fees payable on any such Quarterly Payment Date or settlement of the Call Options, the Purchase Contract or the Put Options, as the case may be, will be made on the next succeeding day which is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment or settlement will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on such payment date. A "Business Day" shall mean any day other than Saturday, Sunday or any other day on which banking institutions in The City of New York are authorized or obligated by law or executive order to be closed.

     If a holder of Units fails to present and surrender the certificate evidencing such Units to the Unit Agent on the Stock Purchase Date, the shares of Common Stock issuable in settlement of the related Purchase Contracts will be registered in the name of the Unit Agent and, together with any distributions thereon, shall be held by the Unit Agent as agent for the benefit of such holder, until such certificate is presented and surrendered or the holder provides satisfactory evidence that such certificate has been destroyed, lost or stolen, together with any indemnity that may be required by the Unit Agent and the Company.

     If the Purchase Contracts have terminated prior to the Stock Purchase Date, the related Pledged Securities have been transferred to the Unit Agent for distribution to the holders entitled thereto and a holder of Units fails to present and surrender the certificate evidencing such Units to the Unit Agent, the Pledged Securities otherwise deliverable to such holder and payments thereon shall be held by the Unit Agent as agent for the benefit of such holder, until such certificate is presented and surrendered or the holder provides the evidence and indemnity described above.

     The Unit Agent will have no obligation to invest or to pay interest on any amounts held by the Unit Agent pending distribution.

     No service charge will be made for any registration of transfer or exchange of the Units, except for any tax or other governmental charge that may be imposed in connection therewith.

  MODIFICATION

     The Principal Agreements will contain provisions permitting the parties thereto, with the consent of the holders of not less than a majority of the Units at the time outstanding, to modify the terms of the Principal Agreements, the Purchase Contracts and the Call Options, except that no such modification may, without the consent of the holder of each outstanding Unit affected thereby, (a) change any payment date, (b) change the amount or type of Pledged Securities required to be pledged to secure obligations under the Units, impair the right of the holder of any Units to receive distributions on the Pledged Securities underlying such Units or otherwise adversely affect the holder's rights in or to such Pledged Securities, (c) change the place or currency of payment for any Contract Fees or other amounts payable in respect of the Units, increase any Contract Fees or other amounts payable by holders in respect of Units or decrease any Contract Fees or other amounts receivable by holders in respect of Units, (d) impair the right to institute suit for the enforcement of any Purchase Contract, (e) reduce the amount of Common Stock purchasable under any Purchase Contract, increase the price to purchase Common Stock on settlement of any Purchase Contract, change the Stock Purchase Date or otherwise adversely affect the holder's rights under any Purchase Contract, (f) reduce the amount payable on exercise of any Call Option, extend the Call Option Expiration Date or otherwise adversely affect the holder's rights under any Call Option or (g) reduce the above-stated percentage of outstanding Units the consent of whose holders is required for the modification or amendment of the provisions of the Principal Agreements, the Purchase Contracts or the Call Options.

  CONSOLIDATION, MERGER, SALE OR CONVEYANCE

     The Company will covenant in the Master Unit Agreement that it will not merge or consolidate with any other entity or sell, assign, transfer, lease or convey all or substantially all of its properties and assets to any person, firm or corporation unless the Company is the continuing corporation or the successor corporation is a corporation organized under the laws of the United States of America or a state thereof and such corporation expressly assumes the obligations of the Company under the Principal Agreements and the Purchase Contracts, and the Company or such successor corporation is not, immediately after such merger, consolidation, sale, assignment, transfer, lease or conveyance, in default in the performance of any of its obligations thereunder.

  TITLE

     The Company, the Unit Agent, the Collateral Agent and the Call Option Holder may treat the registered holder of any Units as the absolute owner thereof for the purpose of making payment and settling the related Purchase Contracts or Call Options and for all other purposes.

  REPLACEMENT OF UNITS CERTIFICATES

     In the event that physical certificates have been issued, any mutilated certificate evidencing Units will be replaced by the Company at the expense of the holder upon surrender of such certificate to the Unit Agent. Certificates that become destroyed, lost or stolen will be replaced by the Company at the expense of the holder upon delivery to the Company and the Unit Agent of evidence of the destruction, loss or theft thereof satisfactory to the Company and the Unit Agent. In the case of a destroyed, lost or stolen certificate, an indemnity satisfactory to the Unit Agent and the Company may be required at the expense of the holder of the Units evidenced by such certificate before a replacement will be issued.

     Notwithstanding the foregoing, the Company will not be obligated to issue any Units on or after the Stock Purchase Date or after the Purchase Contracts have terminated. In lieu of the delivery of a replacement certificate following the Stock Purchase Date, the Unit Agent, upon delivery of the evidence and indemnity described above, will deliver the Common Stock issuable pursuant to the Purchase Contracts included in the Units evidenced by such certificate, or, if the Purchase Contracts have terminated prior to the Stock Purchase Date, transfer the Pledged Securities related to the Units evidenced by such certificate.

  GOVERNING LAW

     The Principal Agreements, the Purchase Contracts and the Call Options will be governed by, and construed in accordance with, the laws of the State of New York.

  INFORMATION CONCERNING THE UNIT AGENT

                 will initially act as Unit Agent. The Unit Agent will act as the agent for the holders of Units from time to time. The Master Unit Agreement will not obligate the Unit Agent to exercise any discretionary actions in connection with a default under the terms of the Principal Agreements, the Purchase Contracts, the Call Options or the Pledged Securities.

     The Master Unit Agreement will contain provisions limiting the liability of the Unit Agent. The Master Unit Agreement will contain provisions under which the Unit Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

  INFORMATION CONCERNING THE COLLATERAL AGENT

                 will initially act as Collateral Agent. The Collateral Agent will act solely as the agent of the Company or the Call Option Holder and will not assume any obligation or relationship of agency or trust for or with any of the holders of the Units except for the obligations owed by a pledgee of property to the owner thereof under the Pledge Agreement and applicable law.

     The Pledge Agreement will contain provisions limiting the liability of the Collateral Agent. The Pledge Agreement will contain provisions under which the Collateral Agent may resign or be replaced. Such resignation or replacement would be effective upon the appointment of a successor.

DESCRIPTION OF THE QUIPS

  GENERAL

     The QUIPS will be issued by the Trust, a statutory business trust created under Delaware law pursuant to the Declaration. The Trust's affairs are conducted by the Issuer Trustees, which are currently The Bank of New York, as the Property Trustee, and The Bank of New York (Delaware), as the Delaware Trustee, and the three Administrators, who are employees of the Company. The Trust exists for the exclusive purposes of (a) issuing and selling the Trust Securities consisting of the QUIPS and the Common Trust Securities, (b) using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures issued by the Company and (c) engaging in only those other activities necessary, advisable or incidental thereto. Accordingly, the Junior Subordinated Debentures will be the sole assets of the Trust, and payments under the Junior Subordinated Debentures will be the sole revenue of the Trust. All of the Common Trust Securities will be owned by the Company.

     The QUIPS will represent preferred undivided beneficial interests in the assets of the Trust and the holders thereof will be entitled to a preference over the Common Trust Securities in certain circumstances with respect to distributions and amounts payable on redemption of the Trust Securities or liquidation of the Trust. See "-- Subordination of Common Trust Securities" below. The QUIPS will be issued pursuant to, and be governed by, the Declaration. The Declaration will be qualified under the Trust Indenture Act.

     Each QUIPS will have a QUIPS Liquidation Amount that is equal to the Stated Amount. The QUIPS will rank pari passu, and payments will be made thereon pro rata, with the Common Trust Securities except as described under "-- Subordination of Common Trust Securities" below. Legal title to the Junior Subordinated Debentures will be held by the Property Trustee in trust for the benefit of the holders of the QUIPS and the Common Trust Securities.

     The QUIPS will be subject to mandatory redemption on the QUIPS and
Debenture Maturity Date of               , 2003, at a redemption price equal to
the aggregate QUIPS Liquidation Amount thereof plus unpaid distributions thereon accrued to but excluding such date, out of the proceeds of the repayment of the Junior Subordinated Debentures at maturity. The Junior Subordinated Debentures are not redeemable at the option of the Company prior to the QUIPS and Debenture Maturity Date.

  DISTRIBUTIONS

     Distributions on the QUIPS will be cumulative, will accumulate from the first date of issuance of the QUIPS and will be payable quarterly in arrears on
the Quarterly Payment Dates, at the QUIPS Distribution Rate of      % per annum
of the QUIPS Liquidation Amount, to the holders of the QUIPS on the relevant record dates. Unless the QUIPS are not Pledged Securities and are issued in certificated form, the record date for any payment of Distributions will be one Business Day prior to such payment date. The amount of Distributions payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which Distributions are payable on the QUIPS is not a Business Day, payment of the Distributions payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment will be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable (each date on which Distributions are payable in accordance with the foregoing, a "Distribution Date").

     So long as no Debenture Event of Default shall have occurred and be continuing, the Company will have the right under the Indenture to elect to defer the payment of interest on the Junior Subordinated Debentures at any time and from time to time for a period not extending beyond the QUIPS and Debenture Maturity Date (each such period of deferral, an "Extension Period"). See
"-- Description of the Junior Subordinated Debentures -- Option to Extend Interest Payment Date" and "Certain Federal Income Tax Consequences -- Interest Received on the QUIPS". Upon any such election, quarterly Distributions on the QUIPS will be deferred by the Trust during such Extension Period. Distributions to which holders of the QUIPS are entitled during any such Extension Period will accumulate additional Distributions thereon at the QUIPS Distribution Rate, compounded on each succeeding Distribution Date. The term "Distributions", as used in this Description of the QUIPS, shall include any such additional Distributions and any Additional Sums (as defined herein) paid on the Junior Subordinated Debentures.

     During any Extension Period, the Company may not take any of the prohibited actions described under "-- Description of the Junior Subordinated
Debentures -- Certain Covenants of the Company".

     Although the Company may in the future exercise its option to defer payments of interest on the Junior Subordinated Debentures, the Company has no such current intention.

     The revenue of the Trust available for distribution to holders of the QUIPS will be limited to payments under the Junior Subordinated Debentures. If the Company does not make interest payments on the Junior Subordinated Debentures, the Property Trustee will not have funds available to pay Distributions on the QUIPS. The payment of Distributions (if and to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be guaranteed by the Company on a limited basis as set forth herein under "-- Description of the Guarantee".

  MANDATORY REDEMPTION

     Upon the repayment of the Junior Subordinated Debentures, the proceeds from such repayment shall be applied by the Property Trustee to redeem a Like Amount (as defined herein) of the Trust Securities, at a redemption price (the "Final Redemption Price") which shall be equal to the principal of and accrued and unpaid interest on the Junior Subordinated Debentures.

     "Like Amount" means (i) with respect to the redemption of the Trust Securities, Trust Securities having an aggregate liquidation amount equal to the principal amount of Junior Subordinated Debentures to be paid in accordance with their terms and (ii) with respect to a distribution of Junior Subordinated Debentures upon the liquidation of the Trust, Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of the Trust Securities of the holder to whom such Junior Subordinated Debentures are distributed.

  RIGHT TO EXERCISE JUNIOR SUBORDINATED DEBENTURE PUT OPTIONS

     Each holder of QUIPS will have the right to require the Trust to distribute Junior Subordinated Debentures having an aggregate principal amount equal to the aggregate QUIPS Liquidation Amount of such QUIPS to the Put Agent, on the Stock Purchase Date or on the date which is three months after the Stock Purchase Date (the "Final Put Date" and, together with the Stock Purchase Date, the "Put Dates"), in exchange for such QUIPS, in connection with the concurrent exercise by the Put Agent on behalf of each such holder of the Junior Subordinated Debenture Put Option related thereto.

     A holder of QUIPS may exercise the right referred to above by presenting and surrendering the certificate evidencing such QUIPS, at the offices of the Property Trustee, with the form of "Notice to Require Exercise of Junior Subordinated Debenture Put Option" on the reverse side of the certificate completed and executed as indicated, by 10:00 a.m., New York City time, on the applicable Put Date. If such right is properly exercised, the applicable Junior Subordinated Debentures will be distributed to an agent for the holder appointed by the Company for such purpose (the "Put Agent", who shall, if the right is exercised on the Stock Purchase Date, be the Collateral Agent), and the Put Agent will then exercise the Junior Subordinated Debenture Put Option related thereto on behalf of the holder.

  LIQUIDATION OF THE TRUST AND DISTRIBUTION OF JUNIOR SUBORDINATED DEBENTURES

     The Company will have the right at any time to dissolve the Trust and, after satisfaction of liabilities to creditors of the Trust as required by applicable law, cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust.

     The Trust shall automatically dissolve upon the first to occur of: (a) certain events of bankruptcy, dissolution or liquidation of the Company or the Trust; (b) the distribution of a Like Amount of the Junior Subordinated Debentures to the holders of the Trust Securities, if the Company, as Sponsor, has given written direction to the Property Trustee to dissolve the Trust (which direction is optional and wholly within the discretion of the Company, as Sponsor); (c) redemption of all of the Trust Securities as described under "-- Mandatory Redemption"; (d) expiration of the term of the Trust; and (e) the entry of an order for the dissolution of the Trust by a court of competent jurisdiction.

     If a dissolution occurs as described in clauses (a), (b), (d) or (e) of the preceding paragraph, the Trust shall be liquidated by the Administrators as expeditiously as practicable by distributing, after satisfaction of liabilities to creditors of the Trust as provided by applicable law, to the holders of the Trust Securities a Like Amount of the Junior Subordinated Debentures (such amount being the "Liquidation Distribution"). If the Liquidation Distribution can be paid only in part because the Trust has insufficient assets on hand legally available to pay in full the aggregate Liquidation Distribution, then the amounts payable directly by the Trust on the QUIPS and the Common Trust Securities shall be paid on a pro rata basis, except that if a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a priority over the Common Trust Securities. See "-- Subordination of Common Trust Securities" below.

     After the liquidation date is fixed for any distribution of Junior Subordinated Debentures to holders of the Trust Securities, (a) the Trust Securities will no longer be deemed to be outstanding, (b) each registered global certificate, if any, representing Trust Securities and held by the Depositary or its nominee will receive a registered global certificate or certificates representing the Junior Subordinated Debentures to be delivered upon such distribution and (c) any certificates representing Trust Securities not held by the Depositary or its nominee will be deemed to represent Junior Subordinated Debentures having a principal amount equal to the aggregate liquidation amount of such Trust Securities, and bearing accrued and unpaid interest in an amount equal to the accumulated and unpaid Distributions on such Trust Securities until such certificates are presented to the Administrators or their agent for cancellation, whereupon the Company will issue to such holder, and the Debenture Trustee will authenticate, a certificate representing such Junior Subordinated Debentures.

  REDEMPTION PROCEDURES

     The QUIPS shall be redeemed at the Final Redemption Price with the proceeds from the contemporaneous repayment of the Junior Subordinated Debentures. The redemption of QUIPS shall be made and the Final Redemption Price shall be payable on the QUIPS and Debenture Maturity Date only to the extent that the Trust has funds legally available for the payment of such applicable Redemption Price.

     If the Trust gives a notice of redemption in respect of the QUIPS, then, by 12:00 noon, New York City time, on the QUIPS and Debenture Maturity Date, to the extent funds are legally available, with respect to the QUIPS held by the Depositary or its nominees, the Property Trustee will pay or cause the Paying Agent to pay the Final Redemption Price to the Depositary. With respect to the QUIPS held in certificated form, the Property Trustee, to the extent funds are legally available, will give irrevocable instructions and authority to the Paying Agent and will irrevocably deposit with the Paying Agent for the QUIPS funds sufficient to pay or cause the Paying Agent to pay the Final Redemption Price to the holders thereof upon surrender of their certificates evidencing the QUIPS. See "-- Payment and Paying Agency" below. If notice of redemption shall have been given and funds deposited with the Property Trustee to pay the Final Redemption Price, then all rights of the holders of the QUIPS will cease, except the right of the holders of QUIPS to receive the Final Redemption Price, but without interest on the Final Redemption Price, and the QUIPS will cease to be outstanding. In the event that the QUIPS and Debenture Maturity Date is not a Business Day, then the Final Redemption Price payable on such date will be paid on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay). In the event that payment of the Final Redemption Price is improperly withheld or refused and not paid either by the Trust or by the Company pursuant to the Guarantee as described under "-- Description of the Guarantee", Distributions on the QUIPS will accumulate on the Final Redemption Price at the QUIPS Distribution Rate from the QUIPS and Debenture Maturity Date to the date the Final Redemption Price is actually paid.

  SUBORDINATION OF COMMON TRUST SECURITIES

     Payment of Distributions on, and the Final Redemption Price of, the QUIPS and the Common Trust Securities, as applicable, shall be made pro rata based on the liquidation amount of the QUIPS and Common Trust Securities; provided, however, that if on any Distribution Date or QUIPS and Debenture Maturity Date a Debenture Event of Default (solely as the result of an event described in clauses (a), (b) or (c) thereto) shall have occurred and be continuing, no payment of any Distribution on, or Final Redemption Price of, any of the Common Trust Securities, and no other payment on account of the redemption, liquidation or other acquisition of the Common Trust Securities, shall be made unless payment in full in cash of all accumulated and unpaid Distributions on all of the outstanding QUIPS for all Distribution periods terminating on or prior thereto or, in the case of the QUIPS and Debenture Maturity Date, the full amount of the Final Redemption Price therefor, shall have been made or provided for, and all funds available to the Property Trustee shall first be applied to the payment in full in cash of all Distributions on, or Final Redemption Price of, the QUIPS then due and payable.

     In the case of any Event of Default, the Company as holder of the Common Trust Securities will be deemed to have waived any right to act with respect to such Event of Default until the effect of such Event of Default shall have been cured, waived or otherwise eliminated. Until any such Event of Default has been so cured, waived or otherwise eliminated, the Property Trustee shall act solely on behalf of the holders of the QUIPS, and only the holders of the QUIPS will have the right to direct the Property Trustee to act on their behalf.

  EVENTS OF DEFAULT; NOTICE

     The occurrence of a Debenture Event of Default (see "-- Description of the Junior Subordinated Debentures -- Debenture Events of Default") constitutes an "Event of Default" under the Declaration; provided that pursuant to the Declaration, the holder of the Common Trust Securities will be deemed to have waived any Event of Default with respect to such Common Trust Securities until all Events of Default with respect to the QUIPS have been cured, waived or otherwise eliminated. Until such Events of Default have been so cured, waived or otherwise eliminated, the Property Trustee will be deemed to be acting solely on behalf of the holders of the QUIPS and only the holders of such QUIPS will have the right to direct the Property Trustee with respect to certain matters under the Declaration, and therefore the Indenture. The holders of a majority in QUIPS Liquidation Amount of the QUIPS will have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Property Trustee or to direct the exercise of any trust or power conferred upon the Property Trustee under the Declaration, including the right to direct the Property Trustee to exercise the remedies available to it as holder of the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debentures after the holders of a majority in QUIPS Liquidation Amount of QUIPS have so directed the Property Trustee, a holder of record of such QUIPS may, to the fullest extent permitted by law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceeding against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing, and such event is attributable to the failure of the Company to pay interest or principal on the Junior Subordinated Debentures on the respective dates such interest or principal is payable (after giving effect to any Extension Period), then a holder of record of QUIPS (or, for so long as QUIPS underlie Units, a holder of record of Units) may institute a Direct Action against the Company for payment to such holder of the portion of such principal or interest attributable to Junior Subordinated Debentures having a principal amount equal to the aggregate QUIPS Liquidation Amount of the QUIPS held by such holder (or underlying such holder's Units). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of QUIPS or Units under the Declaration to the extent of any payment made by the Company to such holder of QUIPS or Units in such Direct Action; provided, however, that no such subrogation right may be exercised so long as an Event of Default has occurred and is continuing. The holders of QUIPS will not be able to exercise directly any other remedy available to the holders of the Junior Subordinated Debentures.

     Upon occurrence of an Event of Default, the Property Trustee, so long as it is the sole holder of Junior Subordinated Debentures, will have the right under the Indenture to declare the principal of (or premium, if any) and interest on the Junior Subordinated Debentures to be immediately due and payable.

     Within ten Business Days after the occurrence of any Event of Default actually known to the Property Trustee, the Property Trustee shall transmit notice of such Event of Default to the holders of the QUIPS, the Administrators and the Company, as Sponsor, unless such Event of Default shall have been cured or waived. The Company, as Sponsor, and the Administrators are required to file annually with the Property Trustee a certificate as to whether or not they are in compliance with all the conditions and covenants applicable to them under the Declaration.

     If a Debenture Event of Default has occurred and is continuing, the QUIPS shall have a preference over the Common Trust Securities as described under "-- Liquidation of the Trust and Distribution of Junior Subordinated Debentures" and "-- Subordination of Common Trust Securities".

  REMOVAL OF ISSUER TRUSTEES AND ADMINISTRATORS

     Unless a Debenture Event of Default shall have occurred and be continuing, any Issuer Trustee may be removed at any time by the holder of the Common Trust Securities. If a Debenture Event of Default has occurred and is continuing, the Property Trustee and the Delaware Trustee may be removed at such time by the holders of a majority in QUIPS Liquidation Amount of the outstanding QUIPS. In no event will the holders of the QUIPS have the right to vote to appoint, remove or replace the Administrators, which voting rights are vested exclusively in the Company as the holder of the Common Trust Securities. No resignation or removal of an Issuer Trustee and no appointment of a successor trustee shall be effective until the acceptance of appointment by the successor Trustee in accordance with the provisions of the Declaration.

  MERGER OR CONSOLIDATION OF ISSUER TRUSTEES

     Any Person into which the Property Trustee or the Delaware Trustee that is not a natural person may be merged or converted or with which it may be consolidated, or any Person resulting from any merger, conversion or consolidation to which such Issuer Trustee shall be a party, or any Person succeeding to all or substantially all the corporate trust business of such Issuer Trustee, shall be the successor of such Issuer Trustee under the Declaration, provided such Person shall be otherwise qualified and eligible.

  MERGERS, CONVERSIONS, CONSOLIDATIONS, AMALGAMATIONS OR REPLACEMENTS OF THE
TRUST

     The Trust may not merge or convert with or into, consolidate, amalgamate, or be replaced by, or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any company or other Person, except as described below or as otherwise described under "-- Liquidation of the Trust and Distribution of Junior Subordinated Debentures". The Trust may, at the request of the Company, as Sponsor and holder of the Common Trust Securities, but without the consent of the holders of the QUIPS, merge or convert with or into, consolidate, amalgamate, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to a trust organized as such under the laws of any State; provided, that (a) such successor entity either (i) expressly assumes all of the obligations of the Trust with respect to the QUIPS or (ii) substitutes for the QUIPS other securities having substantially the same terms as the QUIPS (the "Successor Securities") so long as the Successor Securities rank the same as the QUIPS rank in priority with respect to distributions and payments upon liquidation, redemption and otherwise, (b) the Company expressly appoints a trustee of such successor entity possessing the same powers and duties as the Property Trustee with respect to the Junior Subordinated Debentures, (c) the Successor Securities are listed, or any Successor Securities will be listed upon notification of issuance, on any national securities exchange or other organization on which the QUIPS are then listed or quoted, if any, (d) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not cause the QUIPS (including any Successor Securities) or Units to be downgraded by any nationally recognized statistical rating organization, if then so rated,
(e) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect, (f) such successor entity has a purpose substantially identical to that of the Trust, (g) prior to such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Company has received an opinion from independent counsel to the Trust experienced in such matters to the effect that (i) such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease does not adversely affect the rights, preferences and privileges of the holders of the QUIPS (including any Successor Securities) in any material respect, (ii) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, neither the Trust nor such successor entity will be required to register as an investment company under the Investment Company Act of 1940, as amended (the "Investment Company Act") and (iii) following such merger, conversion, consolidation, amalgamation, replacement, conveyance, transfer or lease, the Trust or the successor entity will continue to be classified as a grantor trust for United States Federal income tax purposes and
(h) the Company or any permitted successor or assignee owns all of the common trust securities of such successor entity and guarantees the obligations of such successor entity under the Successor Securities at least to the extent provided by the Guarantee. Notwithstanding the foregoing, the Trust shall not, except with the consent of holders of 100% in liquidation amount of the Trust Securities, consolidate, amalgamate, merge or convert with or into, or be replaced by or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any other entity or permit any other entity to consolidate, amalgamate, merge or convert with or into, or replace it if such consolidation, amalgamation, merger, conversion, replacement, conveyance, transfer or lease would cause the Trust or the successor entity to be classified as an association taxable as a corporation or as other than a grantor trust for United States Federal income tax purposes.

  VOTING RIGHTS; AMENDMENT OF THE DECLARATION

     Except as provided below and under "-- Mergers, Conversions, Consolidations, Amalgamations or Replacements of the Trust" above and "-- Description of the Guarantee -- Amendments and Assignment" and as otherwise required by law and the Declaration, the holders of the QUIPS will have no voting rights.

     The Declaration may be amended from time to time by the Company and the Property Trustee, without the consent of the holders of the QUIPS, (a) to cure any ambiguity, correct or supplement any provisions in the Declaration that may be inconsistent with any other provision, or to make any other provisions with respect to matters or questions arising under the Declaration, which shall not be inconsistent with the other provisions of the Declaration, or (b) to modify, eliminate or add to any provisions of the Declaration to such extent as shall be necessary to ensure that the Trust will be classified for United States Federal income tax purposes as a grantor trust or as other than an association taxable as a corporation at all times that any Trust Securities are outstanding or to ensure that the Trust will not be required to register as an "investment company" under the Investment Company Act; provided, however, that in each case, such action shall not adversely affect in any material respect the interests of the holders of the Trust Securities. Any amendments of the Declaration pursuant to the foregoing shall become effective when notice thereof is given to the holders of the Trust Securities. The Declaration may be amended by the Issuer Trustees and the Company (a) with the consent of holders of QUIPS (or Units) representing a majority (based upon QUIPS Liquidation Amount) of the outstanding QUIPS and (b) upon receipt by the Issuer Trustees of an opinion of counsel to the effect that such amendment or the exercise of any power granted to the Issuer Trustees in accordance with such amendment will not cause the Trust to be classified as an association taxable as a corporation or affect the Trust's status as a grantor trust for United States Federal income tax purposes or the Trust's exemption from status as an "investment company" under the Investment Company Act, provided that, without the consent of each holder of Trust Securities, the Declaration may not be amended to (i) change the amount or timing of any Distribution or other payment on the Trust Securities (including payment of the Applicable Put Price) or otherwise adversely affect the amount of any Distribution or other payment (including payment of the Applicable Put Price) required to be made in respect of the Trust Securities as of a specified date or (ii) restrict the right of a holder of Trust Securities to institute suit for the enforcement of any such payment on or after such date.

     So long as any Junior Subordinated Debentures are held by the Property Trustee, the Issuer Trustees shall not (a) direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee, or executing any trust or power conferred on the Property Trustee with respect to the Junior Subordinated Debentures, (b) waive certain past defaults under the Indenture, (c) exercise any right to rescind or annul a declaration of acceleration of the maturity of the principal of the Junior Subordinated Debentures or (d) consent to any amendment, modification or termination of the Indenture or the Junior Subordinated Debentures, where such consent shall be required, without, in each case, obtaining the prior approval of the holders of QUIPS (or Units) representing a majority in QUIPS Liquidation Amount of all outstanding QUIPS; provided, however, that where a consent under the Indenture would require the consent of each holder of Junior Subordinated Debentures affected thereby, no such consent shall be given by the Property Trustee without the prior approval of each holder of the QUIPS (or Units). The Issuer Trustees shall not revoke any action previously authorized or approved by a vote of the holders of the QUIPS (or Units) except by subsequent vote of such holders. The Property Trustee shall notify each holder of Trust Securities (or Units) of any notice of default with respect to the Junior Subordinated Debentures. In addition to obtaining the foregoing approvals of such holders, prior to taking any of the foregoing actions, the Issuer Trustees shall obtain an opinion of counsel experienced in such matters to the effect that the Trust will not be classified as an association taxable as a corporation for United States Federal income tax purposes or as other than a grantor trust for United States income tax purposes on account of such action.

     Any required approval of holders of QUIPS (or Units) may be given at a meeting of such holders convened for such purpose or pursuant to written consent. The Property Trustee will cause a notice of any meeting at which holders of QUIPS (or Units) are entitled to vote, or of any matter upon which action by written consent of such holders is to be taken, to be given to each holder of record of QUIPS (or Units) in the manner set forth in the Declaration.

     No vote or consent of the holders of QUIPS (or Units) will be required for the Trust to redeem and cancel the QUIPS in accordance with the Declaration.

     Notwithstanding that holders of the QUIPS (or Units) are entitled to vote or consent under any of the circumstances described above, any of the QUIPS (or Units) that are owned by the Company or any affiliate of the Company shall, for purposes of such vote or consent, be treated as if they were not outstanding.

  FORM AND BOOK-ENTRY PROCEDURES

     As long as the QUIPS constitute Pledged Securities, the QUIPS will be represented by a single certificate and held for the benefit of the holders of the Units. If the QUIPS cease to constitute Pledged Securities, the QUIPS may be represented by one or more QUIPS in registered, global form registered in the name of the Depositary or its nominee. The depositary arrangements for the QUIPS are expected to be substantially similar to those in effect for the Units. For a description of the Depositary and the terms of the depositary arrangements, see "-- Book Entry System".

  PAYMENT AND PAYING AGENCY

     If the QUIPS cease to constitute Pledged Securities, payments in respect of the QUIPS held in global form shall be made to the Depositary, which shall credit the relevant accounts at the Depositary on the applicable Distribution Dates or in respect of the QUIPS that are not held by the Depositary, such payments shall be made by check mailed to the address of the holder entitled thereto as such address shall appear on the register. The paying agent (the "Paying Agent") shall initially be the Property Trustee and any co-paying agent chosen by the Property Trustee and acceptable to the Company. The Paying Agent shall be permitted to resign as Paying Agent upon 30 days' written notice to the Property Trustee and the Company. In the event that the Property Trustee shall no longer be the Paying Agent, the Administrators shall appoint a successor (which shall be a bank or trust company acceptable to the Administrators and the Company) to act as Paying Agent.

  REGISTRAR AND TRANSFER AGENT

     The Property Trustee will act as registrar and transfer agent for the QUIPS.

     Registration of transfers of the QUIPS will be effected without charge by or on behalf of the Trust but upon payment of any tax or other governmental charges that may be imposed in connection with any transfer or exchange. The Trust will not be required to register or cause to be registered the transfer of any QUIPS after they have been called for redemption.

  INFORMATION CONCERNING THE PROPERTY TRUSTEE

     The Property Trustee, other than during the occurrence and continuance of an Event of Default, undertakes to perform only such duties as are specifically set forth in the Declaration and, after such Event of Default, must exercise the same degree of care and skill as a prudent person would exercise or use in the conduct of his or her affairs. Subject to this provision, the Property Trustee is under no obligation to exercise any of the powers vested in it by the Declaration at the request of any holder of Trust Securities unless it is offered reasonable indemnity against the costs, expenses and liabilities that might be incurred thereby. The Property Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if repayment or adequate indemnity is not reasonably assured to the Property Trustee.

  MISCELLANEOUS

     The Administrators are authorized and directed to conduct the affairs of and to operate the Trust in such a way that the Trust will not be deemed to be an "investment company" required to be registered under the Investment Company Act or classified as an association taxable as a corporation or as other than a grantor trust for United States Federal income tax purposes and so that the Junior Subordinated Debentures will be treated as indebtedness of the Company for United States Federal income tax purposes. In this connection, the Company and the Administrators are authorized to take any action, not inconsistent with applicable law, the certificate of trust of the Trust or the Declaration, that the Company and the Administrators determine in their discretion to be necessary or desirable for such purposes, as long as such action does not materially adversely affect the interests of the holders of the Trust Securities.

     Holders of the Trust Securities have no preemptive or similar rights.

     The Trust may not borrow money, issue debt, execute mortgages or pledge any of its assets.

DESCRIPTION OF THE JUNIOR SUBORDINATED DEBENTURES

  GENERAL

     The Junior Subordinated Debentures are to be issued under the Indenture. The Bank of New York will initially act as Debenture Trustee under the Indenture. The Indenture will be qualified under the Trust Indenture Act.

     The Junior Subordinated Debentures will mature on the QUIPS and Debenture
Maturity Date of             , 2003. The Junior Subordinated Debentures will not
be redeemable at the option of the Company prior to the QUIPS and Debenture Maturity Date.

     The Junior Subordinated Debentures will bear interest from their first date of issuance at a rate that is equal to the QUIPS Distribution Rate payable quarterly in arrears on the Quarterly Payment Dates (each, an "Interest Payment Date"), to the holders of the Junior Subordinated Debenture on the relevant record dates, which, unless the Junior Subordinated Debentures are distributed upon liquidation of the Trust and are issued in certificated form, will be one Business Day prior to the relevant Interest Payment Date. Until the liquidation, if any, of the Trust, each Junior Subordinated Debenture will be held in the name of the Property Trustee in trust for the benefit of the holders of the Trust Securities. The amount of interest payable for any period will be computed on the basis of a 360-day year of twelve 30-day months. In the event that any date on which interest is payable on the Junior Subordinated Debentures is not a Business Day, then payment of the interest payable on such date will be made on the next succeeding day that is a Business Day (and without any interest or other payment in respect of any such delay), except that if such Business Day is in the next succeeding calendar year, such payment shall be made on the immediately preceding Business Day, in each case with the same force and effect as if made on the date such payment was originally payable. The term "interest", as used in this Description of the Junior Subordinated Debentures, shall include any Additional Sums (as defined herein) payable on the Junior Subordinated Debentures.

     The Junior Subordinated Debentures will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner set forth in the Indenture to all Senior Indebtedness of the Company. See "Risk
Factors -- Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries" above and "-- Subordination" below.

  OPTION TO EXTEND INTEREST PAYMENT DATE

     So long as no Debenture Event of Default has occurred and is continuing, the Company will have the right under the Indenture at any time during the term of the Junior Subordinated Debentures to defer the payment of interest at any time or from time to time for a period not extending beyond the QUIPS and Debenture Maturity Date. At the end of an Extension Period, the Company must pay all interest then accrued and unpaid (together with interest thereon accrued at the same rate borne by the Junior Subordinated Debentures, compounded on each succeeding Interest Payment Date). During an Extension Period, interest will continue to accrue and, if the Junior Subordinated Debentures have been distributed to holders of the Trust Securities, holders of Junior Subordinated Debentures (or holders of the Trust Securities while Trust Securities are outstanding) will be required to accrue interest income for United States Federal income tax purposes prior to the receipt of cash attributable to such income. See "Certain Federal Income Tax Consequences -- Interest Received on the QUIPS".

     During any such Extension Period, the Company may not take any of the prohibited actions described under "-- Certain Covenants of the Company".

     Prior to the expiration of any such Extension Period, the Company may further extend such Extension Period, provided that such extension does not cause such Extension Period to extend beyond the QUIPS and Debenture Maturity Date. Upon the termination of any such Extension Period and the payment of all amounts then due on any Interest Payment Date, the Company may elect to begin a new Extension Period, subject to the above requirements. No interest shall be due and payable during an Extension Period, except at the end thereof. The Company must give the Property Trustee, the Administrators and the Debenture Trustee written notice of its election of any Extension Period (or an extension thereof) at least five Business Days prior to the earlier of (a) the date the Distributions on the Trust Securities would have been payable except for the election to begin or extend such Extension Period, (b) the date the Administrators are required to give notice to any securities exchange or to holders of QUIPS of the record date or the date such Distributions are payable and (c) such record date. The Debenture Trustee shall give notice of the Company's election to begin or extend a new Extension Period to the holders of the QUIPS. There is no limitation on the number of times that the Company may elect to begin an Extension Period.

  ADDITIONAL SUMS

     If the Trust is required to pay any additional taxes, duties or other governmental charges as a result of a Tax Event, the Company will pay as additional amounts on the Junior Subordinated Debentures the Additional Sums.

     "Additional Sums" means such additional amounts as may be necessary in order that the amount of Distributions then due and payable by the Trust on the outstanding QUIPS and Common Trust Securities shall not be reduced as a result of any additional taxes, duties or other governmental charges to which the Trust has become subject as a result of a Tax Event.

     A "Tax Event" means the receipt by the Company and the Trust of an opinion of a nationally recognized tax counsel experienced in such matters to the effect that, as a result of any amendment to, or change (including any announced prospective change) in, the laws or any regulations thereunder of the United States or any political subdivision or taxing authority thereof or therein, or as a result of any official administrative pronouncement or judicial decision interpreting or applying such laws or regulations, which (a) amendment or change is effective or (b) such pronouncement or decision is announced, on or after the date of original issuance of the Junior Subordinated Debentures, there is more than an insubstantial risk that (i) the Trust is, or will be within 90 days of the date of such opinion, subject to United States Federal income tax with respect to income received or accrued on the Junior Subordinated Debentures or
(ii) the Trust is, or will be within 90 days of the date of such opinion, subject to more than a de minimis amount of other taxes, duties or other governmental charges.

     In lieu of paying Additional Sums on the Junior Subordinated Debentures the Company may dissolve the Trust and cause the Junior Subordinated Debentures to be distributed to the holders of the Trust Securities in liquidation of the Trust. See "-- Description of the QUIPS -- Liquidation of the Trust and Distribution of Junior Subordinated Debentures".

  JUNIOR SUBORDINATED DEBENTURE PUT OPTIONS

     Each holder of Junior Subordinated Debentures will have the right (a "Junior Subordinated Debenture Put Option") to require the Company to repurchase such Junior Subordinated Debentures, in whole or in part, on either Put Date, for a purchase price equal to the Applicable Put Price for such Junior Subordinated Debentures. The Trust will covenant in the Declaration that it will not exercise any Junior Subordinated Debenture Put Option (although it may distribute Junior Subordinated Debentures to a Put Agent in connection with the exercise by a holder of QUIPS or the Put Agent on behalf of such holder of such holder's right to require the Trust to do so, as contemplated under "-- Description of the QUIPS -- Right to Exercise Junior Subordinated Debenture Put Options" above).

     Each holder of Junior Subordinated Debentures or the Put Agent on behalf of such holder may exercise the Junior Subordinated Debenture Put Option related to such securities by presenting and surrendering the certificate evidencing such securities, at the offices of the Debenture Trustee, with the form of "Notice of Exercise of Put Right" on the reverse side of the certificate completed and executed as indicated, by 10:00 a.m., New York City time, on the applicable Put Date.

     "Applicable Put Price" for any Junior Subordinated Debentures will be:

          (a) if the Put Date is the Stock Purchase Date, the aggregate principal amount of such Junior Subordinated Debentures plus unpaid interest accrued thereon to but not including the Put Date; or

          (b) if the Put Date is the Final Put Date, (i) the Effective Call Option Price for such Junior Subordinated Debentures plus simple interest thereon for the period from and including the Call Option Expiration Date to but excluding the Put Date at a rate per annum equal to the LIBOR Rate (as defined) for such period prevailing on the Call Option Expiration Date
     plus      basis points, minus (ii) the aggregate amount of interest paid on such Junior Subordinated Debentures after the Call Option Expiration Date and on or before the Final Put Date plus simple interest on each such interest payment for the period from and including the date of receipt of such payment to but excluding the Put Date at a rate per annum equal to the LIBOR Rate for such period prevailing on such date of receipt.

     For purposes of the foregoing:

     "Effective Call Option Price" for any Junior Subordinated Debentures means
(a) the aggregate principal amount of such Junior Subordinated Debentures plus 90 days of simple interest thereon at the QUIPS Distribution Rate, all discounted to present value at the Call Option Expiration Date at a discount rate equal to the 3-Month Treasury Rate prevailing on the Call Option Expiration Date (i.e., divided by one plus such 3-Month Treasury Rate (expressed as a decimal between 0 and 1)) plus (b) the aggregate amount of deferred interest payments on such Junior Subordinated Debentures accrued to but not including the Call Option Expiration Date.

  CERTAIN COVENANTS OF THE COMPANY

     The Company will covenant that it will not (a) declare or pay any dividends or distributions on, or redeem, purchase, acquire, or make a liquidation payment with respect to, any of the Company's capital stock, (b) make any payment of principal, interest or premium, if any, on or repay, repurchase or redeem any debt securities of the Company that rank pari passu with or junior in right of payment to the Junior Subordinated Debentures or (c) make any guarantee payments with respect to any guarantee by the Company of any securities of any subsidiary of the Company if such guarantee ranks pari passu or junior in right of payment to the Junior Subordinated Debentures (other than, in the case of clauses (a), (b) and (c), (i) dividends or distributions in shares of, or options, warrants or rights to subscribe for or purchase shares of, common stock of the Company, (ii) any declaration of a dividend in connection with the implementation of a stockholder's rights plan, or the issuance of stock under any such plan in the future, or the redemption or repurchase of any such rights pursuant thereto,
(iii) payments under the Guarantee, (iv) as a result of a reclassification of the Company's capital stock solely into shares of one or more classes or series of the Company's capital stock or the exchange or conversion of one class or series of the Company's capital stock for another class or series of the Company's capital stock, (v) the purchase of fractional interests in shares of the Company's capital stock pursuant to the conversion or exchange provisions of such capital stock or the security being converted or exchanged and (vi) purchases of common stock in connection with the satisfaction by the Company of its obligations under any of the Company's benefit plans for its and its subsidiaries' directors, officers or employees or any of the Company's dividend reinvestment plans) if at such time (x) a Debenture Event of Default shall have occurred and be continuing, (y) the Company shall be in default with respect to its payment of any obligations under the Guarantee or (z) the Company shall have given notice of its election of an Extension Period, or any extension thereof, as provided in the Indenture and shall not have rescinded such notice, and such Extension Period, or any extension thereof, shall have commenced and not yet terminated.

     The Company will also covenant (a) to maintain 100 percent ownership of the Common Trust Securities; provided, however, that any permitted successor of the Company under the Indenture may succeed to the Company's ownership of the Common Trust Securities, (b) to use its reasonable efforts to cause the Trust (i) to remain a statutory business trust, except in connection with the distribution of Junior Subordinated Debentures to the holders of Trust Securities in liquidation of the Trust, the redemption of all of the Trust Securities of the Trust, or certain mergers, consolidations or amalgamations, each as permitted by the Declaration of the Trust and (ii) to continue not to be classified as an association taxable as a corporation or a partnership for United States Federal income tax purposes and (c) to use its reasonable efforts to cause each holder of Trust Securities (or, for so long as Trust Securities constitute Pledged Securities, Units) to be treated as owning an undivided beneficial interest in the Junior Subordinated Debentures.

  DEBENTURE EVENTS OF DEFAULT

     The Indenture provides that any one or more of the following described events with respect to the Junior Subordinated Debentures constitutes a "Debenture Event of Default" (whatever the reason for such Debenture Event of Default and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment, decree or order of any court or any order, rule or regulation of any administrative or governmental body):

          (a) failure for 30 days to pay any interest on the Junior Subordinated Debentures when due (subject to the deferral of any due date in the case of an Extension Period); or

          (b) failure to pay any principal on the Junior Subordinated Debentures when due whether at maturity, by declaration of acceleration of maturity or otherwise; or

          (c) failure to pay the Applicable Put Price when due upon exercise of a Junior Subordinated Debenture Put Option; or

          (d) failure to observe or perform in any material respect certain other covenants contained in the Indenture for 90 days after written notice to the Company from the Debenture Trustee or the holders of at least 25% in aggregate outstanding principal amount of Junior Subordinated Debentures; or

          (e) certain events of bankruptcy, insolvency or reorganization of the Company.

     Prior to any declaration accelerating the maturity of the Junior Subordinated Debentures, the holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures have the right to direct the time, method and place of conducting any proceeding for any remedy available to the Debenture Trustee. The Debenture Trustee or the holders of not less than 25% in aggregate outstanding principal amount of the Junior Subordinated Debentures may declare the principal due and payable immediately upon a Debenture Event of Default. The holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures may annul such declaration and waive the default if the default (other than the nonpayment of the principal of the Junior Subordinated Debentures which has become due solely by such acceleration) has been cured and a sum sufficient to pay all matured installments of interest and principal due otherwise than by acceleration has been deposited with the Debenture Trustee.

     The holder or holders of a majority in aggregate outstanding principal amount of the Junior Subordinated Debentures (which, prior to any liquidation or dissolution of the Trust, will be the Property Trustee) affected thereby may, on behalf of the holders of all the Junior Subordinated Debentures, waive any past default except a default in the payment of principal, premium, if any, interest or Applicable Put Price in respect of Junior Subordinated Debentures (unless such default has been cured and a sum sufficient to pay all matured installments of interest and premium, if any, and principal due otherwise than by acceleration has been deposited with the Debenture Trustee), or a default in respect of a covenant or provision which under the Indenture cannot be modified or amended without the consent of the holder of each outstanding Junior Subordinated Debenture.

     The Indenture requires the annual filing by the Company with the Debenture Trustee of a certificate as to the absence of certain defaults under the Indenture.

     The Indenture provides that the Debenture Trustee may withhold notice of a Debenture Event of Default from the holders of the Junior Subordinated Debentures (except a Debenture Event of Default in payment of principal, premium, if any, interest or Applicable Put Price in respect of Junior Subordinated Debentures) if the Debenture Trustee considers it in the interest of such holders to do so.

  ENFORCEMENT OF CERTAIN RIGHTS BY HOLDERS OF QUIPS

     If a Debenture Event of Default shall have occurred and be continuing and shall be attributable to the failure of the Company to pay interest or premium, if any, on or principal of the Junior Subordinated Debentures on the due date (after giving effect to any Extension Period), a holder of record of QUIPS (or, for so long as QUIPS underlie Units, a holder of record of Units) may institute a Direct Action. See "-- Description of the QUIPS -- Events of Default; Notice". The Company may not amend the Indenture to remove the foregoing right to bring a Direct Action without the prior written consent of the holders of all of the QUIPS (or, for so long as QUIPS underlie Units, the holders of all the Units).

     The holders of the QUIPS will not be able to exercise directly any remedies, other than those set forth in the preceding paragraph, available to the holders of the Junior Subordinated Debentures.

  CONSOLIDATION, MERGER, SALE OF ASSETS AND OTHER TRANSACTIONS

     The Indenture provides that the Company shall not consolidate with or merge into any other Person or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to any Person, and no Person shall consolidate with or merge into the Company or convey, transfer or lease its properties and assets as an entirety or substantially as an entirety to the Company, unless: (i) in case the Company consolidates with or merges into another Person or conveys or transfers its properties and assets substantially as an entirety to any Person, the successor Person is organized under the laws of the United States or any State or the District of Columbia, and such successor Person expressly assumes the Company's obligations on the Junior Subordinated Debentures; (ii) immediately after giving effect thereto, no Debenture Event of

Default, and no event which, after notice or lapse of time or both, would become a Debenture Event of Default, shall have occurred and be continuing; and (iii) certain other conditions as prescribed in the Indenture are met.

     The general provisions of the Indenture do not afford holders of the Junior Subordinated Debentures protection in the event of a highly leveraged or other transaction involving the Company that may adversely affect holders of the Junior Subordinated Debentures.

  MODIFICATION OF THE INDENTURE

     From time to time the Company and the Debenture Trustee may, without the consent of the holders of Junior Subordinated Debentures, amend, waive or supplement the Indenture for specified purposes, including, among other things, curing ambiguities, defects or inconsistencies (provided that any such action does not materially adversely affect the interest of the holders of Junior Subordinated Debentures). The Indenture contains provisions permitting the Company and the Debenture Trustee, with the consent of the holders of a majority in principal amount of the Junior Subordinated Debentures, to modify the Indenture in a manner affecting the rights of the holders of Junior Subordinated Debentures; provided that no such modification may, without the consent of the holders of each outstanding Junior Subordinated Debenture so affected, (a) change the QUIPS and Debenture Maturity Date, or reduce the principal amount of the Junior Subordinated Debentures or reduce the rate or extend the time of payment of interest thereon, (b) change any of the terms or conditions of the Junior Subordinated Debenture Put Options or the Applicable Put Price, or (c) reduce the percentage of principal amount of Junior Subordinated Debentures the holders of which are required to consent to any such modification of the Indenture.

  SATISFACTION AND DISCHARGE

     The Indenture provides that when, among other things, all Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation (a) have become due and payable or (b) will become due and payable at maturity within one year and the Company deposits or causes to be deposited with the Debenture Trustee funds, in trust, for the purpose and in an amount sufficient to pay and discharge the entire indebtedness on the Junior Subordinated Debentures not previously delivered to the Debenture Trustee for cancellation, for the principal and interest to the QUIPS and Debenture Maturity Date, then the Indenture will cease to be of further effect (except as to the Company's obligations to pay all other sums due pursuant to the Indenture and to provide the officers' certificates and opinions of counsel described therein), and the Company will be deemed to have satisfied and discharged the Indenture.

  SUBORDINATION

     The obligations of the Company under the Junior Subordinated Debentures will be unsecured and subordinate and rank junior in right of payment to all present and future Senior Indebtedness to the extent provided in the Indenture. Upon any payment or distribution of assets to creditors upon any liquidation, dissolution, winding up, reorganization, assignment for the benefit of creditors, marshaling of assets or any bankruptcy, insolvency, debt restructuring or similar proceedings in connection with any insolvency or bankruptcy proceeding of the Company, the holders of Senior Indebtedness will first be entitled to receive payment in full of all Senior Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect thereof.

     No payments on account of principal of, premium, if any, or interest on the Junior Subordinated Debentures (including payments on exercise of Junior Subordinated Debenture Put Options) may be made if there shall have occurred and be continuing a default in any payment with respect to Senior Indebtedness, or an event of default with respect to any Senior Indebtedness resulting in the acceleration of the maturity thereof, or if any judicial proceeding shall be pending with respect to any such default.

     In the event of the acceleration of the maturity of Junior Subordinated Debentures, the holders of all Senior Indebtedness outstanding at the time of such acceleration will first be entitled to receive payment in full of all amounts due in respect of such Senior Indebtedness before the holders of Junior Subordinated Debentures will be entitled to receive or retain any payment in respect of the Junior Subordinated Debentures.

     Notwithstanding the foregoing, amounts that would be due and payable by the Company to holders of Units or Pledged Securities in the absence of the foregoing subordination provisions may be applied by such holders to offset their obligations under their respective Purchase Contracts.

     "Senior Indebtedness" shall mean, with respect to the Company, (a) the principal, premium, if any, and interest in respect of (i) indebtedness of the Company for money borrowed and (ii) indebtedness evidenced by securities, debentures, notes, bonds or other similar instruments issued by the Company, including, without limitation, any current or future indebtedness under any indenture (other than the Indenture) to which the Company is party, (b) all capital lease obligations of the Company, (c) all obligations of the Company issued or assumed as the deferred purchase price of property, all conditional sale obligations of the Company and all obligations of the Company under any title retention agreement (but excluding trade accounts payable arising in the ordinary course of business), (d) all obligations of the Company for the reimbursement on any letter of credit, any banker's acceptance, any security purchase facility, any repurchase agreement or similar arrangement, any interest rate swap, any other hedging arrangement, any obligation under options or any similar credit or other transaction, (e) all obligations of the type referred to in clauses (a) through (d) above of other persons for the payment of which the Company is responsible or liable as obligor, guarantor or otherwise and (f) all obligations of the type referred to in clauses (a) through (e) above of other persons secured by any lien on any property or asset of the Company (whether or not such obligation is assumed by the Company), except for (x) any indebtedness between or among the Company or any affiliate of the Company, (y) any other debt securities issued pursuant to the Indenture and guarantees in respect of those debt securities and (z) any indebtedness that is by its terms subordinated to or pari passu with the Junior Subordinated Debentures, including any junior subordinated debt securities issued in the future with subordination terms substantially similar to the Junior Subordinated Debentures. Senior Indebtedness shall continue to be Senior Indebtedness and be entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of such Senior Indebtedness.

     Because the Company is a holding company, the Junior Subordinated Debentures are effectively subordinated to all existing and future liabilities of the Company's subsidiaries, except to the extent the Company is a creditor of the subsidiary recognized as such. See "Risk Factors -- Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries".

     The Indenture places no limitation on the amount of Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur indebtedness constituting Senior Indebtedness.

  FORM AND BOOK-ENTRY PROCEDURES

     If the Junior Subordinated Debentures are distributed to the holders of the Trust Securities and do not constitute Pledged Securities with respect to the Units, the Junior Subordinated Debentures may be represented by one or more global certificates registered in the name of the Depositary or its nominee. The depositary arrangements for such Junior Subordinated Debentures are expected to be substantially similar to those in effect for the Units. For a description of the Depositary and the terms of the depositary arrangements, see "-- Book-Entry System".

  PAYMENT AND PAYING AGENTS

     Payment of principal of and premium, if any, and any interest on Junior Subordinated Debentures will be made at the office of the Debenture Trustee in The City of New York or at the office of such paying agent or paying agents as the Company may designate from time to time, except that at the option of the Company payment of any interest may be made (i) by check mailed to the address of the Person entitled thereto as such address shall appear in the register for Junior Subordinated Debentures or (ii) by transfer to an account maintained by the Person entitled thereto as specified in such register, provided that proper transfer instructions have been received by the relevant Record Date. Payment of any interest on any Junior Subordinated Debenture will be made to the Person in whose name such Junior Subordinated Debenture is registered at the close of business on the Record Date for such interest, except in the case of defaulted interest. The Company may at any time designate additional paying agents or rescind the designation of any paying agent; however the Company will at all times be required to maintain a paying agent in each place of payment for the Junior Subordinated Debentures.

     Any moneys deposited with the Debenture Trustee or any paying agent, or then held by the Company in trust, for the payment of the principal of and premium, if any, or interest on any Junior Subordinated Debenture (or the Applicable Put Price therefor) and remaining unclaimed for two years after such principal and premium, if any, or interest (or Applicable Put Price) has become due and payable shall, at the request of the Company, be repaid to the Company and the holder of such Junior Subordinated Debenture shall thereafter look, as a general unsecured creditor, only to the Company for payment thereof.

  GOVERNING LAW

     The Indenture and the Junior Subordinated Debentures will be governed by and construed in accordance with the laws of the State of New York.

  INFORMATION CONCERNING THE DEBENTURE TRUSTEE

     Subject to such provisions, the Debenture Trustee is under no obligation to exercise any of the powers vested in it by the Indenture at the request of any holder of Junior Subordinated Debentures, unless offered reasonable indemnity by such holder against the costs, expenses and liabilities which might be incurred thereby. The Debenture Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if the Debenture Trustee reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

DESCRIPTION OF THE GUARANTEE

  GENERAL

     The Guarantee will be executed and delivered by the Company concurrently with the issuance by the Trust of the QUIPS for the benefit of the holders from time to time of the QUIPS. The Bank of New York will initially act as Guarantee Trustee under the Guarantee. The Guarantee will be qualified under the Trust Indenture Act. The Guarantee Trustee will hold the Guarantee for the benefit of the holders of the QUIPS.

     The Company will irrevocably and unconditionally agree to pay in full on a subordinated basis, to the extent set forth herein, the Guarantee Payments (as defined herein) to the holders of the QUIPS, as and when due, regardless of any defense, right of set-off or counterclaim that the Trust may have or assert other than the defense of payment. The following payments with respect to the QUIPS, to the extent not paid by or on behalf of the Trust (the "Guarantee Payments"), will be subject to the Guarantee: (a) any accumulated and unpaid Distributions required to be paid on QUIPS, to the extent the Trust has funds on hand legally available therefor and (b) the Final Redemption Price with respect to the QUIPS, to the extent that the Trust has funds on hand legally available therefor. The Company's obligation to make a Guarantee Payment may be satisfied by direct payment of the required amounts by the Company to the holders of the QUIPS or by causing the Trust to pay such amounts to such holders.

     The Guarantee will be unsecured and subordinate and rank junior in right of payment to the extent and in the manner provided therein to all Senior Indebtedness. See "Risk Factors -- Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries" above and "-- Status" below.

     The Guarantee, when taken together with the Company's obligations under the Declaration, the Junior Subordinated Debentures and the Indenture, including its obligations to pay costs, expenses, debt and liabilities of the Trust (other than with respect to the Trust Securities), will provide in the aggregate, a full, irrevocable and unconditional guarantee of all of the Trust's obligations of payments due under the QUIPS. See "-- Relationship Among the QUIPS, the Junior Subordinated Debentures and the Guarantee".

     The Company also has agreed separately to irrevocably and unconditionally guarantee the obligations of the Trust with respect to Common Trust Securities issued by the Trust to the same extent as the Guarantee, except that upon an Event of Default under the Declaration, holders of QUIPS shall have priority over holder of Common Trust Securities with respect to Distributions and payments on liquidation, redemption or otherwise.

  STATUS

     The Guarantee will be unsecured and subordinate and rank junior in right of payment to all Senior Indebtedness to the extent and in the manner provided therein, which is similar to extent and manner of subordination of the Junior Subordinated Debentures as described under "-- Description of the Junior Subordinated Debentures -- Subordination" above.


     Because the Company is a holding company, the Guarantee is effectively subordinated to all existing and future liabilities of the Company's subsidiaries, except to the extent the Company is a creditor of the subsidiary recognized as such. See "Risk Factors -- Holding Company Structure; Reliance on Dividends from Insurance Subsidiaries".


     The Guarantee will constitute a guarantee of payment and not of collection (i.e., the guaranteed party may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against any other person or entity). The Guarantee will be held for the benefit of the holders of the QUIPS. The Guarantee will not be discharged except by payment of the Guarantee Payments in full to the extent not paid by the Trust or upon distribution to the holders of the QUIPS of the Junior Subordinated Debentures. The Guarantee does not place a limitation on the amount of Senior Indebtedness that may be incurred by the Company. The Company expects from time to time to incur indebtedness constituting Senior Indebtedness.

  EVENTS OF DEFAULT

     An event of default under the Guarantee will occur upon the failure of the Company to perform any of its payment or other obligations thereunder. The holders of a majority in QUIPS Liquidation Amount of the QUIPS will have the right to (a) waive any past event of default under the Guarantee and its consequences, whereby such event of default shall cease to exist and any event of default under the Guarantee arising therefrom shall be deemed to have been cured for every purpose of the Guarantee and (b) direct the time, method and place of conducting any proceeding for any remedy available to the Guarantee Trustee in respect of the Guarantee or to direct the exercise of any trust or power conferred upon the Guarantee Trustee under the Guarantee.

     Any holder of the QUIPS may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Trust, the Guarantee Trustee or any other person or entity.

     The Company, as guarantor, will be required to file annually with the Guarantee Trustee a certificate as to whether or not the Company is in compliance with all the conditions and covenants applicable to it under the Guarantee.

  CERTAIN COVENANTS OF THE COMPANY

     In the Guarantee, the Company will covenant that, so long as any QUIPS remain outstanding, if there shall have occurred any event that is or would constitute an event of default under the Guarantee, that is continuing, or the Declaration, then the Company will not take any of the prohibited actions described under "-- Description of the Junior Subordinated Debentures -- Certain Covenants of the Company".

  AMENDMENTS AND ASSIGNMENT

     Except with respect to any changes that do not materially adversely affect the rights of holders of the QUIPS (in which case no approval will be required), the Guarantee may not be amended without the prior approval of the holders of a majority in QUIPS Liquidation Amount of such outstanding QUIPS. The manner of obtaining any such approval will be as set forth under "-- Description of the QUIPS -- Voting Rights; Amendment of the Declaration". All guarantees and agreements contained in the Guarantee Agreement shall bind the successors, assigns, receivers, trustees and representatives of the Company and shall inure to the benefit of the holders of the QUIPS then outstanding.

  TERMINATION

     The Guarantee will terminate and be of no further force and effect upon full payment of the Final Redemption Price of the QUIPS, upon full payment of the amounts payable upon liquidation of the Trust or upon distribution of the Junior Subordinated Debentures to the holders of the QUIPS. The Guarantee will continue to be effective or will be reinstated, as the case may be, if at any time any holder of the QUIPS must restore payment of any sums paid under the QUIPS or the Guarantee.

  INFORMATION CONCERNING THE GUARANTEE TRUSTEE

     The Guarantee Trustee may be appointed or removed by the Guarantor without cause at any time, except during an event of default under the Guarantee. The Guarantee Trustee is under no obligation to exercise any of the powers vested in it by the Guarantee at the request of any holder of QUIPS, unless offered reasonable indemnity against the costs, expenses and liabilities which might be incurred thereby. The Guarantee Trustee is not required to expend or risk its own funds or otherwise incur personal financial liability in the performance of its duties if it reasonably believes that repayment or adequate indemnity is not reasonably assured to it.

     The Company or its affiliates maintain certain business relationships with the Guarantee Trustee and its affiliates in the ordinary course of business.

  GOVERNING LAW

     The Guarantee will be governed by and construed in accordance with the laws of the State of New York.

RELATIONSHIP AMONG THE QUIPS, THE JUNIOR SUBORDINATED DEBENTURES AND THE
GUARANTEE

  FULL AND UNCONDITIONAL GUARANTEE

     Payments of Distributions and other amounts due on the QUIPS (to the extent the Trust has funds on hand legally available for the payment of such Distributions) will be irrevocably guaranteed by the Company as and to the extent set forth under "Description of the Guarantee". If and to the extent that the Company does not make the required payments on the Junior Subordinated Debentures, the Trust will not have sufficient funds to make the related payments, including Distributions, on the QUIPS. The Guarantee will not cover any such payment unless and until the Trust has sufficient funds for the payment therefor. The Guarantee, when taken together with the Company's obligations under the Junior Subordinated Debentures, the Indenture and the Declaration, including its obligations to pay costs, expenses, debts and liabilities of the Trust (other than with respect to the Trust Securities), will provide, in the aggregate, a full, irrevocable and unconditional guarantee of payments of Distributions and other amounts due on the QUIPS. The obligations of the Company under the Guarantee will be unsecured and subordinate and rank junior in right of payment to all Senior Indebtedness.

  SUFFICIENCY OF PAYMENTS

     As long as payments of interest and other payments are made when due on the Junior Subordinated Debentures, such payments will be sufficient to cover Distributions and other payments due on the QUIPS, primarily because: (a) the aggregate principal amount of the Junior Subordinated Debentures will be equal to the aggregate liquidation amount of the QUIPS and Common Trust Securities;
(b) the interest rate and interest and other payment dates on the Junior Subordinated Debentures will match the QUIPS Distribution Rate and Distribution and other payment dates for the Trust Securities; (c) the Company shall pay for all and any costs, expenses and liabilities of the Trust except the Trust's obligations to holders of Trust Securities under such Trust Securities; and (d) the Declaration will provide that the Trust is not authorized to engage in any activity that is not consistent with the limited purposes thereof.

  ENFORCEMENT OF RIGHTS OF HOLDERS OF QUIPS

     If the Company fails to make interest or other payments on the Junior Subordinated Debentures when due (after giving effect to any Extension Period), the Declaration provides a mechanism whereby the holders of the QUIPS (or, for so long as QUIPS underlie Units, the holders of the Units) may direct the Property Trustee to enforce its rights under the Junior Subordinated Debentures. If the Property Trustee fails to enforce its rights under the Junior Subordinated Debentures after a majority in liquidation amount of QUIPS have so directed the Property Trustee, a holder of record of the QUIPS (or, for so long as QUIPS underlie Units, a holder of record of Units) may, to the fullest extent permitted by law, institute a legal proceeding against the Company to enforce the Property Trustee's rights under the Junior Subordinated Debentures without first instituting any legal proceedings against the Property Trustee or any other person or entity. Notwithstanding the foregoing, if an Event of Default has occurred and is continuing and such event is attributable to the failure of the Company to pay principal or interest on the Junior Subordinated Debentures on the respective dates such principal or interest is payable, after giving effect to any Extension Period, then a holder of record of QUIPS (or, for so long as QUIPS underlie Units, a holder of record of Units) may institute a Direct Action for payment to such holder of the portion of such principal or interest attributable to Junior Subordinated Debentures having a principal amount equal to the aggregate QUIPS Liquidation Amount of the QUIPS held by such holder (or underlying such holder's Units). In connection with such Direct Action, the Company will be subrogated to the rights of such holder of QUIPS under the Declaration to the extent of any payment made by the Company to such holder of QUIPS in such Direct Action; provided, however, that no such subrogation right may be exercised so long as a Declaration Event of Default has occurred and is continuing.

     In addition, a holder of QUIPS may institute a legal proceeding directly against the Company to enforce its rights under the Guarantee without first instituting a legal proceeding against the Guarantee Trustee, the Trust or any other person or entity.

     A default or event of default under any Senior Indebtedness would not constitute a default or Event of Default under the Declaration. However, in the event of payment defaults under, or acceleration of, Senior Indebtedness, the subordination provisions of the Indenture will provide that no payments may be made in respect of the Junior Subordinated Debentures until such Senior Indebtedness has been paid in full or any payment default thereunder has been cured or waived. Failure to make required payments on Junior Subordinated Debentures would constitute an Event of Default under the Declaration.

  LIMITED PURPOSE OF THE TRUST

     The QUIPS will represent preferred undivided beneficial interests in the assets of the Trust, and the Trust exists for the sole purpose of issuing and selling the Trust Securities, using the proceeds from the sale of the Trust Securities to acquire the Junior Subordinated Debentures and engaging in only those other activities necessary, advisable or incidental thereto.

  RIGHTS UPON DISSOLUTION

     Upon any voluntary or involuntary liquidation or bankruptcy of the Company, the Property Trustee, as holder of the Junior Subordinated Debentures, would be a subordinated creditor of the Company, subordinated in right of payment to all Senior Indebtedness as set forth in the Indenture, but entitled to receive payment in full of principal (and premium, if any) and interest, before any stockholders of the Company receive payments or distributions. Since the Company will be the guarantor under the Guarantee and will agree to pay for all costs, expenses and liabilities of the Trust (other than the Trust's obligations to the holders of its Trust Securities), the positions of a holder of QUIPS and a holder of Junior Subordinated Debentures relative to other creditors and to stockholders of the Company in the event of liquidation or bankruptcy of the Company are expected to be substantially the same.

                    CERTAIN FEDERAL INCOME TAX CONSEQUENCES


     The following summary of the principal U.S. federal income tax consequences of the purchase, ownership and disposition of Units, QUIPS and Common Stock is based on the views of Sullivan & Cromwell, special tax counsel to the Company. No statutory, judicial or administrative authority directly addresses the tax treatment of Units or instruments similar to Units for U.S. Federal income tax purposes. As a result, no assurance can be given that the IRS will agree with the tax consequences described herein or that these consequences will not be successfully challenged. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE UNITS.


     The summary deals only with Units, QUIPS, and Common Stock held as capital assets by purchasers who purchase in conjunction with the initial offering at the issue price and who or which are (i) citizens or residents of the United States, (ii) corporations or partnerships created or organized in or under the laws of the United States or any state thereof or the District of Columbia,
(iii) estates the income of which is subject to United States federal income taxation without regard to source, or (iv) trusts if a court within the United States is able to exercise primary supervision over the administration of such trust and one or more United States persons have the authority to control all substantial decisions of such trust. It does not address consequences to special classes of holders, including dealers in securities or currencies, financial institutions, insurance companies, tax-exempt entities, taxpayers subject to the alternative minimum tax, non-United States persons or taxpayers holding the Purchase Contracts, QUIPS or Common Stock as part of a "straddle" or a hedging or conversion transaction or other integrated investment. Moreover, the effect of any applicable estate and gift tax laws or state, local or foreign tax laws is not discussed. ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD CONSULT THEIR TAX ADVISORS CONCERNING THE TAX CONSEQUENCES OF AN INVESTMENT IN THE UNITS, INCLUDING THE APPLICATION OF STATE, LOCAL, FOREIGN OR OTHER TAX LAWS AND THE POSSIBLE EFFECTS OF CHANGES IN FEDERAL OR OTHER TAX LAWS.

     This summary is based upon the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations issued thereunder, published rulings and court decisions, each as currently in effect and all of which are subject to change. Any such changes may be applied retroactively in a manner that could cause the tax consequences to vary substantially from the consequences described below, possibly adversely affecting a holder of Units, QUIPS or Common Stock.


     This discussion assumes that, in connection with the formation of the Units, the Underwriters will be acting on behalf of the holders and will (a) sell the Call Options to the Call Option Holder and apply the proceeds from such sale (the "Call Premium") together with the amount paid directly by the holders to the Underwriters (the "Purchase Price") to the purchase of the QUIPS and (b) enter into the Purchase Contracts with the Company and that holders will assume the rights and obligations arising from these actions undertaken on their behalf.


CLASSIFICATION OF THE TRUST


     The Trust will, for U.S. Federal income tax purposes, not be classified as an association taxable as a corporation. As a result, each holder of QUIPS will be required to include in gross income the items of income realized with respect to the holder's allocable share of those Junior Subordinated Debentures.


TREATMENT OF THE CALL PREMIUM


     A holder will not be subject to tax in respect of the receipt of the Call Premium at the time the Call Premium is received. Rather, the amount of the Call Premium will be included in the amount realized by a holder when the Call Option is exercised (see "-- Exercise of the Call Option and Ownership of Treasury Securities" below) or the Units are sold (see "-- Sale or Disposition of Units" below). If the Call Option expires unexercised, the amount of the Call Premium will be taxable to the holder as short-term capital gain. Such short-term capital gain may, subject to certain limitations, be offset, however, by long-term capital loss recognized on maturity of the QUIPS (see "-- Sale or Retirement of QUIPS" below), or effectively offset by prior amortization of premium on the QUIPS. (See "-- Tax Basis of QUIPS" below).


TAX BASIS OF QUIPS


     The amount paid by a holder for a Unit, which, for U.S. federal income tax purposes, will equal the sum of the Purchase Price plus the amount of the Call Premium received by such holder and paid to the Company in partial payment of the Units, will be allocated between the QUIPS and the Purchase Contract included in such Unit in proportion to their respective fair market values at the time of purchase. Such allocation will establish each holder's initial tax basis in the QUIPS and the Purchase Contracts. Consistent with the documentation, and reasonably consistent with the facts and circumstances, the Company intends to take the position that, at the time of issuance of the Units, the fair market value of the Purchase Contracts equals zero, and the entire amount paid for the Units, including the Call Premium, is allocable to the QUIPS. The Company's position will be binding upon each holder unless the holder explicitly discloses a contrary position on a statement attached to the holder's timely filed U.S. federal income tax return for the taxable year in which the Units are acquired by such holder.



     Assuming the above allocation, the holder's basis in the QUIPS (and in the undivided beneficial interest in the Junior Subordinated Debentures represented by the QUIPS) will exceed the amount payable at maturity with respect to the QUIPS by the amount of the Call Premium. In general, this excess amount will be "bond premium", which, at the election of the holder, may be "amortized" over the life of the QUIPS. Because of the existence of the Call Options and the Junior Subordinated Debentures Put Options, however, there may be some uncertainty regarding the exact amount of bond premium and the period over which such premium may be amortized. As a result, holders who wish to make an election to amortize bond premium should consult their tax advisors.



     A holder who makes an election to amortize bond premium will reduce the amount of interest included in income each year with respect to the QUIPS by the amount of amortizable bond premium allocable to such year under currently applicable Treasury regulations, and the holder's basis in the QUIPS will be reduced by the same amount. As a result of such reduction in basis, such a holder may recognize a corresponding amount of capital gain, if and when the Call Option is exercised, equal to the excess of the amount realized from the sale of the QUIPS over the basis of the QUIPS. See "-- Exercise of the Call Option and Ownership of Treasury Securities", below. Holders should consult a tax advisor before making an election to amortize bond premium, as the election will generally apply to other debt instruments acquired at a premium by a holder.



INTEREST RECEIVED ON QUIPS



     Under applicable Treasury regulations, stated interest on a debt instrument is generally not "qualified stated interest" and, therefore, will give rise to OID unless such interest is unconditionally payable in cash or in property (other than debt instruments of the issuer) at least annually at a single fixed rate. Interest is considered to be unconditionally payable only if reasonable legal remedies exist to compel timely payment or the debt instrument otherwise provides terms and conditions that make the likelihood of late payment or non-payment "remote".



     The Company has the right, at any time and from time to time during the term of the Junior Subordinated Debentures, to defer payments of interest by extending the interest payment period, provided that no Extension Period may extend beyond the QUIPS and Debenture Maturity Date. During any Extension Period, the Company may not take any of the prohibited actions set forth under "Description of the Units -- Description of the Junior Subordinated
Debentures -- Certain Covenants of the Company". The Company currently believes that the adverse impact that the imposition of such restrictions would have on the Company and on the value of its equity securities makes the likelihood of its exercising its right to defer payments of interest on the Junior Subordinated Debentures remote. Based on the foregoing, the Company believes that the Junior Subordinated Debentures should not be considered to have been issued with OID, and, accordingly, a holder should include in gross income such holder's allocable share of interest on the Junior Subordinated Debentures as it is paid or accrued, in accordance with the holder's normal method of tax accounting.

     If the Company were to exercise its right to defer payments of interest on the Junior Subordinated Debentures, the Junior Subordinated Debentures would be treated, solely for purposes of the OID rules, as being re-issued at such time with OID and the Junior Subordinated Debentures would be considered to have OID at all times thereafter. Under these rules, a holder of QUIPS would be required to include OID in income as ordinary income, on a current basis, over the period that the QUIPS were held, even though the Company would not make any actual cash payments during the Extension Period. The amount of OID includible in the taxable income of a holder of QUIPS would be determined on the basis of a constant yield method over the remaining term of the instruments, and the actual payment of stated interest on the Junior Subordinated Debentures would not be separately reported as taxable income. Any OID included in income would increase such holder's tax basis in the QUIPS, and actual payments would reduce such tax basis.


     Because income with respect to the QUIPS will constitute interest for U.S. Federal income tax purposes, corporate holders of Units will not be entitled to a dividends-received deduction in respect of such income.


CONTRACT FEES

     The holders of Units may be required to pay Contract Fees to the Company, or the Company may be required to pay Contract Fees to the holders of the Units, as specified in the final Prospectus for the offering made hereby.

     There is no authority for the treatment of the Contract Fees under current law. In the event that the Company is required to pay Contract Fees to holders, the Company intends to file information returns on the basis that the Contract Fees are ordinary income to holders for the taxable year of receipt. Because any Contract Fees received by a holder will not constitute dividends for U.S. federal income tax purposes, corporate holders will not be entitled to a dividends-received deduction as a result of receiving such fees. Holders should consult their own tax advisors concerning the treatment of the Contract Fees, including the possibility that the Contract Fees may not be treated as current income to holders, but would instead reduce a holder's basis in the Common Stock received upon exercise of the Purchase Contracts, by analogy to the treatment of rebates. In the event the Company is required to pay Contract Fees to holders, the Company does not intend to deduct the Contract Fees, because it views them as a cost of issuing the Common Stock. Contract Fees received by a regulated investment company should be treated as income derived with respect to the company's business of investing in stock and securities.


     In the event that holders are required to pay Contract Fees to the Company, it is unlikely that holders will be entitled to a current deduction in respect of such payments. As a result, although the amount of cash distributions made to holders in respect of the QUIPS will be reduced by the amount of Contract Fees payable to the Company, holders will nevertheless recognize ordinary income each quarter equal to the full amount of interest received or accrued with respect to the QUIPS held by such holder, without a corresponding deduction for payment of the Contract Fees. Payment of the Contract Fees by holders will, however, effectively increase the basis of the Common Stock received under the Purchase Contract. See "-- Purchase of Common Stock under the Purchase Contract" below.

RECEIPT OF JUNIOR SUBORDINATED DEBENTURES UPON LIQUIDATION OF THE TRUST

     If the Company exercises its right to liquidate the Trust and cause the Junior Subordinated Debentures to be distributed, on a pro rata basis, to holders of QUIPS (or to the Collateral Agent on behalf of such holders), such distribution, under current law, would not be taxable to such holders and each holder's aggregate tax basis in the Junior Subordinated Debentures would be equal to such holder's aggregate tax basis in the QUIPS. A holder's holding period for the Junior Subordinated Debentures would include the period during which the QUIPS were held by such holder.

EXERCISE OF THE CALL OPTION AND OWNERSHIP OF TREASURY SECURITIES

     Exercise of the Call Option will be a taxable event to holders of the Units. As a result, holders will recognize gain or loss equal to the difference between the amount realized from the exercise of the Call Option (less any amount attributable to accrued but unpaid interest) and the adjusted tax basis of the QUIPS. The amount realized from the exercise of the Call Option will equal the aggregate of the Call Premium and the fair market value of the Treasury Securities received.


     Assuming, however, that (a) the entire purchase price of a Unit is properly allocated to the QUIPS (see "-- Tax Basis of QUIPS" above), (b) the Purchase Price is equal to both the principal amount of the QUIPS and the principal amount of the Treasury Securities, and (c) the holder has not elected to amortize bond premium with respect to the QUIPS (see "-- Tax Basis of QUIPS" above), the holder generally will not recognize any significant gain or loss as a result of the exercise of the Call Option, because the amount realized upon exercise of the Call Option (which will include the Call Premium) will be approximately equal to the holder's basis in the QUIPS (which will likewise include the Call Premium). See "-- Tax Basis of QUIPS" above. Any net gain or loss attributable to the difference between the fair market value of the Treasury Securities and the principal amount of the QUIPS should in any event be effectively offset by net gain or loss recognized upon maturity of the Treasury Securities, as discussed immediately below.


     Any amount paid upon exercise of the call attributable to accrued but unpaid interest with respect to the QUIPS will be taxable as interest income.

     A holder who has made an election to amortize bond premium with respect to the QUIPS will generally recognize gain upon sale of the QUIPS pursuant to exercise of the Call Option in an amount equal to the excess of the amount realized by the holder from the sale of the QUIPS over the holder's adjusted tax basis in the QUIPS at such time. Except to the extent attributable to accrued but unpaid interest, any such gain will be capital gain, and will be long-term capital gain if the holder has held the QUIPS for more than one year.

     A holder's basis in the Treasury Securities received as a result of the exercise of the Call Option will be equal to the fair market value of such Treasury Securities, determined as of the Call Settlement Date. Except to the extent the Treasury Securities are "stripped" U.S. Treasury securities ("Stripped Treasury Securities"), the treatment of which is discussed in the immediately succeeding paragraph, (a) interest with respect to a holder's portion of the Treasury Securities will be taxable as ordinary income to such holder as it is received or accrued, in accordance with such holder's normal method of accounting for United States federal income tax purposes, and (b) any gain realized by a holder at maturity of the Treasury Securities will generally be treated as capital gain, unless the Treasury Securities are considered to have more than a "de minimis" amount of market discount.

     A holder will be required to treat a Stripped Treasury Security received by such holder as a bond that was originally issued on the date received by such holder. Stripped Treasury Securities (other than Stripped Treasury Securities with a remaining term of one year or less) will be considered to have original issue discount (OID) in an amount equal to the difference between the amount payable on such security and the holder's initial basis in such security (determined as described in the immediately preceding paragraph). As a result, a holder who receives a Stripped Treasury

Security (other than a Stripped Treasury Security with a remaining term of one year or less) will be required to include OID in income as ordinary income over the remaining term of such security and will increase its basis in the Stripped Treasury Security by the amount of OID included in income with respect to such security.

     Stripped Treasury Securities with a remaining term of one year or less ("Short-term Stripped Treasury Securities") generally should be considered to have "acquisition discount" in an amount equal to the difference between the principal amount of the Short-term Stripped Treasury Security and the taxpayer's basis in the Short-term Stripped Treasury Security. A holder (other than a holder on the accrual method of accounting or a holder who elects to accrue such acquisition discount into income over the remaining term of the Short-term Stripped Treasury Security) generally will recognize ordinary income upon maturity of the Short-term Stripped Treasury Security equal to the amount of such acquisition discount.

SALE OR DISPOSITION OF UNITS


     A holder will generally recognize gain or loss upon the sale or other disposition of Units. Such gain or loss will be separately calculated with respect to the QUIPS, Junior Subordinated Debentures, or Treasury Securities, as the case may be, and the related Purchase Contract comprising such Units by allocating the sum of any cash and the fair market value of any property received between the two components in proportion to their respective fair market values. The amount considered to be received by a holder with respect to the sale of the QUIPS or Junior Subordinated Debentures will include the value of the assumption of the holder's obligations under the Call Option, which, in the absence of any means of independent valuation, will likely be deemed to equal the amount of the Call Premium previously received by such holder. See
"-- Treatment of the Call Premium" above.


     The amount of gain or loss with respect to each component will equal the difference between the consideration so allocated to each component (reduced, in the case of the QUIPS, Junior Subordinated Debentures or Treasury Securities, by any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the holder's adjusted tax basis in the respective components. Any such gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder held the respective components for more than one year at the time of such sale or disposition.


     In general, application of the principles set out above should effectively cause holders to recognize gain or loss upon a sale or disposition of Units prior to the exercise or expiration of the Call Option in an amount equal to the difference between (a) the amount received from the sale of the Units and (b) the Purchase Price, increased by the amount of any Contract Fees paid to the Company and any accrued but unpaid OID on the QUIPS and decreased by (i) the amount of any Contract Fees received by the holder and not yet included in income and (ii) the amount of any amortization of bond premium.



SALE OR RETIREMENT OF QUIPS


     If the Call Option is not exercised by the Call Option Holder, a holder will recognize gain or loss on the sale or retirement of the QUIPS (including a sale pursuant to the exercise of a Junior Subordinated Debentures Put Option) in an amount equal to the difference between the amount realized on the sale or retirement of the QUIPS (less any amount attributable to accrued but unpaid interest, which will be taxable as ordinary income) and the holder's adjusted tax basis in the QUIPS at such time. Any gain or loss will be capital gain or loss and will be long-term capital gain or loss if the holder has held the QUIPS for more than one year.

PURCHASE OF COMMON STOCK UNDER THE PURCHASE CONTRACT


     Assuming that the initial basis of the Purchase Contract will be zero (see "-- Tax Basis in QUIPS" above), the tax basis of the Common Stock acquired under a Purchase Contract will equal the amount of cash paid to purchase such Common Stock (including cash applied by the Collateral Agent upon maturity of the Treasury Securities), increased by the amount of any Contract Fees paid by the holder (as discussed above under "-- Contract Fees") and decreased by (a) the amount of any Contract Fees received by the holder and not previously included in income and (b) the amount of any cash received in lieu of fractional shares of Common Stock. A holder will recognize capital gain or loss upon receipt of cash in lieu of fractional shares of Common Stock equal to the difference between the amount of cash received and the holder's basis in such fractional shares. A holder's holding period in the Common Stock purchased pursuant to the Purchase Contract will begin on the day after the purchase of such Common Stock.


OWNERSHIP OF COMMON STOCK ACQUIRED UNDER THE PURCHASE CONTRACT

     Assuming that the Company has current or accumulated earnings and profits at least equal to the amount of the dividends, a holder will include a dividend on the Common Stock in income when paid, and the dividend will be eligible for the dividends received deduction if received by an otherwise qualifying corporate holder which meets the holding period and other requirements for the dividends received deduction.

     Upon the sale, exchange or other disposition of Common Stock, the holder will recognize gain or loss equal to the difference between the holder's tax basis in the Common Stock and the amount realized on the disposition. The gain or loss will be capital gain or loss, and will be long-term capital gain or loss if the holder has held the stock for more than one year at the time of disposition.

ADJUSTMENT OF SETTLEMENT RATE

     Holders of Units might be treated as receiving a constructive distribution from the Company if (i) the Settlement Rate is adjusted and as a result of such adjustment, the proportionate interest of holders of Securities in the assets or earnings and profits of the Company is increased, and (ii) the adjustment is not made pursuant to a reasonable antidilution formula. An adjustment in the Settlement Rate would not be considered made pursuant to such a formula if the adjustment were made to compensate for certain taxable distributions with respect to Common Stock. Thus, under certain circumstances, an increase in the Settlement Rate is likely to be taxable to holder of Units as a dividend to the extent of the current or accumulated earnings and profits of the Company. Holders of Units would be required to include their allocable share of such constructive dividends in gross income but would not receive any cash related thereto.

                                  UNDERWRITING


     Subject to the terms and conditions of the Underwriting Agreement, (a) the Company has agreed to enter into the Purchase Contracts with each of the Underwriters named below (the "Underwriters") underlying the respective number of Units set forth opposite its name below, (b) the Company and the Trust have agreed to sell to each of the Underwriters the QUIPS underlying the respective number of Units set forth opposite its name below, and (c) each of such Underwriters has severally agreed to enter into such Purchase Contracts with the Company, purchase such QUIPS from the Company and the Trust, pledge under the Pledge Agreement such QUIPS and sell (on behalf of the initial investors in the Units) to the Call Option Holder the Call Options with respect to such Units:


                                                                                NUMBER
                                   UNDERWRITER                                 OF UNITS
    -------------------------------------------------------------------------  ---------
    Goldman, Sachs & Co. ....................................................
    Merrill Lynch, Pierce, Fenner & Smith Incorporated.......................
    Donaldson, Lufkin & Jenrette Securities Corporation......................
                                                                               ---------
              Total..........................................................  1,500,000
                                                                               =========

     Under the terms and conditions of the Underwriting Agreement, the Underwriters are committed to enter into Purchase Contracts, purchase and pledge QUIPS and sell Call Options with respect to all of the Units offered hereby, if any Purchase Contracts are entered into, QUIPS are taken and Call Options sold.


     The Underwriters propose to offer the Units in part directly to the public at the initial public offering price set forth on the cover page of this Prospectus and in part to certain securities dealers at such price less a
concession of $          per Unit. The Underwriters may allow, and such dealers
may reallow, a concession not in excess of $          per Unit to certain
brokers and dealers. After the Units are released for sale to the public, the offering price and other selling terms may from time to time be varied by the Underwriters.


     The Company and the Trust have granted the Underwriters an option exercisable for 30 days after the date of this Prospectus to enter into Purchase Contracts and purchase QUIPS underlying up to an aggregate of 225,000 additional Units solely to cover over-allotments, if any. If Purchase Contracts underlying any such additional Units are entered into and QUIPS are purchased, the Underwriters would pledge under the Pledge Agreement such QUIPS and would sell to the Call Option Holder the Call Options underlying such Units. If the Underwriters exercise their over-allotment option, each of the Underwriters has severally agreed, subject to certain conditions, to effect the foregoing transactions with respect to approximately the same percentage of such Units that the respective number of Units set forth opposite its name in the foregoing table bears to the 1,500,000 Units offered hereby.


     The Company has agreed, subject to certain exceptions, that during the period beginning from the date of this Prospectus and continuing to and including the date 180 days after the date of this Prospectus, it will not offer, sell, contract to sell or otherwise dispose of any Common Stock (other than pursuant to employee stock option or purchase plans existing, or on the conversion or exchange of convertible or exchangeable securities or the exercise of warrants outstanding, on the date of this Prospectus) or any securities of the Company which are substantially similar to the Common Stock, or which are convertible into or exchangeable for, or otherwise represent the right to receive, Common Stock or any such other securities, without the prior written consent of the Underwriters, except for shares of Common Stock offered in connection with the Offering and the Common Stock Offering and for shares of Common Stock or such other securities issued as consideration in future acquisitions as long as either the entity to which the Company is issuing consideration for such acquisitions or, in the case of consideration being paid to shareholders of the acquired entity, all of the executive officers, directors, other affiliates and shareholders owning 5% or more of the equity of the entity being acquired have agreed in writing to such 180-day restriction.

     The Units will be a new issue of securities with no established trading market. Application will be made to list the Units on the NYSE. The Underwriters have advised the Company that they intend to make a market in the Units, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Units.


     In connection with the Offering, the Underwriters may purchase and sell the Units or Common Stock in the open market. These transactions may include over-allotment and stabilizing transactions and purchases to cover short positions created by the Underwriters in connection with the Offering. Stabilizing transactions consist of certain bids or purchases for the purpose of preventing or retarding a decline in the market price of the Units or Common Stock, as applicable; and short positions created by the Underwriters involve the sale by the Underwriters of a greater number of Units than they are required to purchase from the Company and the Trust in the Offering. The Underwriters also may impose a penalty bid, whereby selling concessions allowed to broker-dealers in respect of the Units sold in the Offering may be reclaimed by the Underwriters if such Units are repurchased by the Underwriters in stabilizing or covering transactions. These activities may stabilize, maintain or otherwise affect the market price of the Units or the Common Stock, which may be higher than the price that might otherwise prevail in the open market, and these activities, if commenced, may be discontinued at any time. These transactions may be effected on the NYSE, in the over-the-counter market or otherwise.


     The Company and the Trust have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

                           VALIDITY OF THE SECURITIES

     The validity of the Units, the QUIPS, the Purchase Contracts, the Common Stock issuable upon settlement thereof, the Junior Subordinated Debentures and the Guarantee being offered hereby will be passed upon for the Company and the Trust by Weil, Gotshal & Manges LLP, New York, New York. The validity of the Purchase Contracts, the Common Stock issuable upon settlement thereof, the Junior Subordinated Debentures and the Guarantee being offered hereby will be passed upon for the Underwriters by Sullivan & Cromwell, New York, New York. Certain matters relating to United States Federal income tax considerations will be passed upon for the Company by Sullivan & Cromwell, special tax counsel to the Company.

                                    EXPERTS

     The consolidated financial statements and schedule of the Company appearing in the Company's Annual Report on Form 10-K for the year ended December 31, 1996, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedule are incorporated by reference in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

     With respect to the unaudited condensed consolidated interim financial information for the three-month periods ended March 31, 1997 and March 31, 1996, the three-month and six-month periods ended June 30, 1997 and June 30, 1996 and the three-month and nine-month periods ended September 30, 1997 and September 30, 1996, incorporated by reference in this Prospectus, Ernst & Young LLP have reported that they have applied limited procedures in accordance with professional standards for a review of such information. However, their separate reports, included in the Company's Quarterly Report on Form 10-Q for the quarters ended March 31, 1997, June 30, 1997 and September 30, 1997, and incorporated herein by reference, state that they did not audit and they do not express an opinion on that interim financial information. Accordingly, the degree of reliance on their reports on such information should be restricted considering the limited nature of the review procedures applied. The independent auditors are not subject to the liability provisions of Section 11 of the Securities Act for their report on the unaudited interim financial information because that report is not a "report" or a "part" of the Registration Statement prepared or certified by the auditors within the meanings of Sections 7 and 11 of the Securities Act.

                             INDEX OF DEFINED TERMS



                                                                                        PAGE
                                                                                        ----
Additional Sums.......................................................................   74
Administrators........................................................................   18
Aggregate Consideration Payable on Exercise of the Call Options.......................    6
Applicable Market Value...............................................................    5
Applicable Put Price..................................................................   75
Business Day..........................................................................   63
Call Option...........................................................................    5
Call Option Agreement.................................................................   54
Call Option Expiration Date...........................................................    6
Call Option Holder....................................................................    5
Call Premium..........................................................................   85
Closing Price.........................................................................   55
Collateral Agent......................................................................    6
Common Stock..........................................................................    i
Common Stock Offering.................................................................   10
Common Trust Securities...............................................................    8
Contract Fee Rate.....................................................................    5
Contract Fees.........................................................................    5
Debenture Event of Default............................................................   76
Debenture Trustee.....................................................................    9
Declaration...........................................................................    4
Delaware Trustee......................................................................   18
Depositary............................................................................   61
Direct Action.........................................................................   16
Direct Participants...................................................................   61
Distribution Date.....................................................................   66
Distributions.........................................................................   66
Effective Call Option Price...........................................................   75
Extension Period......................................................................   66
Final Put Date........................................................................   66
Final Redemption Price................................................................   66
Global Security Certificates..........................................................   61
Guarantee.............................................................................    9
Guarantee Payments....................................................................   80
Guarantee Trustee.....................................................................    9
Indenture.............................................................................    9
Indirect Participants.................................................................   61
Interest Payment Date.................................................................   73
Issuer Trustees.......................................................................    4
IRS...................................................................................   15
Junior Subordinated Debenture.........................................................    8
Junior Subordinated Debenture Put Option..............................................   75
Like Amount...........................................................................   66
Liquidation Distribution..............................................................   67
Master Unit Agreement.................................................................   54
OID...................................................................................   15

                                                                                        PAGE
                                                                                        ----
Participants..........................................................................   61
Paying Agent..........................................................................   72
Pledge Agreement......................................................................   54
Pledged Securities....................................................................    6
Principal Agreements..................................................................   54
Property Account......................................................................   19
Property Trustee......................................................................   18
Purchase Contract.....................................................................    5
Purchase Price........................................................................   85
Put Agent.............................................................................   67
Put Dates.............................................................................   66
Quarterly Payment Dates...............................................................    4
QUIPS.................................................................................    5
QUIPS and Debenture Maturity Date.....................................................    8
QUIPS Distribution Rate...............................................................    8
QUIPS Liquidation Amount..............................................................    8
Senior Indebtedness...................................................................   79
Settlement Rate.......................................................................    4
Short-term Stripped Treasury Securities...............................................   89
Sponsor...............................................................................    4
Stated Amount.........................................................................    4
Stock Purchase Date...................................................................    4
Stripped Treasury Securities..........................................................   88
Successor Securities..................................................................   70
Surplus Debentures....................................................................   48
Tax Allocation Agreement..............................................................   13
Tax Event.............................................................................   74
Threshold Appreciation Price..........................................................    5
Trading Day...........................................................................   55
Treasury Securities...................................................................    6
Trust.................................................................................    4
Trust Indenture Act...................................................................    4
Trust Securities......................................................................    8
Underwriters..........................................................................    7
Unit Agent............................................................................   54
Unit..................................................................................    7

=======================================================
  NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES OR AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THE TRUST SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.
                            ------------------------
                               TABLE OF CONTENTS


                                         PAGE
                                         ----
Forward-looking Statements.............    i
Available Information..................   ii
Incorporation of Certain Documents by
  Reference............................  iii
Prospectus Summary.....................    1
Risk Factors...........................   13
The Trust..............................   18
Use of Proceeds........................   19
Ratio of Earnings to Fixed Charges.....   19
Price Range of Common Stock and
  Dividends............................   20
Capitalization.........................   21
Accounting Treatment...................   22
Selected Consolidated Financial Data...   23
Recent Developments....................   25
Management's Discussion and Analysis of
  Financial Condition and Results of
  Operations...........................   28
Business...............................   37
Management.............................   51
Description of the Units...............   53
Certain Federal Income Tax
  Consequences.........................   85
Underwriting...........................   91
Validity of the Securities.............   92
Experts................................   92
Index of Defined Terms.................   93


=======================================================
=======================================================


                                1,500,000 UNITS



                              LIFE RE CORPORATION



                            LIFE RE CAPITAL TRUST II



                             % ADJUSTABLE CONVERSION-RATE

                             EQUITY SECURITY UNITS

                            ------------------------

                           [LIFE RE CORPORATION LOGO]

                            ------------------------

                              GOLDMAN, SACHS & CO.

                              MERRILL LYNCH & CO.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

=======================================================

                                    PART II

                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the offering of the Common Stock being registered hereby. All amounts shown are estimates, except the Securities and Exchange Commission registration fee and the New York Stock Exchange listing fee.

    Securities and Exchange Commission registration fee.......................  $67,681
    New York Stock Exchange listing fee.......................................        *
    Legal fees and expenses...................................................        *
    Accounting fees and expenses..............................................        *
    Printing and engraving expenses...........................................        *
    Rating agencies' fees.....................................................        *
    Miscellaneous.............................................................        *
                                                                                -------
      Total...................................................................  $     *
                                                                                =======

---------------
* To be filed by amendment.

ITEM 15.  INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     Life Re Corporation is a Delaware corporation. Reference is made to Section 145 of the Delaware General Corporation Law ("DGCL"), which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of such corporation), by reason of the fact that such person is or was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as an officer, director, employee, or agent of another corporation, partnership, joint venture, trust, or other enterprise. The indemnity may include expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding provided such officer, director, employee, or agent acted in good faith and in a manner he or she reasonably believed to be in or not opposed to the corporation's best interest and, with respect to criminal proceedings, had no reasonable cause to believe that his or her conduct was unlawful. Section 145 of the DGCL provides further that a Delaware corporation may indemnify officers, directors, employees, or agents of the corporation in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer, director, employee, or agent is adjudged to be liable to the corporation. Where an officer, director, employee, or agent is successful on the merits or otherwise in the defense of any action referred to above or any claim therein, the corporation must indemnify him or her against the expenses that such person actually and reasonably incurred.

     Article Ten of the Company's Restated Certificate of Incorporation provides that directors shall not be personally liable for monetary damages to the Company or its stockholders for breach of fiduciary duty as directors, except to the extent not permitted under the DGCL. Article Ten further stipulates that if the DGCL is amended to authorize corporate action further eliminating or limiting the personal liabilities of directors, then (without further actions by the stockholders of the Company) the liability of the directors of the Company shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended from time to time. Article VIII of the By-laws of the Company provides for the indemnification of any person (i) who is a party to or is threatened to be made a party to or otherwise involved in any proceeding (other than a proceeding by or in the right of the Company to procure a judgement for the Company), by reason of the fact that such person is or was a director or officer of the Company, provided that such person acted in good faith and in a manner that he reasonably believed to be or not opposed to the best interests of the Company and, in the case of a criminal proceeding, also had no cause to believe that his conduct was unlawful or (ii) who is a party to or is threatened to be made a party to or otherwise involved in any proceeding by or in the right of the Company to procure a judgement in favor of the Company, by reason of the fact that such person is or was a director or officer of the Company, if such person acted in good faith and in a manner that he reasonably believed to be in the best interests of the Company; provided, however, that no indemnification for expenses shall be made in respect to any claim, issue or matter pursuant to clause (ii) which such person shall have been adjudged to be liable to the Company unless the Delaware Court of Chancery or any court in which such proceeding was brought or appealed shall determine upon application that, despite the adjudication of liability but in view of the circumstances of the case, such person is fairly and reasonably entitled to indemnification for expenses as such court shall deem proper. Such indemnity shall be to the fullest extent required or permitted under the laws of the State of Delaware.

     In addition, the Company has entered into certain employment and severance agreements with certain members of its senior management which include provisions for the indemnification by the Company of each of them to the full extent permitted by the DGCL. In that connection, the Company also agreed to maintain director and officer liability insurance policies (the "Insurance") covering such management employees. Such Insurance also covers those directors of the Company who are not also employees of the Company.

     The Declaration of Trust for Life Re Capital Trust II (the "Trust") provides that no Issuer Trustee or any of its Affiliates, or any officer, director, shareholder, member, partner, employee, representative, custodian, nominee or agent of any Issuer Trustee (each an "Fiduciary Indemnified Person"), and no Administrator, Affiliate of any Administrator, or any officer, director, shareholder, member, partner, employee, representative or agent of any Regular Trustee or any Affiliate thereof, or any employee or agent of the Trust or any of its Affiliates (each a "Company Indemnified Person") shall be liable, responsible or accountable in damages or otherwise to the Trust or any officer, director, shareholder, partner, member, representative, employee or agent of the Trust or its Affiliates or to any holder of preferred securities for any loss, damage or claim incurred by reason of any act or omission performed or omitted by such Fiduciary Indemnified Person or Company Indemnified Person in good faith on behalf of the Trust and in a manner such Fiduciary Indemnified Person or Company Indemnified Person reasonably believed to be within the scope of the authority conferred on such Fiduciary Indemnified Person or Company Indemnified Person by such Declaration or by law, except that a Fiduciary Indemnified Person or Company Indemnified Person shall be liable for any such loss, damage or claim incurred by reason of such Fiduciary Indemnified Person's or Company Indemnified Person's gross negligence or willful misconduct with respect to such acts or omissions.

     The Declaration of Trust for the Trust also provides that to the full extent permitted by law, the Company shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of any such Trust) by reason of the fact that he is or was a Company Indemnified Person against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Trust, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person's conduct was unlawful. The Declaration of Trust also provides that to the full extent permitted by law, the Company shall indemnify any Company Indemnified Person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of any such trust to procure a judgment in its favor by reason of the fact that such person is or was a Company Indemnified Person against expenses (including attorneys' fees) actually and reasonably incurred by such person in connection with the defense or settlement of such action or suit if such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of any such trust and except that no such indemnification shall be made in respect of any claim, issue or matter as to which such Company Indemnified Person shall have been adjudged to be liable to any such trust unless and only to the extent that the Court of Chancery of Delaware or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which such Court of Chancery or such other court shall deem proper. The Declaration of Trust further provides that expenses (including attorneys' fees) incurred by a Company Indemnified Person in defending a civil, criminal, administrative or investigative action, suit or proceeding referred to in the immediately preceding two sentences shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such Company Indemnified Person to repay such amount if it shall ultimately be determined that such person is not entitled to be indemnified by the Company as authorized in any such Declaration.

     The Declaration of Trust also provides that the Company shall indemnify each Fiduciary Indemnified Person against any loss, liability or expense incurred without negligence or bad faith on its part, arising out of or in connection with the acceptance or administration of the trust or trusts under any such Trust, including the costs and expenses (including reasonable legal fees and expenses) of defending itself against or investigating any claim or liability in connection with the exercise or performance of any of its powers or duties thereunder.

ITEM 16.  EXHIBITS.


EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBIT
------   -----------------------------------------------------------------------------------
  1.1    Form of Underwriting Agreement with respect to the Units.**
  4.1    Restated Articles of Incorporation of Life Re Corporation, dated November 13,
         1997.*
  4.2    By-laws of Life Re Corporation, dated August 5, 1992.*
  4.3    Certificate of Trust of Life Re Capital Trust II.
  4.4    Declaration of Trust of Life Re Capital Trust II.
  4.5    Form of Amended and Restated Declaration of Trust of Life Re Capital Trust II.**
  4.6    Form of Quarterly Income Preferred Security of Life Re Capital Trust II.**
  4.7    Form of Indenture between Life Re Corporation and The Bank of New York, as Trustee,
         pursuant to which the Junior Subordinated Debentures are to be issued.**
  4.8    Form of Junior Subordinated Debenture.**
  4.9    Form of Guarantee Agreement with respect to the QUIPS.**
 4.10    Specimen Common Stock Certificate of Life Re Corporation.***
 4.11    Form of Supplemental Indenture to Indenture to be used in connection with issuance of Junior Subordinated Debentures related to the Units.**
 4.12    Form of Master Unit Agreement.**
 4.13    Form of Pledge Agreement.**
  5.1    Opinion of Weil, Gotshal & Manges LLP.**
  8.1    Tax opinion of Sullivan & Cromwell.**
 12.1    Computation of Ratios of Earnings to Fixed Charges.
 15.1    Letter re unaudited interim financial information.****
 23.1    Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
 23.2    Consent of Ernst & Young LLP.****
 23.3    Consent of Sullivan & Cromwell (included in Exhibit 8.1 hereto).
 25.1    Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.**

EXHIBIT
NUMBER                                 DESCRIPTION OF EXHIBIT
------   -----------------------------------------------------------------------------------
 25.2    Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York (Delaware), as Delaware Trustee under the
         Declaration of Trust of Life Re Capital Trust II.**
 25.3    Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Declaration of
         Trust of Life Re Capital Trust II.**


---------------
    * Incorporated herein by reference to Exhibits 3.1 and 3.2 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 of Life Re Corporation (File No. 1-1134).

  ** To be filed by amendment.

 *** Incorporated herein by reference to Exhibit 4.1 of the Company's
     Registration Statement as Form S-1 (File No. 33-50556).


**** Previously filed.


ITEM 17.  UNDERTAKINGS.

     (a) The undersigned Registrants hereby undertake that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (b) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrants pursuant to the provisions under Item 15 above, or otherwise, each of the Registrants has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrants of expenses incurred or paid by a director, officer or controlling person of the Registrants in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrants will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

     (c) The undersigned Registrants hereby undertake that (1) for purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act of 1933 shall be deemed to be part of this Registration Statement as of the time it was declared effective; and (2) for the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on February 18, 1998.


                                          LIFE RE CORPORATION

                                          By: /s/ RODNEY A. HAWES, JR.
                                            ------------------------------------
                                          Name: Rodney A. Hawes, Jr.
                                          Title: Chairman of the Board and
                                             Chief Executive Officer

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed below by the following persons in the capacities and on the dates indicated.


                SIGNATURE                               TITLE                      DATE
------------------------------------------  ------------------------------  ------------------


         /s/ RODNEY A. HAWES, JR.           Chairman of the Board, Chief    February 18, 1998
------------------------------------------    Executive Officer, Office of
           Rodney A Hawes, Jr.                the Chairman and Director
                                              (principal executive
                                              officer)

          /s/ DOUGLAS M. SCHAIR             Vice Chairman of the Board,     February 18, 1998
------------------------------------------    Chief Investment Officer,
            Douglas M. Schair                 Office of the Chairman and
                                              Director

          /s/ JACQUES E. DUBOIS             President, Chief Operating      February 18, 1998
------------------------------------------    Officer, Office of the
            Jacques E. Dubois                 Chairman and Director

           /s/ CHRIS C. STROUP              Executive Vice President,       February 18, 1998
------------------------------------------    Chief Financial Officer and
             Chris C. Stroup                  Director (principal
                                              accounting officer and
                                              principal financial officer)

          /s/ SAMUEL V. FILOROMO            Vice President -- Operations    February 18, 1998
------------------------------------------    and Director
            Samuel V. Filoromo

        /s/ CAROLYN K. MCCANDLESS           Director                        February 18, 1998
------------------------------------------
          Carolyn K. McCandless

           /s/ K. FRED SKOUSEN              Director                        February 18, 1998
------------------------------------------
             K. Fred Skousen

       /s/ T. BOWRING WOODBURY, II          Director                        February 18, 1998
------------------------------------------
         T. Bowring Woodbury, II

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Life Re Capital Trust II certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Stamford, State of Connecticut, on February 18, 1998.


                                          LIFE RE CORPORATION,
                                          as Depositor

                                          By: /s/ W. WELDON WILSON
                                            ------------------------------------
                                          Name: W. Weldon Wilson
                                          Title: Vice President, General Counsel
                                                 and
                                             Secretary

                                 EXHIBIT INDEX


EXHIBIT
  NO.
-------
 1.1      Form of Underwriting Agreement with respect to the Units.**
 4.1      Restated Articles of Incorporation of Life Re Corporation, dated November 13, 1997.*
 4.2      By-laws of Life Re Corporation, dated August 5, 1992.*
 4.3      Certificate of Trust of Life Re Capital Trust II.
 4.4      Declaration of Trust of Life Re Capital Trust II.
 4.5      Form of Amended and Restated Declaration of Trust of Life Re Capital Trust II.**
 4.6      Form of Quarterly Income Preferred Security of Life Re Capital Trust II.**
 4.7      Form of Indenture between Life Re Corporation and The Bank of New York, as Trustee,
          pursuant to which the Junior Subordinated Debentures are to be issued.**
 4.8      Form of Junior Subordinated Debenture.**
 4.9      Form of Guarantee Agreement with respect to the QUIPS.**
 4.10     Specimen Common Stock Certificate of Life Re Corporation.***
 4.11     Form of Supplemental Indenture to Indenture to be used in connection with issuance of
          Junior Subordinated Debentures related to the Units.**
 4.12     Form of Master Unit Agreement.**
 4.13     Form of Pledge Agreement.**
 5.1      Opinion of Weil, Gotshal & Manges LLP.**
 8.1      Opinion of Sullivan & Cromwell.**
12.1      Computation of Ratios of Earnings to Fixed Charges.
15.1      Letter re unaudited interim financial information.****
23.1      Consent of Weil, Gotshal & Manges LLP (included in Exhibit 5.1 hereto).
23.2      Consent of Ernst & Young LLP.****
23.3      Consent of Sullivan & Cromwell (included in Exhibit 8.1 hereto).
25.1      Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Trustee under the Indenture.**
25.2      Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York (Delaware), as Delaware Trustee under the
          Declaration of Trust of Life Re Capital Trust II.**
25.3      Statement of Eligibility on Form T-1 under the Trust Indenture Act of 1939, as amended, of The Bank of New York, as Property Trustee under the Declaration of Trust of Life Re Capital Trust II.**


---------------
    * Incorporated herein by reference to exhibits 3.1 and 3.2 to the Quarterly Report on Form 10-Q for the quarterly period ended September 30, 1997 of Life Re Corporation (File No. 1-1134).

  ** To be filed by amendment.

 *** Incorporated herein by reference to Exhibit 4.1 of the Company's
     Registration Statement as Form S-1 (File No. 33-50556).


**** Previously filed.